UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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EMC Corporation April 30, 2015 Hopkinton, Massachusetts	Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

March 20, 2015

Dear Shareholder:

We cordially invite you to attend our 2015 Annual Meeting of Shareholders, which will be held on Thursday, April 30, 2015, at 10:00 a.m., E.D.T., at EMC’s facility at 176 South Street, Hopkinton, Massachusetts.

At the meeting you will vote on a number of important matters. You should carefully read the attached Proxy Statement which contains detailed information about each proposal.

If you plan to join us at the meeting, please register at www.emc.com/annualmeeting2015.

Following completion of the scheduled business, we will report on EMC’s operations. Your Board of Directors and officers of EMC will then be available to answer questions and speak with you. We hope that you will be able to join us on April 30th.

Very truly yours,

JOSEPH M. TUCCI
Chairman and Chief Executive Officer

March 20, 2015

Dear fellow shareholders:

It is my privilege to begin serving as independent Lead Director of the EMC Board of Directors. This extremely accomplished and engaged group of individuals, with experience relevant to our business, is committed to executing its governance responsibilities and providing appropriate oversight of the Company’s operations and long-term strategy with the highest level of independence and transparency.

Careful attention to Board composition is an important part of our role. Over the years, the Board has spent significant time considering its membership both as part of our annual self-evaluation process and at other times of the year as the needs of the Board and EMC have changed. This year, we clarified our list of criteria for director candidates to state explicitly our commitment to actively identify and recruit diverse candidates, including women and minority candidates. While this has been part of our search process for years, we believe adding the strong, active language to the Governance Committee’s charter signals the Board’s seriousness about this important matter. This past January, we were also pleased to welcome José E. Almeida and Donald J. Carty to the Board - two well-respected, experienced individuals who will bring a fresh perspective to the Board and management. And, we refreshed several committee roles and committee chairs.

Let me extend my heartfelt thanks to Gail Deegan who will not be standing for re-election this year. Gail has been an outstanding and dedicated member of the Board. She served nine years as Chair of our Audit Committee and two years as Chair of our Corporate Governance and Nominating Committee. Her considerable financial expertise, commitment to the highest standards of governance and transparency, and advocacy for EMC have provided tremendous value to the Board and made EMC a better company.

As Lead Director, one of my responsibilities is to help the Board assess its leadership structure and to effectuate good governance. Let me assure you that the Board is focused on providing the right structure at the right time for the Company, and we undertake serious and deliberate consideration of the matter anew each year. As discussed more fully in the attached Proxy Statement, the Board believes the current arrangement with Joe Tucci serving as our Chairman and CEO best serves the interests of EMC shareholders and the Company at this time.

Balancing the various interests of the Company’s stakeholders is another important focus for the Board. This year, the Board had the opportunity to speak with and hear directly from shareholders, customers, partners and EMC employees on a number of different topics. We appreciate the honest feedback, the open exchange of ideas, and the opportunity to learn from one another. We are a Board that welcomes and values dialogue with our stakeholders.

I look forward to working with the Chairman and my fellow Board members as we continue to focus on creating sustained shareholder value.

Sincerely,
WILLIAM D. GREEN
Independent Lead Director

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

March 20, 2015

To the Shareholders:

The Annual Meeting of Shareholders of EMC Corporation, a Massachusetts corporation, will be held at EMC’s facility at 176 South Street, Hopkinton, Massachusetts, on Thursday, April 30, 2015, at 10:00 a.m., E.D.T., for the following purposes:

1.	Election of the twelve director nominees listed in the attached Proxy Statement to the Board of Directors.

2.
Ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as EMC’s independent auditors for the fiscal year ending December 31, 2015, as described in the attached Proxy Statement.

3.	Advisory approval of our executive compensation, as described in the attached Proxy Statement.

4.	Approval of the EMC Corporation Amended and Restated 2003 Stock Plan, as described in the attached Proxy Statement.

5.	Act upon one shareholder proposal, if properly presented, as described in the attached Proxy Statement.

In addition, we will consider any and all other business that may properly come before the meeting or any adjournments or postponements of the meeting.

All shareholders of record at the close of business on February 27, 2015 are entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting. We will begin distributing these proxy materials to shareholders on or about March 20, 2015.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Annual Meeting and Voting” beginning on page 100 of the attached Proxy Statement.

EMC’s Annual Report on Form 10-K for 2014 accompanies this Notice.

By order of the Board of Directors
PAUL T. DACIER
Executive Vice President,
General Counsel and Assistant Secretary

March 20, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 30, 2015: The Annual Report on Form 10-K for 2014 and 2015 Proxy Statement are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the meeting, please vote as soon as possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares on proposals 1, 3, 4 or 5 unless they receive specific instructions from you.  We strongly encourage you to vote.

We encourage you to vote by Internet.  It is convenient for you and saves us significant postage and processing costs. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Annual Meeting and Voting” beginning on page 100 of the attached Proxy Statement.

We have been advised that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to be escheated to the state in which the shareholder was last known to reside. One way you can ensure your account is active is to vote your shares.

TABLE OF CONTENTS

Summary Information	1
Proposals	6
Election of Directors	6
Ratification of Selection of Independent Auditors	23
Advisory Approval of Executive Compensation	25
Approval of the EMC Corporation Amended and Restated 2003 Stock Plan	26
Shareholder Proposal	34
Corporate Governance	38
Board Leadership Structure	38
Risk Oversight	40
Succession Planning	41
Annual Election of Directors	42
Majority Vote for Directors	42
Executive Sessions of Directors	43
Shareholder Engagement	43
Communications with the Board	44
Director Orientation and Continuing Education	45
Director Stock Ownership Guidelines	45
Sustainability	45
Political Contributions	46
Simple Majority Vote	46
Board Committees	47
Security Ownership of Certain Beneficial Owners and Management	51
Equity Compensation Plan Information	52
Leadership and Compensation Committee Report	53
Compensation Discussion and Analysis	54
Executive Summary	54
Named Executive Officers	59
EMC’s Executive Compensation Program	59
Compensation of Executive Officers	77
Summary Compensation Table	77
Grants of Plan-Based Awards	80
Outstanding Equity Awards at Fiscal Year-End	82
Option Exercises and Stock Vested	85
Pension Benefits	85

Nonqualified Deferred Compensation	85
Potential Payments upon Termination or Change in Control	86
Director Compensation	92
Review and Approval of Transactions with Related Persons	95
Certain Transactions	95
Audit Committee Report	96
Rule 14a-8 Shareholder Proposals for EMC’s 2016 Proxy Statement	98
Business and Nominations for EMC’s 2016 Annual Meeting	98
Section 16(a) Beneficial Ownership Reporting Compliance	98
Householding	99
Questions and Answers About the Annual Meeting and Voting	100

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements, within the meaning of the Federal securities laws, about our business and prospects. The forward-looking statements do not include the potential impact of any mergers, acquisitions, divestitures, securities offerings or business combinations that may be announced or closed after the date hereof. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “plans,” “intends,” “expects,” “goals” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Our future results may differ materially from our past results and from those projected in the forward-looking statements due to various uncertainties and risks, including, but not limited to, those described in Item 1A of Part I (Risk Factors) of our Annual Report on Form 10-K for 2014. The forward-looking statements speak only as of the date of this Proxy Statement and undue reliance should not be placed on these statements. We disclaim any obligation to update any forward-looking statements contained herein after the date of this Proxy Statement.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the entire Proxy Statement.

Annual Meeting of Shareholders

• Date and Time:	April 30, 2015 at 10:00 a.m., E.D.T.
• Place:	EMC Corporation 176 South Street, Hopkinton, MA 01748
• Record Date:	February 27, 2015
• Attendance:
All shareholders may attend the meeting. If you plan to join us at the meeting, please go to www.emc.com/annualmeeting2015 to complete the registration form. The deadline for registration is April 23, 2015. All shareholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport, and will be subject to security screenings. Check-in will begin at 9:00 a.m.

• Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and each of the other proposals.

Vote by Internet	Vote by Mobile Device	Vote by Telephone	Vote by Mail	Vote In Person
Go to www.proxyvote.com and enter the 12 digit control number provided on your proxy card or voting instruction form.	Scan this QR code to vote with your mobile device. You will need the 12 digit control number provided on your proxy card or voting instruction form.	Call 1-800-690-6903 or the number on your proxy card or voting instruction form. You will need the 12 digit control number provided on your proxy card or voting instruction form.	Complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.	See the instructions above regarding attendance at the Annual Meeting.
We encourage you to vote by Internet. It is convenient for you and saves us significant postage and processing costs. If you previously elected to access the 2015 Proxy Statement and Annual Report on Form 10-K for 2014 electronically, you must vote your proxy over the Internet. Otherwise, you may vote your shares via the other methods described above.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of twelve directors	FOR EACH NOMINEE	6
Ratification of selection of PricewaterhouseCoopers LLP as our independent auditors	FOR	23
Advisory approval of our executive compensation	FOR	25
Approval of the EMC Corporation Amended and Restated 2003 Stock Plan	FOR	26
Shareholder proposal	AGAINST	34

Summary Information (continued)

Director Nominees

We are asking you to vote “for” all of the director nominees listed below. All directors attended at least 75% of the Board meetings and committee meetings which were held during the period in which he or she was a director of EMC and in which he or she was a member of such committee. Set forth below is summary information about each director nominee.

Nominee and Principal Occupation	Age	Director Since	Independent	Current Committee Membership
José E. Almeida Former Chairman, President and Chief Executive Officer of Covidien plc	52	2015	✓	• Finance • Leadership and Compensation
Michael W. Brown Former Vice President and Chief Financial Officer of Microsoft Corporation	69	2005	✓	• Audit • Finance (chair)
Donald J. Carty Private Investor	68	2015	✓	• Corporate Governance and Nominating
Randolph L. Cowen Former co-Chief Administrative Officer of The Goldman Sachs Group, Inc.	64	2009	✓	• Leadership and Compensation (chair) • Mergers and Acquisitions
James S. DiStasio Former Senior Vice Chairman and Americas Chief Operating Officer of Ernst & Young LLP	67	2010	✓	• Audit (chair) • Corporate Governance and Nominating
John R. Egan Managing Partner and General Partner of Egan Managed Capital	57	1992		• Finance • Mergers and Acquisitions (chair)
William D. Green Former Chairman of Accenture plc	61	2013	✓	• Leadership and Compensation • Mergers and Acquisitions
Edmund F. Kelly Former Chairman of Liberty Mutual Group	69	2007	✓	• Finance
Jami Miscik President and Vice Chairman of Kissinger Associates, Inc.	56	2012	✓	• Corporate Governance and Nominating (chair)
Paul Sagan Executive In Residence (XIR) of General Catalyst Partners	56	2007	✓	• Leadership and Compensation
David N. Strohm Venture Partner of Greylock Partners	66	2003	✓	• Corporate Governance and Nominating • Mergers and Acquisitions
Joseph M. Tucci Chairman and Chief Executive Officer of EMC Corporation	67	2001		• Finance • Mergers and Acquisitions

Corporate Governance Highlights

✓ Substantial majority of independent directors (10 of 12 nominees)
✓ Annual election of directors
✓ Majority vote for directors
✓ Independent Lead Director
✓ Annual review of Board leadership structure
✓ Board oversight of risk management
✓ Succession planning at all levels, including for
directors and CEO
✓ Commitment to Board diversity

✓ Long-standing shareholder engagement program
✓ Annual Board, committee and director evaluations
✓ Executive sessions of non-management directors and independent directors
✓ Continuing director education
✓ Executive and director stock ownership guidelines
✓ No supermajority voting requirements
✓ Board oversight of sustainability program
✓ Board oversight and disclosure of political spending

Summary Information (continued)

Auditors

As a matter of good corporate governance, we are asking you to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for 2015. The following table summarizes the fees PwC billed us for 2014 and 2013. The Audit Committee pre-approved all audit, review and attest services performed by PwC.

	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)
2014	9,092,340	235,485	2,857,106	187,000
2013	8,745,311	418,342	2,453,392	—

Business Strategy

The evolution of the IT marketplace, driven by the adoption of mobile devices, cloud computing, Big Data and social networking, continues to have a profound impact on enterprises and the way people work and live. EMC’s strategy is to enable enterprises to modernize their client/server-based infrastructures and applications while helping them to build new infrastructures and applications that take advantage of next generation opportunities in the cloud/mobile era of computing.

EMC is executing this strategy through our Federation business model, which includes three distinct businesses: EMC Information Infrastructure, Pivotal Software and VMware Virtual Infrastructure (the “Federation”), which are strategically aligned to provide benefits for customers and partners. Under this Federation model, each business operates freely and independently to build its own ecosystem. Customers have the ability to choose from a selection of the very best technology solutions, free from vendor lock-in. We believe this model creates a competitive advantage by ensuring tight integration of solutions for customers who prefer an integrated solution, and at the same time by allowing us to provide the best-of-breed offerings on a standalone basis for customers who prefer maximum flexibility in vendor and deployment options.

EMC stands at the forefront of the IT industry with a leading portfolio of products, services and solutions that provide a strong position from which to compete in the client/server-based platform of IT, which will continue to support the majority of enterprise workloads for several years to come; leading-edge technologies and products for the new cloud/mobile platform of IT; and powerful capabilities to help enterprises bridge the two.

Advisory Approval of our Executive Compensation

The Leadership and Compensation Committee (the “Compensation Committee”) approved an executive compensation program for 2014 that implemented our pay-for-performance philosophy, with the following enhancements:

•	Introduced a long-term equity incentive plan;

•	Added a relative TSR metric; and

•	Simplified the equity program by using fewer types of equity awards.

Since our financial and total shareholder return results fell below applicable incentive plan targets and the Named Executive Officers failed to achieve all of their respective strategic and operational goals, cash bonuses and performance equity awards paid out or vested below target.

The following cash bonuses were paid:

•	93.7% of target was paid out under the 2014 Corporate Incentive Plan; and

•	82% to 93% of target was paid out under the 2014 Executive Management By Objectives Plan (the “Executive MBO”).

Summary Information (continued)

The following performance equity awards vested:

•	38.7% of the 2012 Leadership Development and Performance Award became eligible to vest; and

•	50% of the 201l LTIP stock units became eligible to vest.

Below is a summary of the Named Executive Officers’ 2013 and 2014 compensation as set forth in the Summary Compensation Table:

Name	Year	Salary ($)	Cash Incentive Compensation ($)	Equity Awards ($)	All Other Compensation ($)	Total ($)
Joseph M. Tucci	2014	1,000,000	1,307,021	8,415,112	481,186	11,203,318
	2013	1,000,000	1,260,058	10,076,821	309,079	12,645,957
David I. Goulden	2014	850,000	1,075,513	8,415,112	190,632	10,531,257
	2013	850,000	1,006,296	6,453,659	122,621	8,432,576
Zane C. Rowe	2014	167,308	174,686	6,000,019	54,350	6,696,362
Howard D. Elias	2014	750,000	746,183	5,259,464	178,839	6,934,486
	2013	750,000	700,032	4,444,834	136,194	6,031,061
Jeremy Burton	2014	768,750	717,035	5,259,464	158,236	6,903,485
	2013	675,000	590,652	4,117,680	92,886	5,476,218
William F. Scannell	2014	700,000	699,546	5,259,464	172,271	6,831,281
	2013	700,000	656,280	4,444,834	108,412	5,909,526

For more information, please see the Summary Compensation Table, and the accompanying compensation tables, beginning on page 77 of this Proxy Statement.

Other Compensation Practices

What We Do
✓ Pay-for-performance
✓ Maintain “double trigger” change in control agreements
✓ Maintain a clawback policy applicable to all employees for cash and equity incentive compensation
✓ Compensation Committee oversees risks associated with compensation policies and practices
✓ Compensation Committee retains an independent compensation consultant
What We Do Not Do ✗ No hedging or pledging of Company stock ✗ No excessive perquisites for executives ✗ No pension or SERP benefits for executives ✗ No excise tax gross-ups

Amended and Restated 2003 Stock Plan

Equity is a key component of our compensation program. Equity awards encourage employee loyalty to EMC and align employee interests with those of EMC shareholders. The 2003 Stock Plan allows us to provide our key employees, consultants, advisors and non-employee directors with equity incentives that are competitive with those of companies with which EMC competes for talent.

We are asking you to approve an amendment and restatement of the 2003 Stock Plan which would, among other things, increase the number of shares of common stock available for grant under the plan by 40 million shares. Some benefits and key features of the plan include:

Summary Information (continued)

● Dividend equivalents subject to the same vesting restrictions as the underlying stock awards ● Clawback provision ● Minimum vesting periods on stock awards	● No recycling of shares or “liberal share counting” practices ● No repricing of stock options without prior shareholder approval ● No discounted stock options

2016 Annual Meeting

•	Deadline for shareholder proposals for inclusion in the proxy statement: November 21, 2015

•	Deadline for business and nominations for director: December 27, 2015 - January 26, 2016

PROPOSAL 1 - ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW

Under EMC’s Bylaws, the Board of Directors may determine the total number of directors to be elected at any annual meeting of shareholders or special meeting in lieu of an annual meeting. On the recommendation of the Corporate Governance and Nominating Committee (the “Governance Committee”), the Board of Directors has nominated the 12 people named below for election as directors at this Annual Meeting, each to serve for a one‑year term or until the director’s successor is elected and qualified.

Director and Nominee Experience and Qualifications

Board Membership Criteria

The Board believes that its members, collectively, should possess diverse and complementary skills and experience in order to oversee our business and evaluate management strategy effectively. In addition, the Board believes that each director should possess certain attributes, as reflected in the Board’s membership criteria described below. Accordingly, the Board and the Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and dynamics and EMC’s current and future needs.

The Governance Committee is responsible for reviewing, assessing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Governance Committee’s charter, include judgment, integrity, diversity, prior experience, the interplay of the nominee’s experience with the experience of other Board members, the extent to which the nominee would be desirable as a member of any committees of the Board, and the candidate’s willingness to devote substantial time and effort to Board responsibilities. The Governance Committee also considers service on other public company boards as this provides directors with a deeper understanding of the role and responsibilities of boards and insight into matters being handled by our Board.

In 2015, the Board amended the Governance Committee’s charter to state explicitly the Board’s commitment to actively identify and recruit diverse candidates, including women and minority candidates, as part of the search process for Board members.

The Board has determined that it is important to have individuals with the following skills and experiences:

•
Industry expertise, including a deep understanding of the information technology industry and the disruptive impact of new technology, or another industry that has undergone rapid growth or transformational change, to assess EMC’s strategy and long-term business plan to take advantage of the opportunities ahead.

•	Functional expertise in areas such as finance and accounting, talent management or marketing to support the Company’s business development and growth as well as the Board’s required committees.

•
International expertise, including experience attained through key leadership or management roles in a global business or responsibility for non-U.S. operations, which is important given EMC’s growth in markets around the world.

•
Operational experience with a business of significant scale and complexity or in an industry with continual structural change to understand the competitive dynamics of our business strategy and execution and key business processes as well as the leadership requirements and organizational dynamics driven by rapid change.

Proposal 1 - Election of Directors (continued)

In identifying director candidates, the Governance Committee may establish other specific skills and experience that it believes the Board should seek in order to maintain a balanced and effective Board.

At least once a year, the Governance Committee assesses the skills and experience of Board members, and compares them with those skills that might prove valuable in the future, giving consideration to the changing circumstances of the Company and the then current Board membership. This assessment enables the Board to consider whether the skills and experience described above continue to be appropriate as the Company’s needs evolve over time, the effectiveness of the Board membership criteria, and whether the Board should seek individuals with specific areas of expertise in the future. To facilitate this process, from time to time, the Governance Committee may use a critical skills matrix.

Board Evaluations

Each year, the Governance Committee, together with the Lead Director, oversees an annual evaluation process. The evaluations help inform the Governance Committee’s discussions regarding Board succession planning and refreshment, and complement the Governance Committee’s evaluation of the size and composition of the Board. The process, as described in more detail in the chart below, is as follows:

•	Each director evaluates the Board as a whole;

•	Each member of the standing committees of the Board of Directors evaluates the committees on which he or she serves; and

•	Each director prepares an individual self-evaluation.

After these evaluations are complete, the results are discussed by the Board and each committee, as applicable, and changes in practices or procedures are considered as necessary. The Lead Director meets with each director to discuss the individual self-evaluations and Board performance. To the extent possible, these one-on-one meetings are scheduled as in-person meetings. Among other topics, the Lead Director discusses with each director the individual’s role, the individual’s performance, committee service, and the individual’s willingness to continue serving on the Board. The Chairman discusses the Lead Director’s self-evaluation with the Lead Director, and the Governance Committee considers the Lead Director’s performance.

In 2014, this three-tier process generated robust comments and discussion at all levels of the Board, including with respect to Board refreshment and Board processes. The self-assessments also led, along with other considerations, to several changes in committee memberships, as indicated in the table below. These changes reflected the Board’s focus on director succession planning and independent oversight.

Committee	Rotated On	Rotated Off
Corporate Governance and Nominating	● James S. DiStasio	● Gail Deegan
Leadership and Compensation	● Randolph L. Cowen, Chair* ● Gail Deegan ● William D. Green ● Paul Sagan	● Michael W. Brown ● David N. Strohm
Mergers and Acquisitions	● William D. Green	● Michael W. Brown ● Paul Sagan

*	Windle B. Priem, the prior Chair of the Compensation Committee, did not stand for re-election at the 2014 Annual Meeting of Shareholders.

Proposal 1 - Election of Directors (continued)

A summary of the Board’s evaluation process in 2014 is set forth below.

Evaluation	By	Process	Outcome
Full Board (Annual)	All members of the Board
● Board members complete a detailed questionnaire which (a) provides for quantitative ratings in key areas, (b) seeks subjective comment in each of those areas and (c) solicits specific topics on which Directors would like to focus on during the Board’s discussion.
● Responses are reviewed by the Chairman and Lead Director.
● Results are discussed by the Board in an executive session chaired by the Lead Director. ● Changes in practices or procedures are considered as necessary.
Board Committees (Annual)	All members of each committee	● Members of each committee complete a detailed questionnaire to evaluate how well their respective committee is operating.
● Results are discussed by each committee in executive session.
● The Chair of each committee reports on the committee’s discussion to the full Board.
● Changes in practices or procedures are considered as necessary.
● The Board reviews and considers any proposed changes to the committee charter.

Individual Directors (Annual)	Each Director
● Each Director completes a detailed questionnaire.
● The Lead Director receives the questionnaires.
● The Lead Director meets with each Director to discuss the individual’s performance and contributions to the Board and applicable committees.
● Lead Director discusses the results with the Governance Committee and reports summary results to the full Board.

Board Refreshment

The Board is focused on ensuring it has individuals with the right skills and experience to exercise independent judgment in overseeing our business. Accordingly, the Board pays careful attention to succession planning and refreshment for members of the Board. The Board’s process reflects both a deliberate search for specific skills and experiences, as needed, as well as opportunistic additions when high-caliber individuals become available. This practice has become a foundation of our Board’s effectiveness and, very importantly, keeps our Board energized with valuable expertise and additional perspectives. For more information, please see “Corporate Governance - Succession Planning - Board Succession” on page 41 of this Proxy Statement.

In considering incumbent directors for renomination and evaluating director candidates, the Board and the Governance Committee consider a variety of factors. These include each nominee’s independence, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include contributions to the Board, the results of the Board self-assessment process detailed above, and whether the Governance Committee believes it is in shareholders’ best interests to nominate the director for re-election.

Proposal 1 - Election of Directors (continued)

Board Tenure

The Board also considers the tenure of its members when evaluating its composition and nominees for election. The Board believes that varied lengths of service provide an effective balance of experience from longer-serving directors and fresh perspectives from newer directors. The average tenure of our Board members is 7.8 years and the average tenure of the independent members of our Board is 5.6 years.

Independence

A substantial majority of directors (10 of the 12 director nominees) are independent under the director independence standards of the New York Stock Exchange (the “NYSE”) and EMC’s Categorical Standards of Independence.

EMC has adopted Categorical Standards of Independence, which are available at www.emc.com/corporate/investor-relations/governance/corporate-governance.htm to assist it in assessing director independence. Pursuant to these standards, the Board broadly considers the specific standards, as well as all relevant facts and circumstances in its determination of independence of all Board members (including any relationships set forth in this Proxy Statement under the heading “Certain Transactions”). EMC’s Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with EMC, and therefore are independent under our Categorical Standards and the NYSE listing standards: José E. Almeida, Michael W. Brown, Donald J. Carty, Randolph L. Cowen, Gail Deegan, James S. DiStasio, William D. Green, Edmund F. Kelly, Jami Miscik, Paul Sagan and David N. Strohm. In addition, the Board previously determined that Windle B. Priem, who did not stand for re-election at our 2014 Annual Meeting of Shareholders, was independent.

In determining that the above-mentioned directors are independent, the Board considered transactions during 2014 between EMC and Covidien plc (where Mr. Almeida formerly was the Chairman, President and Chief Executive Officer), between EMC and Barclays Capital (where Ms. Miscik formerly was Senior Advisor for Geopolitical Risk), and between EMC and Akamai Technologies, Inc. (where Mr. Sagan formerly was the Executive Vice Chairman), and determined that the amount of business fell below the thresholds in EMC’s Categorical Standards of Independence. These transactions include purchases and sales of goods and services in the ordinary course of business that were less than 0.5% of each company’s annual revenues. The Board also considered transactions during 2014 between EMC and companies, universities and other organizations with which Messrs. Almeida, Brown, Carty, Cowen, DiStasio, Green, Kelly, Sagan and Strohm, and Mses. Deegan and Miscik, are affiliated as directors, trustees or members of an advisory board and determined that these relationships were not material to an evaluation of these directors’ independence. Finally, the Board considered that EMC made donations to charities where Messrs. Cowen and Kelly are directors or trustees, and determined that the amount of the donations fell below the thresholds in EMC’s Categorical Standards of Independence.

Identifying Potential Director Candidates

The Governance Committee identifies Board candidates through numerous sources, including recommendations from directors, executive officers and shareholders of EMC as well as professional search firms retained from time to time to assist in identifying Board candidates. The Governance Committee seeks to identify those individuals most qualified to serve as Board members and considers many factors with regard to each candidate, including those described above. New candidates are interviewed by members of the Governance Committee and other Board members.

Proposal 1 - Election of Directors (continued)

EMC shareholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting their names and appropriate background and biographical information to the Governance Committee, 176 South Street, Hopkinton, MA 01748. Assuming that the appropriate information is timely provided, the Governance Committee will consider these candidates in substantially the same manner as it considers other Board candidates it identifies. EMC shareholders may also nominate director candidates by following the advance notice provisions of EMC’s Bylaws as described under “Business and Nominations for EMC’s 2016 Annual Meeting” on page 98 of this Proxy Statement.

As part of the Governance Committee’s ongoing and active process for identifying and reviewing possible Board members, the Governance Committee considered a number of candidates in 2014-2015. This process included extensive independent search efforts as well as consideration of candidates recommended by shareholders. Candidates included Messrs. Almeida and Carty. Mr. Almeida was identified by a professional search firm retained by the Governance Committee and Mr. Carty was identified by Elliott Management, a shareholder, along with other potential candidates. The Governance Committee reviewed Messrs. Almeida and Carty’s candidacies, determined independently that they would each be an excellent fit for the Board, and recommended their appointment to the EMC Board. On January 10, 2015, after thorough evaluation of candidate qualifications in light of the EMC Board’s criteria, Messrs. Almeida and Carty were appointed to the EMC Board.

In connection with the EMC Board’s decision to add the two new Board members, Elliott has agreed to certain limited standstill and voting provisions through September 2015, including voting in favor of the Company’s proposed slate of directors at EMC’s 2015 Annual Meeting of Shareholders.

Board Meetings

During the fiscal year ended December 31, 2014, EMC’s Board of Directors held 12 meetings. All directors attended at least 75% of the Board meetings and committee meetings which were held during the period in which he or she was a director of EMC and in which he or she was a member of such committees.

Attendance at Annual Meeting of Shareholders

EMC’s Corporate Governance Guidelines provide that each director is expected to attend the Annual Meeting of Shareholders. All but two of the then current directors (9 directors) attended the 2014 Annual Meeting of Shareholders.

Nominees to Serve as Directors

The Board believes that all of the current nominees are highly qualified and have the skills and experience required for effective service on our Board. The directors’ individual biographies below contain information about their experience, qualifications and skills that led the Board to nominate them.

Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Should any nominee be unable to serve or for good cause will not serve as a director, the proxy holders will vote for such other person as the Board may recommend.

All of the director nominees (other than Messrs. Almeida and Carty) were previously elected by the shareholders.

Ms. Deegan will not stand for re-election at our Annual Meeting. Accordingly, the Board has reduced the size of the Board to 12 directors, effective immediately prior to the commencement of the Annual Meeting. Our Board extends its sincere gratitude to Ms. Deegan for her many years of service. She has given generously of her time and consistently provided the Board with independent insight and advice. Her expertise in financial matters and governance has been invaluable to the Board.

Proposal 1 - Election of Directors (continued)

The affirmative vote of a majority of votes properly cast on this proposal at the Annual Meeting is required to elect each director.

José E. Almeida, 52	Director Since
● January 2015

Primary Occupation
● Former Chairman, President and Chief Executive Officer of Covidien plc

Other Current Public Company Boards
● State Street Corporation ■ Executive Compensation Committee

● Analog Devices, Inc.

Former Public Company Boards (within the past 5 years)
● Covidien plc ■ Chairman of the Board

Business Experience
●   Covidien plc, a global healthcare products company
■  Chairman (March 2012 to January 2015)
■  President and Chief Executive Officer (July 2011 to January 2015)
■  President, Medical Devices (October 2006 to June 2011)

Education
● Bachelor’s degree in Mechanical Engineering from Escola de Engenharia Maua

Qualifications and Skills

●   As the former Chairman, President and Chief Executive Officer of Covidien, Mr. Almeida is an experienced and seasoned leader. He brings to the Board significant operating experience, experience driving international growth, and strategic leadership experience. In addition, Mr. Almeida’s service on other public company boards provides him with valuable experience.

Proposal 1 - Election of Directors (continued)

Michael W. Brown, 69	Director Since
● August 2005

Primary Occupation
● Former Vice President and Chief Financial Officer of Microsoft Corporation

Other Current Public Company Boards
● VMware, Inc. (EMC holds approximately 80% economic interest in VMware) ■ Chair of the Audit Committee ■ Compensation and Corporate Governance Committee

● Insperity, Inc. ■ Compensation Committee ■ Nominating and Corporate Governance Committee

● Stifel Financial Corp. ■ Risk Management/Corporate Governance Committee

Business Experience
●   Microsoft Corporation, a manufacturer of software products for computing devices
■ Vice President and Chief Financial Officer (August 1994 until his retirement in July 1997)
■ Vice President, Finance (April 1993 to August 1994)
■ Treasurer (January 1990 to April 1993)
■ Joined Microsoft in December 1989

● Former Chairman of the NASDAQ Stock Market board of directors

● Past governor of the National Association of Securities Dealers

● Various positions at Deloitte & Touche LLP over 18 years

Education
● Bachelor’s degree in Economics from the University of Washington

Qualifications and Skills

●   Mr. Brown brings to the Board substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the CFO of a global technology company, working with a major international accounting and consulting firm for 18 years, and serving as a member of the audit committees of other public company boards. Mr. Brown’s experience at Microsoft also provides insight and expertise in the rapidly changing IT industry and the impact of technology. Through many senior management positions, including as former Chairman of NASDAQ and as a past governor of the NASD, Mr. Brown has demonstrated his leadership and business acumen.

Proposal 1 - Election of Directors (continued)

Donald J. Carty, 68	Director Since
● January 2015

Primary Occupation
● Private Investor

Other Current Public Company Boards
● Virgin America Inc. ■ Chairman of the Board ■ Audit Committee ■ Chair of the Nominating and Corporate Governance Committee

● Talisman Energy Inc. ■ Audit Committee ■ Chair of the Human Resources Committee

●  Canadian National Railway Company
■ Chair of the Audit Committee
■ Corporate Governance and Nominating Committee
■ Environment, Safety and Security Committee
■ Human Resources and Compensation Committee
■ Strategic Planning Committee

Former Public Company Boards (within the past 5 years)
● Barrick Gold Corporation

● Dell Inc.

● Hawaiian Holdings Inc.

● Gluskin Sheff and Associates

Business Experience
● Dell Inc., a computer technology company ■ Vice Chairman and Chief Financial Officer (January 2007 to June 2008)

● AMR Corporation and American Airlines ■ Chairman and Chief Executive Officer (1998 to 2003) ■ Chief Financial Officer (October 1989 to March 1995)

Education
● Bachelor’s degree in Economics and Mathematics from Queen’s University in Kingston, Ontario

● Honorary Doctor of Laws from Queen’s University in Kingston, Ontario

● MBA from Harvard Business School

Qualifications and Skills

●   Mr. Carty is a seasoned executive who brings to the Board significant financial acumen, industry insight and strategic planning experience gained from his previous leadership positions. In addition, Mr. Carty’s service on other public company boards provides him with valuable experience.

Proposal 1 - Election of Directors (continued)

Randolph L. Cowen, 64	Director Since
● January 2009

Primary Occupation
● Former co-Chief Administrative Officer of The Goldman Sachs Group, Inc.

Business Experience
●   The Goldman Sachs Group, Inc., a global investment, banking, securities and investment management firm
■  Co-Chief Administrative Officer (October 2007 until his retirement in November 2008)
■  Global Head of Technology and Operations (September 2004 until his retirement in November 2008)
■  Chief Information Officer (October 2001 to October 2007)
■  Joined Goldman Sachs in 1982

Education
● Bachelor’s degree in History with a minor in Mathematics from Michigan State University

Qualifications and Skills

●   With over 30 years of experience managing IT and making the technology infrastructure purchasing decisions at a global financial services firm, Mr. Cowen brings to the Board extensive knowledge about technology, the IT industry, and defining and implementing an effective IT strategy. In addition, through various senior management positions, Mr. Cowen has demonstrated leadership skills and gained significant business operations experience, including developing and managing top talent.

Proposal 1 - Election of Directors (continued)

James S. DiStasio, 67	Director Since
● March 2010

Primary Occupation
● Former Senior Vice Chairman and Americas Chief Operating Officer of Ernst & Young LLP

Other Current Public Company Boards
● Northeast Utilities (d/b/a Eversource Energy) ■ Chair of the Finance Committee ■ Compensation Committee ■ Executive Committee

Business Experience
●   Ernst & Young LLP, a professional services organization
■ Senior Vice Chairman and Americas Chief Operating Officer (January 2003 until his retirement in January 2007)
■ Elected as a partner in 1977
■ Various management positions at Ernst & Young over 38 years

Education
● Bachelor’s degree in Accounting from the University of Illinois

Qualifications and Skills

●   Mr. DiStasio brings to the Board extensive financial, accounting and consulting expertise, including a deep understanding of accounting principles and financial reporting rules and regulations, acquired over the course of his 38-year career at one of the world’s leading assurance, tax, transaction and advisory services firms. He has significant experience overseeing, from an independent auditor’s perspective, the financial reporting processes of large public companies in a variety of industries with a global presence. Through his leadership roles at E&Y, including as COO of the Americas, Mr. DiStasio gained substantial management and operational experience. In addition, Mr. DiStasio’s service on another public company board provides him with valuable experience.

Proposal 1 - Election of Directors (continued)

John R. Egan, 57	Director Since
● May 1992

Primary Occupation
● Managing Partner and General Partner of Egan-Managed Capital

Other Current Public Company Boards
● VMware, Inc. (EMC holds approximately 80% economic interest in VMware) ■ Chair of the Mergers and Acquisitions Committee

● NetScout Systems, Inc. ■ Lead Independent Director ■ Chair of the Nominating and Governance Committee ■ Audit Committee ■ Finance Committee

● Progress Software Corporation ■ Non-Executive Chairman of the Board ■ Compensation Committee

● Verint Systems Inc. ■ Chair of the Nominating and Governance Committee ■ Compensation Committee

Business Experience
● Managing partner and general partner, Egan-Managed Capital, a venture capital firm (since October 1998)

●   EMC Corporation
■ Executive Vice President, Products and Offerings (May 1997 to September 1998)
■ Executive Vice President, Sales and Marketing (January 1992 to June 1996)
■ Various executive positions, including Executive Vice President, Operations and Executive Vice President, International Sales (October 1986 to January 1992)
■ Resigned as an executive officer in September 1998 and as an employee in July 2002

Education
● Bachelor’s degree in Marketing and Computer Science from Boston College

Qualifications and Skills

●   Mr. Egan has spent his entire career in the IT industry. His broad experience ranges from venture capital investments in early-stage technology companies to extensive sales and marketing experience, to executive leadership and management roles. Mr. Egan brings to the Board business acumen, substantial operational experience, and expertise in corporate strategy development, as well as a deep understanding of EMC’s people and products acquired over many years of involvement with the Company. In addition, Mr. Egan’s service on other public company boards provides him with valuable experience.

Proposal 1 - Election of Directors (continued)

William D. Green, 61	Director Since
● July 2013 and Lead Director since February 2015

Primary Occupation
● Former Chairman of Accenture plc

Other Current Public Company Boards
● McGraw Hill Financial, Inc. ■ Compensation and Leadership Development Committee ■ Nominating and Corporate Governance Committee

Former Public Company Boards (within the past 5 years)
● Accenture plc ■ Chairman of the Board

Business Experience
●  Accenture plc, a global management consulting, technology services and outsourcing company
■ Chairman (August 2006 until his retirement in February 2013)
■ Chief Executive Officer (September 2004 to December 2010)
■ Elected as a partner in 1986

Education
● Bachelor’s degree in Economics from Babson College

● MBA from Babson College

● Honorary Doctor of Laws from Babson College

Qualifications and Skills

●   As the former Chairman and CEO of Accenture, Mr. Green is an experienced and seasoned leader with outstanding management experience, operating experience, a deep understanding of the information technology industry and broad international business expertise. In addition, Mr. Green’s service on another public company board provides him with valuable experience.
.

Proposal 1 - Election of Directors (continued)

Edmund F. Kelly, 69	Director Since
● August 2007

Primary Occupation
● Former Chairman of Liberty Mutual Group

Other Current Public Company Boards
● The Bank of New York Mellon Corporation ■ Chair of the Technology Committee ■ Human Resources and Compensation Committee ■ Risk Committee

Business Experience
●   Liberty Mutual Group, a diversified global insurer and the nation’s third-largest property and casualty insurer
■ Chairman (April 2000 until his retirement in June 2013)
■ Chief Executive Officer (April 1998 to June 2011)
■ President (April 1992 to June 2010)

Education
● Bachelor’s degree in Mathematics from Queen’s University in Belfast, Ireland

● Ph.D. in Mathematics from the Massachusetts Institute of Technology

Qualifications and Skills

●   As the former Chairman and CEO of a Fortune 100 company, Mr. Kelly brings to the Board a wealth of complex management, worldwide operational and financial expertise. He also brings in-depth knowledge of the opportunities and challenges facing global companies. In addition, Mr. Kelly’s service on another public company board provides him with valuable experience.

Proposal 1 - Election of Directors (continued)

Jami Miscik, 56	Director Since
● August 2012

Primary Occupation
● President and Vice Chairman of Kissinger Associates, Inc.

Other Current Public Company Boards
● Morgan Stanley ■ Operations and Technology Committee

Business Experience
● President and Vice Chairman of Kissinger Associates, Inc., an international consulting firm (since January 2009)

● Global Head of Sovereign Risk at Lehman Brothers, a former investment bank (June 2005 to September 2008)

● Various positions at the United States Central Intelligence Agency, including Deputy Director for Intelligence (1983-2005)

● Co-Chairman of the President’s Intelligence Advisory Board (member since December 2009)

Education
● Bachelor’s degree in Political Science and Economics from Pepperdine University

● Master’s degree in International Studies from the University of Denver

Qualifications and Skills

●   Ms. Miscik has had a long and distinguished career in the intelligence field. While at the CIA, Ms. Miscik led the analytic directorate producing the President’s daily intelligence briefings and in-depth intelligence assessments, and managed a global workforce and large budgets. Combined with her current operational experience leading an elite international consulting enterprise with clients operating around the world, Ms. Miscik has demonstrated leadership skills, global perspective, and strategic insight. She brings to the Board a unique perspective on international and government affairs, and expertise in risk analysis and geopolitics. In addition, Ms. Miscik’s service on another public company board provides her with valuable experience.

Proposal 1 - Election of Directors (continued)

Paul Sagan, 56	Director Since
● December 2007

Primary Occupation
● Executive In Residence (XIR), General Catalyst Partners

Other Current Public Company Boards
● VMware, Inc. (EMC holds approximately 80% economic interest in VMware)

● Akamai Technologies, Inc. ■ Vice Chairman of the Board

● iRobot Corporation ■ Chair of the Nominating and Corporate Governance Committee

Business Experience
● Executive In Residence (XIR), General Catalyst Partners, a venture capital firm (since January 2014)

●   Akamai Technologies, Inc., a provider of services for accelerating the delivery of content and applications over the Internet
■  Executive Vice Chairman (January 2013 to May 2013)
■ Chief Executive Officer (April 2005 to January 2013)
■ President (October 2011 to January 2013 and May 1999 to September 2010)
■ Joined in October 1998 as Vice President and Chief Operating Officer

● Member of the President’s National Security Telecommunications Advisory Committee (appointed by President Barack Obama in December 2010)

Education
● Northwestern University’s Medill School of Journalism

Qualifications and Skills

●   As the former President and CEO of a fast-growing, industry-leading S&P 500 company, Mr. Sagan has significant experience leading a complex, international technology enterprise, extensive knowledge of internet-based technologies and business acumen. During his career, Mr. Sagan has led visionary technology and media companies and consulted with the World Economic Forum. In addition, Mr. Sagan’s service on other public company boards provides him with valuable experience.

Proposal 1 - Election of Directors (continued)

David N. Strohm, 66	Director Since
● October 2003

Primary Occupation
● Venture Partner, Greylock Partners

Other Current Public Company Boards
● VMware, Inc. (EMC holds approximately 80% economic interest in VMware) ■ Chair of the Compensation and Corporate Governance Committee ■ Mergers and Acquisitions Committee

Former Public Company Boards (within the past 5 years)
● Successfactors, Inc. ■ Chairperson of the Board ■ Chair of the Nominating and Corporate Governance Committee ■ Chair of the Compensation Committee

● Imperva, Inc. ■ Audit Committee

Business Experience
● Greylock Partners, a venture capital firm ■ Venture Partner (since January 2001) ■ General Partner (1980 to 2001) ■ General Partner of several partnerships formed by Greylock

Education
● Bachelor’s degree from Dartmouth College

● MBA from Harvard Business School

Qualifications and Skills

●   Mr. Strohm has more than 30 years of experience as an early-stage venture capital investor, principally in the information technology industry. He has been a primary investor, and served in board leadership roles, in several companies which have grown to become publicly-traded. This experience has provided him with a deep understanding of the IT industry, and the drivers of structural change and high-growth opportunities in IT. He has also gained significant experience overseeing corporate strategy, assessing operating plans, and evaluating and developing business leaders.

Proposal 1 - Election of Directors (continued)

Joseph M. Tucci, 67	Director Since
● January 2001 and Chairman of the Board since January 2006

Primary Occupation
● Chairman, President and Chief Executive Officer of EMC Corporation

Other Current Public Company Boards
● VMware, Inc. (EMC holds approximately 80% economic interest in VMware) ■ Chairman of the Board of Directors ■ Mergers and Acquisitions Committee

● Paychex, Inc. ■ Lead Independent Director ■ Chairman of the Governance and Compensation Committee

Business Experience
● EMC Corporation ■ Chief Executive Officer (since January 2001) ■ President (January 2000 to July 2012; since February 2014) ■ Chief Operating Officer (January 2000 to January 2001)

● Deputy Chief Executive Officer, Getronics N.V., an information technology services company (June 1999 through December 1999)

● Chairman of the Board and Chief Executive Officer, Wang Global, an information technology services company (December 1993 to June 1999)

Education
● Bachelor’s degree in Marketing from Manhattan College

● MS in Business Policy from Columbia University

Qualifications and Skills

●   During his tenure at EMC, Mr. Tucci has led EMC through a period of dramatic transformation and revitalization, continued market share gains and sustained revenue growth. Mr. Tucci has spent more than 40 years in the technology industry in senior roles at large, complex and global technology companies. Mr. Tucci’s deep knowledge of all aspects of our business, combined with his drive for innovation and excellence, position him well to serve as our Chairman and CEO. In addition, Mr. Tucci’s service on other public company boards provides him with valuable experience.

PROPOSAL 2 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

EMC is asking shareholders to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for the fiscal year ending December 31, 2015. The affirmative vote of a majority of votes properly cast on this proposal at the Annual Meeting is required to ratify such selection.

Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders as a matter of good corporate governance. In the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will consider this factor when making any determinations regarding PwC.

Independence and Quality

As provided in the Audit Committee charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for EMC. Each year, the Audit Committee considers whether to retain PwC and whether such service continues to be in the best interests of EMC and our shareholders. Among other things, the Audit Committee considers:

•	the quality and scope of the audit;

•	the independence of the firm;

•
the performance of the lead engagement partner, the number of people staffed on the engagement team, and the quality of the engagement team, including the quality of the Audit Committee’s ongoing communications with and the capability and expertise of the team;

•	the firm’s tenure as our independent auditor and its familiarity with our global operations and business, accounting policies and practices, and internal controls over financial reporting; and

•	external data relating to audit quality and performance, including recent PCAOB inspection reports available for the firm.

Based on this evaluation, the members of the Audit Committee and the Board of Directors believe that PwC is independent and that it is in the best interests of EMC and our shareholders to retain PwC to serve as our independent auditors for 2015.

The Audit Committee is also responsible for selecting the lead engagement partner. The rules of the Securities and Exchange Commission (the “SEC”) and PwC’s policies require mandatory rotation of the lead engagement partner every five years. In 2014, EMC selected a new lead engagement partner. The full Audit Committee and the Chair of the Audit Committee were directly involved in the selection of the new lead engagement partner. The process for selecting a new lead engagement partner was fulsome and allowed for thoughtful consideration of multiple candidates, each of whom met a list of specified criteria. The process included discussions between the Chair of the Audit Committee and PwC as to all of the final candidates under consideration for the position, multiple meetings with the full Audit Committee and management, and robust interviews with the final candidates.

Pre-Approval of Audit and Non-Audit Services
The Audit Committee pre-approves all audit, review and attest services performed by PwC.

Proposal 2 - Ratification of Selection of Independent Auditors (continued)

In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee pre-approves specified non-audit services up to an aggregate dollar amount and approves any individual engagement in excess of $200,000. The Audit Committee has delegated to its Chair the authority to pre-approve any specific non-audit service which was not previously pre-approved by the Audit Committee, provided that any decisions of the Chair to pre-approve non-audit services shall be presented to the Audit Committee at its next scheduled meeting. There is no delegation of authority to management to pre-approve any non-audit services.

The Audit Committee has reviewed and approved the amount of fees paid to PwC for audit, audit-related, tax and all other services in 2014. During 2014, the Audit Committee also pre-approved all non-audit services in accordance with the policy set forth above. The Audit Committee considered the compensation paid to PwC for non-audit services and concluded that the provision of these services by PwC is compatible with maintaining PwC’s independence.

Fees

The Audit Committee is responsible for the overall audit fee negotiations with PwC and receives regular updates from PwC as to amounts billed to EMC.

The following table summarizes the fees PwC billed to us for each of the last two fiscal years.

	Audit Fees[1] ($)	Audit-Related Fees[2,3] ($)	Tax Fees[3,4] ($)	All Other Fees ($)
2014	9,092,340	235,485	2,857,106	187,000[5]
2013	8,745,311	418,342	2,453,392	0

[1]
Includes services for the audit of our financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

[2]	Includes employee benefit plan compliance, acquisition-related support and other technical, financial reporting and compliance services.

[3]	EMC engages PwC to perform audit-related and tax services where it believes there are efficiencies to using its independent auditors, who are familiar with EMC’s processes and procedures.

[4]	Includes tax compliance and tax consulting services in 2014 and 2013.

[5]	Includes consulting services relating to a grant application for a European Union project and preparation of our Conflict Minerals Report.

Amounts in the table above do not include the fees PwC billed to VMware, Inc.

EMC expects that representatives of PwC will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

For more information about interactions between the Audit Committee and PwC, please see “Board Committees - Responsibilities - Audit Committee” and “Audit Committee Report” on pages 48 and 96, respectively, of this Proxy Statement.

PROPOSAL 3 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3

EMC is asking shareholders for their advisory approval of the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended. This vote is commonly known as “say-on-pay.” While this vote is advisory, and not binding on us, the Compensation Committee will consider your views when determining executive compensation in the future. At our 2014 Annual Meeting of Shareholders, shareholders expressed strong support for our executive compensation program. The next annual advisory vote is expected to occur at the 2016 Annual Meeting of Shareholders.

As described in the Compensation Discussion and Analysis in this Proxy Statement, in keeping with our results-driven culture, the Compensation Committee expects our executives to deliver superior performance in a sustained fashion. As a result, a substantial portion of our executives’ overall compensation is tied to Company performance, with a substantial majority of compensation awarded in the form of equity. The Compensation Committee links compensation to the achievement of challenging short- and long-term strategic, operational and financial goals that will drive EMC to achieve profitable revenue growth and market share gains, while investing in the business to further expand the global market opportunity for our product, services and solutions portfolio. In designing our executive compensation program, the Compensation Committee focuses on promoting our business strategy and aligning the interests of our executives with those of EMC shareholders.

For more information on our executive compensation program, see “Compensation Discussion and Analysis” and “Compensation of Executive Officers” beginning on pages 54 and 77, respectively, of this Proxy Statement.

PROPOSAL 4 - APPROVAL OF THE EMC CORPORATION AMENDED AND RESTATED 2003 STOCK PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4

On May 7, 2003, EMC shareholders adopted and approved the EMC Corporation 2003 Stock Plan, which was subsequently amended and restated and most recently approved by shareholders on May 1, 2013 (the “2003 Stock Plan”). In February 2015, the Compensation Committee and the Board of Directors approved, subject to approval by EMC shareholders, an amendment and restatement of the 2003 Stock Plan (attached as Exhibit A to this Proxy Statement), which would, among other things:

•	increase the number of shares of common stock available for grant under the plan by 40,000,000;

•	eliminate the fungible share counting plan provision with respect to equity granted or cancelled after
April 30, 2015;

•	extend the expiration date of the plan to April 30, 2025; and

•	make certain other administrative changes.
The affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve this amendment and restatement of the 2003 Stock Plan.
Equity is a key component of our compensation program. EMC grants equity awards to key employees, consultants, advisors and non-employee directors to achieve our strategic objectives by:

•	providing them with motivation to achieve our financial goals;

•	promoting retention through the use of multi-year vesting schedules;

•	encouraging loyalty;

•	fostering alignment with the interests of EMC shareholders; and

•	providing incentives that are competitive with those of companies with which EMC competes for talent.
If additional shares are not made available under the 2003 Stock Plan, we will not be able to grant any awards to participants once all the current shares have been allocated. EMC estimates, based on historical grants, that the availability of an additional 40,000,000 shares under the 2003 Stock Plan plus the existing shares available would provide a sufficient number of shares to enable EMC to continue to make awards at historical average annual rates for the next three years.

Key Data
As of December 31, 2014, a total of 41,086,066 shares remained available for future awards under the 2003 Stock Plan.
As of December 31, 2014, EMC and its subsidiaries had approximately 70,000 employees, non-employee directors, consultants and advisors who are eligible to be considered for awards under the 2003 Stock Plan. The following table sets forth information regarding outstanding equity awards (including awards under the 2003 Stock Plan and our prior stock option plans and options assumed by EMC in connection with acquisitions) and shares available for future equity awards under the 2003 Stock Plan as of December 31, 2014 (without giving effect to approval of the proposed amendment and restatement of the 2003 Stock Plan):

Total shares underlying outstanding stock options	40,439,097
Weighted average exercise price of outstanding stock options	$12.68
Weighted average remaining contractual life of outstanding stock options	3.10

Proposal 4 - Amended and Restated 2003 Stock Plan (continued)

Total shares underlying outstanding unvested time-based restricted stock and restricted stock unit awards	45,088,904
Total shares underlying outstanding unearned performance-based restricted stock and restricted stock unit awards	7,701,546
Total shares currently available for grant	41,086,066

Company Considerations
When approving the proposed amendment and restatement of the 2003 Stock Plan, the Board of Directors and the Compensation Committee considered various factors, including potential dilution, burn rate, overhang and historical grant practices. EMC measures dilution as the total number of shares subject to equity awards granted less cancellations and other shares returned to the reserve, divided by total common shares outstanding at the end of the year. The potential dilution from the proposed increase in the share reserve under the 2003 Stock Plan is 2.02%, based on the total common shares outstanding as of December 31, 2014. Our annual dilution under the 2003 Stock Plan and our prior stock option plans and options assumed by EMC in connection with acquisitions for fiscal 2014 was 1.32%.
We actively manage our long-term dilution by limiting the number of shares subject to equity awards that we grant annually, commonly expressed as a percentage of total shares outstanding and referred to as burn rate. Burn rate is another measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans, and differs from annual dilution because it does not take into account cancellations and other shares returned to the reserve. We have calculated the burn rate under the 2003 Stock Plan and our prior stock option plans and options assumed by EMC in connection with acquisitions for the past three years, as set forth in the following table:

Time Period	Options Granted[1]	Full-Value Shares Granted	Total Granted = Options + Adjusted Full-Value Shares[2]	Weighted Average Number of Common Stock Outstanding	Burn Rate
Fiscal 2014	0	23,193,060	69,579,180	2,027,956,235	3.43%
Fiscal 2013	0	20,290,083	60,870,249	2,073,999,975	2.93%
Fiscal 2012	861,378	21,451,279	65,215,215	2,093,372,100	3.12%

[1]	These numbers do not include options assumed in connection with corporate acquisitions.

[2]	Adjusted Full-Value Shares equals Full-Value Shares multiplied by three (3), which factor is determined based on the burn rate policies of Institutional Shareholder Services Inc. (ISS).
The three-year average burn rate is 3.16%.
An additional metric that we use to measure the cumulative impact of our equity program is overhang (number of shares subject to equity awards outstanding but not exercised or settled, plus number of shares available to be granted, divided by total common shares outstanding at the end of the year). Our overhang as of December 31, 2014 was 6.77%. If the 2003 Stock Plan is approved, our overhang as of that date would increase to 8.78%.
The following are the factors that were material to the evaluation by the Board of Directors and Compensation Committee in determining acceptable and targeted levels of dilution: the current and future accounting expense associated with our equity award practices; competitive grant practices of our compensation peer group companies; and the policies of shareholder advisory firms. Our equity programs are revisited at least annually and assessed against these (and other) measures.

Promotion of Good Corporate Governance Practices
The 2003 Stock Plan, as proposed to be amended and restated, provides for the following:

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Stock options and stock appreciation rights may not have a term in excess of ten years, may not be granted at a discount to the fair market value of our common stock on the grant date, and, other than in connection with a change in EMC’s capitalization, may not be repriced without shareholder approval or cancelled and re-granted

Proposal 4 - Amended and Restated 2003 Stock Plan (continued)

or exchanged for cash or a new award with a lower (or no) exercise price at a time when the exercise price of an option is above the fair market value of a share of common stock;

•
To the extent shareholder approval is required by law or the rules of any stock exchange or market or quotation system on which EMC common stock is traded, listed or quoted, no material amendments to the plan may be made without shareholder approval;

•	Restricted stock and restricted stock unit awards have minimum vesting periods;

•
Shares retained by or delivered to the Company to pay the exercise price of a stock option or withholding taxes in connection with an award, unissued shares resulting from the settlement of stock appreciation rights in common stock and shares purchased by us in the open market using the proceeds of stock option exercises do not become available for issuance as future awards;

•
Dividend and dividend equivalent payments (if any) on restricted stock and/or restricted stock unit awards, including performance awards and time-based awards, are subject to the same vesting restrictions as the underlying awards;

•	EMC may cancel outstanding awards or “clawback” the value of awards recently realized if officers or other senior employees engage in activity detrimental to EMC; and

•	Awards made under the plan may qualify as “performance-based compensation” under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 162(m) of the Code
The Board of Directors believes that it is in the best interests of the Company and its shareholders to provide for an incentive plan under which stock-based compensation awards made to the Company’s executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the 2003 Stock Plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company’s Chief Executive Officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders. For purposes of Section 162(m), the material terms include (1) the employees eligible to receive compensation, (2) a description of the business criteria on which the performance goal is based and (3) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2003 Stock Plan, each of these aspects is discussed below, and shareholder approval of the 2003 Stock Plan will be deemed to constitute approval of each of these aspects of the 2003 Stock Plan for purposes of the approval requirements of Section 162(m). Although shareholder approval is one of the requirements for exemption under Section 162(m), even with shareholder approval there can be no guarantee that compensation will be treated as exempt “performance-based” compensation under Section 162(m). Furthermore, the Compensation Committee will continue to have authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Summary of the 2003 Stock Plan
The following is a summary of the material terms and conditions of the 2003 Stock Plan, as proposed to be amended and restated. This summary is qualified in its entirety by reference to the terms of the 2003 Stock Plan (as proposed to be amended and restated), a copy of which is attached as Exhibit A to this Proxy Statement.
The closing price of a share of EMC common stock on the New York Stock Exchange (the “NYSE”) on February 27, 2015 was $28.94. The proceeds received by EMC upon exercise of the awards by participants in the 2003 Stock Plan will be used for the general corporate purposes of EMC.

Proposal 4 - Amended and Restated 2003 Stock Plan (continued)

Administration. The Compensation Committee and/or the Board of Directors administer the 2003 Stock Plan, which includes approving:

•	the individuals to receive awards;

•	the types of awards to be granted;

•	the terms and conditions of the awards, including the number of shares and exercise price of the awards;

•	the time when the awards become exercisable or will vest, or the restrictions to which an award is subject will lapse; and

•	whether options will be incentive stock options.
The Compensation Committee and the Board of Directors have full authority to interpret the terms of the 2003 Stock Plan and awards granted under the 2003 Stock Plan. The Compensation Committee or the Board of Directors may, in their discretion, determine to accelerate the vesting or lapse of one or more restrictions with respect to an award; provided, however, that neither the Compensation Committee nor the Board of Directors may accelerate the vesting or lapse of one or more restrictions with respect to an award of restricted stock or restricted stock units if such action would cause such award to fully vest in a period of time that is less than the applicable minimum vesting period set forth in the 2003 Stock Plan.
Authorized Shares. If the proposed amendment and restatement of the 2003 Stock Plan is approved by shareholders at the Annual Meeting, the maximum number of shares of common stock that may be delivered in satisfaction of awards granted under the 2003 Stock Plan will be the sum of (a) 460,000,000, (b) the number of shares available for grant under the EMC Corporation 1985 Stock Option Plan, the EMC Corporation 1992 Stock Option Plan for Directors, the EMC Corporation 1993 Stock Option Plan, and the EMC Corporation 2001 Stock Option Plan (the “Prior Plans”) as of May 2, 2007, and (c) the number of shares subject to outstanding awards under the Prior Plans as of May 2, 2007 to the extent such awards are canceled, expired, forfeited or otherwise not issued on or after May 3, 2007 without the delivery of shares.
The shares authorized under the 2003 Stock Plan will be subject to adjustment in the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the common stock. Prior to this amendment and restatement of the 2003 Stock Plan, the 2003 Stock Plan contained a fungible share limit, which means that stock options and stock appreciation rights were counted against the share reserve as one share for every share that was issued in connection with such award and that “full-value” awards (i.e., restricted stock and restricted stock units) were counted against the share reserve as two shares for every share that was issued in connection with such award. This amendment and restatement of the 2003 Stock Plan removes the fungible share counting with respect to awards granted or cancelled after April 30, 2015. In addition, as described above, the 2003 Stock Plan does not contain liberal share counting. As a result, any shares actually or constructively transferred by the participant to EMC in connection with an award under the 2003 Stock Plan or our Prior Plans (including, but not limited to, through the holding back of shares for tax withholding) will not be added back to the share reserve under the 2003 Stock Plan.
Common stock delivered by the Company under the 2003 Stock Plan may consist of authorized but unissued common stock or previously issued common stock acquired by the Company.
Tax Code Limitations. Subject to changes in the Company’s capitalization, the aggregate number of shares subject to awards granted under the 2003 Stock Plan during any fiscal year to any one participant will not exceed 2,000,000. The maximum number of shares under an award that may be granted to any participant for a performance period longer than one fiscal year will not exceed 2,000,000 multiplied by the number of full fiscal years in the performance period. If this amendment and restatement of the 2003 Stock Plan is approved, subject to changes in the Company’s capitalization, the aggregate number of shares that may be issued under the 2003 Stock Plan as of April 30, 2015 pursuant to the exercise of incentive stock options may not exceed 10,000,000.
Eligibility. All employees of, and consultants or advisors to, EMC or any of its subsidiaries are eligible to participate in the 2003 Stock Plan. Each non-employee director who is not a 5% shareholder of EMC or a person in control of such a shareholder (an “Eligible Director”) is also eligible to participate in the 2003 Stock Plan. Options

Proposal 4 - Amended and Restated 2003 Stock Plan (continued)

intended to qualify as incentive stock options within the meaning of Section 422 of the Code only may be granted to employees of EMC or of any parent or subsidiary corporation.
Types of Awards. Awards under the 2003 Stock Plan may be in the form of stock options (either incentive stock options or non-qualified options), restricted stock, restricted stock units, stock appreciation rights or any combination thereof.

•
Stock Options. Stock options represent the right to purchase shares of common stock within a specified period of time at a specified price. The exercise price for a stock option will be not less than 100% (110% for an incentive stock option granted to a 10% or more shareholder) of the fair market value of common stock on the date of grant. All stock options will expire no more than ten years (five years in the case of an incentive stock option granted to a 10% or more shareholder) after the date of grant. A participant holding stock options will have no voting rights and will have no rights to receive dividends or dividend equivalents with respect to such stock options or any shares subject to such stock options until the participant is the holder of record of such shares.

•
Awards of Restricted Stock and Restricted Stock Units. Restricted stock is common stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Restricted stock units represent the right to receive shares of common stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Subject to any restrictions applicable to the award, a participant holding restricted stock, whether vested or unvested, will be entitled to enjoy all rights of a shareholder with respect to such restricted stock, including the right to receive dividends and vote the shares. Any dividends payable on the restricted stock awards, including performance awards and time-based awards, will be subject to the same restrictions as the underlying award. A participant holding restricted stock units is not entitled to voting or other shareholder rights, but, subject to any restrictions applicable to the award, will be entitled to receive dividend equivalents. Any dividend equivalents payable on the restricted stock unit awards, including performance awards and time-based awards, will be subject to the same restrictions as the underlying award. Awards of restricted stock or restricted stock units, other than awards granted to Eligible Directors, will not vest fully in less than two years following the date of grant, but awards that vest upon the achievement of performance goals or that are granted upon the over-achievement of performance goals will not vest fully in less than one year following the date of grant.

•
Stock Appreciation Rights. Stock appreciation rights entitle the holder upon exercise to receive shares of common stock having a value equal to the excess of (i) the value of the number of shares with respect to which the right is being exercised (which value is based on fair market value at the time of such exercise) over (ii) the exercise price applicable to such shares. The exercise price for a stock appreciation right will not be less than 100% of the fair market value of common stock on the date of grant. All stock appreciation rights will expire no later than ten years after the date of grant.

Performance Goals. The Compensation Committee may grant awards under the 2003 Stock Plan subject to the satisfaction of performance goals. In the case of awards intended to qualify for exemption under Section 162(m) of the Code, the Compensation Committee will use one or more objectively determinable performance goals that relate to one or more performance criteria. The performance criteria available under the 2003 Stock Plan may consist of any or any combination of the following areas of performance (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, geographical, project, product or individual basis or in combinations thereof, and measured on an absolute basis or relative to a pre-established target, to previous periods’ results or to a designated comparison group): sales; revenues; assets; expenses; income; profit margins; earnings before or after any deductions and whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory; organizational realignments; infrastructure changes; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of products or services; customer acquisition or retentions; acquisitions or divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split ups and the like; reorganizations; strategic investments or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. The Compensation Committee will determine whether the performance goals for a performance award have been met. No more than 2,000,000 shares will be allocated

Proposal 4 - Amended and Restated 2003 Stock Plan (continued)

to performance awards granted to any participant during any 12-month period; provided that for awards with performance periods that are longer than one year, the maximum number of shares allocated to such award cannot exceed 2,000,000 shares multiplied by the number of full years in the performance period.
Deferral Payments. Subject to the terms and conditions of the 2003 Stock Plan, the Compensation Committee may determine that the settlement of all or a portion of any award may be deferred or may, in its sole discretion, approve deferral elections made by participants.
Transferability. Under the 2003 Stock Plan, awards are generally non-transferable other than by will or by the laws of descent and distribution, and awards may only be exercised by the participant during his or her lifetime; provided, that the Compensation Committee may, other than with respect to incentive stock options, allow for transferability of awards to immediate family members of the participant or to trusts, partnerships or other entities controlled by and of which the beneficiaries are immediate family members of the participant.
Termination of Service Relationship. Under the 2003 Stock Plan, except as set forth below, all previously unvested awards, and vested but unexercised Incentive Stock Options, terminate and are forfeited automatically upon the termination of the participant’s service relationship with EMC, unless the Compensation Committee expressly specifies otherwise. However, if a participant’s service relationship is terminated by reason of death or disability, all awards previously issued under the plan to the participant will become fully vested and, to the extent applicable, remain exercisable for three years after the date of termination (but in no event beyond the expiration date of the award). If a participant’s service relationship is terminated by reason of retirement (as defined in the 2003 Stock Plan), except as otherwise provided by the Compensation Committee, all stock options and stock appreciation rights held by the participant will continue to vest and be exercisable as if the service relationship had not terminated and without regard to the satisfaction of any applicable performance-based vesting criteria. Awards of restricted stock and restricted stock units held by the participant will terminate on the date of retirement. If a participant holds unexercised non-qualified stock options or unexercised stock appreciation rights that are vested at the time his or her service relationship is terminated, other than for death, disability or retirement, then such awards may continue to be exercised until the earlier to occur of (1) the expiration of the award term or (2) three months following the date the participant’s service relationship is terminated; provided, however, if the participant’s employment is terminated for “Cause” or if the participant engaged in “Detrimental Activity” (each as defined in the 2003 Stock Plan), all awards held by the participant shall immediately terminate.
With respect to awards held by officers or other senior employees, the Compensation Committee may cancel, suspend or otherwise limit any unexpired award and rescind the exercise of an award if such participant engages in “Detrimental Activity” (as defined in the 2003 Stock Plan).
Amendments. The Compensation Committee may at any time discontinue granting awards under the 2003 Stock Plan. The Compensation Committee may amend the 2003 Stock Plan, except that no amendment may adversely affect the rights of any participant without his or her consent and no amendment will, without the approval of EMC shareholders, to the extent required by law or the rules of any stock exchange or market or quotation system on which EMC common stock is traded, listed or quoted, materially amend the 2003 Stock Plan, increase the number of shares of common stock available under the 2003 Stock Plan, change the group of persons eligible to receive awards, other than in connection with a change in EMC’s capitalization, reduce the exercise price of a previously awarded option or stock appreciation right, or at any time when the exercise price of a previously awarded option or stock appreciation right is above the fair market value of a share of common stock, cancel and re-grant or exchange such option or stock appreciation right for cash or a new award with a lower (or no) exercise price, extend the time within which awards may be granted, or alter the 2003 Stock Plan so that options intended to qualify as incentive stock options under the Code would not do so, provided that no participant consent shall be required if the Committee or Board of Directors determines in its sole discretion that such amendment or alteration is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.
Change in Corporate Structure or Capitalization; Change in Control. In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the common stock, the number and kind of shares of stock or securities of EMC then subject to the 2003 Stock Plan and the awards then outstanding or to be granted

Proposal 4 - Amended and Restated 2003 Stock Plan (continued)

thereunder, and the exercise price, if applicable, will be equitably adjusted by the Compensation Committee, whose determination will be binding on all persons. In the event of a dissolution, liquidation, consolidation or merger in which EMC is not the surviving corporation or in which a majority of its outstanding shares are converted into securities of another corporation or are exchanged for other consideration, all outstanding awards will thereupon terminate, provided that prior to the effective date of any such dissolution, liquidation, consolidation or merger, EMC will either (i) contingent upon the consummation of such transaction, make all outstanding awards immediately exercisable on a basis that gives the holder of the award a reasonable opportunity to participate as a shareholder in the transaction or, if applicable, cause all restrictions to lapse, or (ii) arrange to have the surviving corporation grant replacement awards to participants.
Term. The 2003 Stock Plan, unless sooner terminated by the Compensation Committee or the Board of Directors, will remain in effect until April 30, 2025.

U.S. Federal Income Tax Consequences
The following is a brief description of the federal income tax treatment that will generally apply to awards made under the 2003 Stock Plan, based on federal income tax laws currently in effect. The exact federal income tax treatment of awards will depend on the specific nature of any such award and the individual tax attributes of the award recipient. This summary is not intended to be a complete analysis and discussion of the federal income tax treatment of the 2003 Stock Plan, and does not discuss gift or estate taxes or the income tax laws of any municipality, state or foreign country.
Incentive Stock Options. Options granted under the 2003 Stock Plan may qualify as incentive stock options within the meaning of Section 422 of the Code. If an option holder exercises an incentive stock option in accordance with its terms and does not dispose of the shares acquired within two years from the date of the grant of the incentive stock option or within one year from the date of exercise (the “Required Holding Periods”), an option holder generally will not recognize ordinary income and the Company will not be entitled to any deduction, on either the grant or the exercise of the incentive stock option. An option holder’s basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided an option holder holds the shares as a capital asset at the time of sale or other disposition of the shares, an option holder’s gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of an option holder’s gain or loss will be the difference between the amount realized on the disposition of the shares and the option holder’s basis in the shares. The gain or loss will be long-term capital gain or loss if the shares are held for at least one year after exercise of the option; otherwise, it will be short-term.
If, however, an option holder disposes of the acquired shares at any time prior to the expiration of the Required Holding Periods, then, subject to certain exceptions, the option holder will recognize ordinary income at the time of such disposition which will equal the excess, if any, of the lesser of (1) the amount realized on such disposition or (2) the fair market value of the shares on the date of exercise, over the option holder’s basis in the shares. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by an option holder. Any gain in excess of such ordinary income amount will be a short-term or long-term capital gain, depending on the option holder’s holding period. If an option holder disposes of such shares for less than the option holder’s basis in the shares, the difference between the amount realized and the option holder’s basis will be short-term or long-term capital loss, depending upon the holding period of the shares.
Non-Qualified Stock Options. Options granted under the 2003 Stock Plan which are not incentive stock options are “non-qualified stock options.” No income results upon the grant of a non-qualified stock option. When an option holder exercises a non-qualified stock option, he or she will realize ordinary income subject to withholding. Generally, such income will be realized at the time of exercise and in an amount equal to the excess, measured at the time of exercise, of the then fair market value of the common stock over the option price. EMC will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain withholding and reporting requirements.
Restricted Stock. Generally, restricted stock is not taxable to a participant at the time of grant, but instead is included in ordinary income (at its then fair market value) and subject to withholding when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the common stock

Proposal 4 - Amended and Restated 2003 Stock Plan (continued)

at the time of grant is included in ordinary income and subject to withholding and there is no further income recognition when the restrictions lapse. EMC is entitled to a tax deduction for Federal income tax purposes in an amount equal to the ordinary income recognized by the participant.
Restricted Stock Units. Generally, the participant will not be subject to tax upon the grant of an award of restricted stock units. However, upon the receipt of the underlying shares of common stock, the participant will recognize ordinary income subject to withholding in an amount equal to the fair market value of the shares received. EMC will be entitled to a corresponding tax deduction for Federal income tax purposes.
Stock Appreciation Rights. Generally, the participant will not be subject to tax upon the grant of a stock appreciation right. However, upon the receipt of shares pursuant to the exercise of a stock appreciation right, the participant, generally, will recognize ordinary income subject to withholding in an amount equal to the fair market value of the shares received. The ordinary income recognized with respect to the receipt of shares upon exercise of stock appreciation rights will be subject to any necessary withholding and reporting requirements.
Generally, EMC will not be entitled to a tax deduction upon the grant or termination of stock appreciation rights. However, EMC will, generally, be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the participant.
Section 162(m). The 2003 Stock Plan is designed to allow awards made under the plan to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, however there can be no guarantee that amounts payable under the 2003 Stock Plan will be treated as qualified “performance-based” compensation under Section 162(m). In general, under Section 162(m), in order for EMC to be able to deduct compensation in excess of $1,000,000 paid in any one year to EMC’s Chief Executive Officer or any of EMC’s three other most highly compensated executive officers (other than EMC’s Chief Financial Officer), such compensation must qualify as “performance-based”. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the 2003 Stock Plan will be deductible under all circumstances.
Section 409A. Awards held by employees that are subject to but fail to comply with Section 409A of the Code are subject to a penalty tax of 20% in addition to ordinary income tax, as well as to interest charges. In addition, the failure to comply with Section 409A may result in an acceleration of the timing of income inclusion for income tax purposes. The Compensation Committee intends to administer any award resulting in a deferral of compensation subject to Section 409A consistent with the requirements of Section 409A to the maximum extent possible, as determined by the Compensation Committee.
This summary is not a complete description of the U.S. Federal income tax aspects of the 2003 Stock Plan. Moreover, this summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the 2003 Stock Plan, as well as foreign, state and local tax consequences.

New Plan Benefits
The future benefits or amounts that would be received under this amendment and restatement of the 2003 Stock Plan are discretionary and are therefore not determinable at this time. Similarly, the benefits or amounts which would have been received by or allocated to executive officers and our other employees for the last completed fiscal year if this amendment and restatement of the 2003 Stock Plan had been in effect cannot be determined. Information about awards granted in fiscal year 2014 to the Chief Executive Officer, the Chief Financial Officer and the other Named Executive Officers can be found under the “Grants of Plan-Based Awards” table on page 80 of this Proxy Statement.

PROPOSAL 5 - SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5

John Chevedden, acting as proxy for James McRitchie, and certain other EMC shareholders have proposed the adoption of the following proposal at the Annual Meeting and have furnished the following statement in support of the proposal.  The address of Mr. McRitchie is 9295 Yorkship Court, Elk Grove, CA 95758 and he has represented to EMC that he held 200 shares of common stock as of October 17, 2014; the names, addresses and number of shares of common stock held by each other shareholder will be provided promptly upon request to the Secretary of EMC.  If properly presented at the meeting, the affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve this proposal.

Proposal 5 - Independent Board Chairman

RESOLVED: The shareholders request the Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it did not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

Supporting Statement:
The role of the CEO and management is to run the company. The role of the Board of Directors is to provide independent oversight of management and the CEO. There is a potential conflict of interest for a CEO to be her/his own overseer as Chair while managing the business.

The combination of these two roles in a single person weakens a corporation’s governance structure, which can harm shareholder value.

And with the Board working on a succession plan for Mr. Tucci’s retirement, a rare opportunity exists to make this change.

As Intel’s former chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can the CEO be his own boss?”

Shareholders are best served by an independent Board Chair who can provide a balance of power between the CEO and the Board empowering strong Board leadership. The primary duty of a Board of Directors is to oversee the management of a company on behalf of shareholders. A combined CEO / Chair creates a potential conflict of interest, resulting in excessive management influence on the Board and weaker oversight of management.

Numerous institutional investors recommend separation of these two roles. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourage separation, even with a lead director in place.

Chairing and overseeing the Board is a time intensive responsibility. A separate Chair also frees the CEO to manage the company and build effective business strategies.

Many companies have separate and/or independent Chairs. An independent Chair is the prevailing practice in the United Kingdom and many international markets and is an increasing trend in the U.S.

Proposal 5 - Shareholder Proposal (continued)

Shareholder resolutions urging separation of CEO and Chair received approximately 31% vote, in 2013 and 2014 with a 37% vote at EMC. This proposal won 50% plus support at five major U.S. companies in 2013.

Please vote to enhance shareholder value:
Independent Board Chairman - Proposal 5

Proposal 5 - Shareholder Proposal (continued)

EMC’S STATEMENT IN OPPOSITION TO SHAREHODLER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5

The Board of Directors has considered this proposal and unanimously concluded that its adoption is not in the best interests of EMC or its shareholders. In reaching its decision, the Board considered a number of factors, including:

•	The Board’s annual review of its leadership structure, including whether to separate the Chairman and CEO roles, and whether the Chairman should be an independent director;

•	The inflexible nature of the proposal, which limits the Board’s ability to choose the most effective leadership structure, particularly in the context of market and business conditions;

•	The strong independent oversight provided by EMC’s current corporate governance policies and leadership structure; and

•	Feedback received from our shareholders on our Board leadership structure.

Our Board believes EMC and our shareholders are best served by governance policies, including an annual review of the leadership structure, that provide the Board flexibility to determine the most effective leadership structure for EMC based on market and business conditions. The Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance and that an important role of the Board is determining the optimal way to structure such leadership. Consistent with this view, under our Corporate Governance Guidelines, the Board reviews its leadership on an annual basis, and in the past has adopted structures including both combined and separate chairman and CEO positions. Based on this experience, the Board believes it is important to maintain the flexibility it currently has to tailor its leadership structure based on the Company’s needs and the Board’s assessment of its leadership at different points in time.

After its most recent annual review of its leadership structure, our Board determined that the current arrangement best serves the interests of EMC shareholders and the Company. The IT industry is experiencing one of the most disruptive periods in its history, and the pace of change is accelerating. The Board believes that a combined Chairman and CEO, overseen by an experienced, highly-independent Board, is critical at this time for EMC to maintain strong alignment of the business and management with the Board’s central, strategic vision. This structure facilitates quick response times and clear, direct channels of feedback between business leaders and the Board. For more information about the Board’s annual review process, please see “Corporate Governance - Annual Review of Leadership Structure” beginning on page 38 of this Proxy Statement.

Our Board has established strong, independent oversight through our corporate governance structure, Board composition and Board leadership. We have adopted a very robust independent Lead Director role which provides enhanced oversight of the executive management team, and ensures that the Board remains firmly in control of critical strategic decisions. The Board believes that a Lead Director is an integral part of our Board structure and facilitates the effective performance of the Board in its role of providing governance and independent oversight. For more information about the Lead Director’s extensive duties, please see our discussion on the Lead Director role beginning on page 39 of this Proxy Statement.

William D. Green was designated by the Board as independent Lead Director in February 2015. He has substantial experience leading a large public corporation, governance expertise from serving as chairman and a member of other company boards and committees, and a deep understanding of the IT industry. In addition, Mr. Green’s proven ability to assert independent leadership while working collaboratively with other directors, his ability to solicit, balance and build consensus around different points of view, and the respect he has garnered among our Board members will enable him to serve effectively as our Lead Director.

Proposal 5 - Shareholder Proposal (continued)

Furthermore, 10 out of the 12 director nominees for our Board are independent. The independent directors appropriately challenge management and demonstrate independent judgment in making important decisions for our Company. In addition, the Board meets in executive session without the CEO in connection with each regularly scheduled Board meeting. We also note that the Board recently appointed two new directors to incorporate fresh, independent perspectives.

Each of the Board’s key committees is also comprised entirely of independent directors. As a result, oversight of key matters, such as the integrity of EMC’s financial statements, the nomination of directors and evaluation of the Board and its committees, and executive compensation, is entrusted to independent directors.

For more information on our independent directors, please see “Proposal 1 - Election of Directors” beginning on page 6 of this Proxy Statement.

Our Board and management has evaluated feedback from our shareholders, and a significant majority are supportive of the current structure. A similar proposal was put to a vote at our 2014 Annual Meeting, and approximately 63% of our shareholders voted AGAINST the proposal. EMC engaged with many of our largest shareholders, as well as the proponents of this proposal, both before and after the vote to solicit feedback. Our discussions with shareholders indicated that a significant majority of them believe our current leadership structure to be appropriate based on the current market and business environment and, in particular, were strongly supportive of our robust independent Lead Director role.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF EMC OR OUR SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

CORPORATE GOVERNANCE

EMC is committed to good corporate governance, which we believe helps us to sustain our success and build long-term value for our shareholders. For many years, we have had in place Corporate Governance Guidelines that provide a framework for the effective governance of EMC. The Governance Committee reviews these guidelines at least annually and, as appropriate, recommends changes to the Board of Directors for approval. We also have written charters for the Board of Directors’ standing committees (Audit, Compensation, Finance, Governance, and Mergers and Acquisitions), as well as Business Conduct Guidelines applicable to all directors, officers and employees. Information about EMC’s corporate governance practices and copies of the Corporate Governance Guidelines, committee charters and Business Conduct Guidelines are available at www.emc.com/corporate/investor-relations/governance/corporate-governance.htm. EMC posts additional information on its website from time to time as the Board makes changes to EMC’s corporate governance practices.

The Board of Directors has implemented corporate governance practices that it believes are both in the best interests of EMC and its shareholders as well as compliant with the rules and regulations of the SEC and the listing standards of the NYSE. The Board reviews these practices on an ongoing basis. Highlights of our corporate governance practices as summarized below.

Board Leadership Structure

Our Bylaws and Corporate Governance Guidelines permit the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. This provides the Board with the flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time.

Annual Review of Leadership Structure

The Board reviews the structure of its leadership on an annual basis and determines each year whether it is best for the Company that (a) the Chairman role be combined or separated from the CEO role and (b) whether the Chairman should be an independent director. Among other things, the Board considers:

•	the Company’s strategic positioning;

•	the Company’s challenges;

•	industry dynamics;

•	the experience of the then current CEO;

•	the qualifications of directors who could serve as Chairman; and

•	any relevant legislative or regulatory developments.

Current Structure. For the reasons set forth below, the Board believes that EMC and its shareholders are best served at this time by having Joseph M. Tucci serve as our Chairman and CEO, and William D. Green, an independent director, serve as our Lead Director.

Federation Strategy. Our Federation model is unique in the industry and a competitive differentiator. Under our Federation operating model, we have created three distinct businesses: EMC Information Infrastructure, Pivotal Software and VMware Virtual Infrastructure. These businesses are led by three chief executive officers, David I. Goulden, Pat Gelsinger and Paul Maritz, respectively. Mr. Tucci is Chairman at all three businesses. This structure enables each business to focus on their specific business objectives while also allowing for collaboration to offer solutions across the technology stack. The Board believes that the Company needs one leader to guide the overall vision

Corporate Governance (continued)

of the Federation and ensure the companies’ strategies are aligned with that adopted by the Board. Mr. Tucci is the key day-to-day link and conduit for feedback between the Board and management under our Federation operating model.

Accountability. Combining the roles of Chairman and CEO also makes clear that we have a single leader who is directly accountable to the Board and, through the Board, to our shareholders. It establishes one voice who speaks for the Company to customers, employees, shareholders and other stakeholders. It strengthens the Board and the Board’s decision-making process because Mr. Tucci, who has first-hand knowledge of our operations and the major issues facing EMC, chairs the Board meetings where the Board discusses strategic and business issues. Finally, the combined roles facilitate a Board process that is able to identify and respond to challenges and opportunities in a more timely and efficient manner than a non-executive chairman structure would provide.

Independent Lead Director. The Board recognizes the importance of having a strong independent board leadership structure to ensure accountability. Accordingly, our Corporate Governance Guidelines provide that if the Chairman is not an independent director, then the independent directors will select a Lead Director. The Board believes that a Lead Director is an integral part of our Board structure and facilitates the effective performance of the Board in its role of providing governance and independent oversight.

Annually, the independent directors consider the role and designation of the Lead Director.

In February 2015, after its annual review, the independent directors designated Mr. Green as the Board’s independent Lead Director. He has substantial experience leading a large public corporation, governance expertise from serving as chairman and a member of other company boards and committees, and a deep understanding of the IT industry. In addition, Mr. Green’s proven ability to assert independent leadership while working collaboratively with other directors, his ability to solicit, balance and build consensus around different points of view, and the respect he has garnered among our Board members will enable him to serve effectively as our Lead Director. For more information regarding Mr. Green, please see “Proposal 1 - Election of Directors”, and for information on Mr. Green’s perspective on his roles and responsibilities as Lead Director, please see his letter to shareholders at the beginning of the Proxy Statement.

Our Lead Director has significant responsibilities, which are set forth in EMC’s Corporate Governance Guidelines. These include:
●
Presiding at the meetings of the Board at which the Chairman is not present, including the executive sessions of the non-management directors and independent directors, establishing the agendas for such executive sessions and providing appropriate feedback to the CEO regarding these meetings

●	Acting as a liaison between the independent directors and the Chairman
●	Facilitating discussions among the independent directors on key issues and concerns outside of Board meetings
●	Having the authority to call meetings of the independent directors
●
Approving information sent to the Board, including providing for the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties

●	Approving meeting agendas for the Board
●	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items
●	In collaboration with the Compensation Committee, approving CEO goals, evaluating CEO performance, setting CEO compensation levels and reviewing CEO succession planning
●
In collaboration with the Governance Committee, making recommendations to the Board regarding committee members and chairs and overseeing the performance evaluations of the Board, each of the applicable committees and the individual directors

●	In collaboration with the Chairman, recommending to the Board the retention of consultants who report directly to the Board

Corporate Governance (continued)

●	If requested by major shareholders, ensuring that he or she is available for consultation and direct communication
●	Performing such other duties as may be requested from time to time by the Board as a whole or by the independent directors

Independent Directors and Committees. In evaluating its leadership structure, the Board also considered that a substantial majority of our Board is comprised of independent directors. Our independent directors appropriately challenge management and demonstrate independent judgment in making important decisions for our Company. In addition, each of the Board’s key committees - the Audit Committee, Compensation Committee, and Governance Committee - is comprised entirely of independent directors. As a result, oversight of key matters, such as the integrity of EMC’s financial statements, the nomination of directors and evaluation of the Board and its committees, and executive compensation, is entrusted exclusively to independent directors. Finally, the Board meets in executive session without the CEO in connection with each regularly scheduled Board meeting. The active involvement of the independent directors, combined with the qualifications and significant responsibilities of our Lead Director, promote strong, independent oversight of EMC’s management and affairs.

Risk Oversight

The Board of Directors is responsible for overseeing risk management at the Company. The Board regularly considers our risk profile when reviewing our overall business plan and strategy and when making decisions impacting the Company.

The Governance Committee is responsible for overseeing the Board’s execution of its risk management oversight responsibility. The management risk committee, comprised of the Chief Financial Officer, the General Counsel, and the Chief Risk Officer, monitors and manages EMC’s enterprise risk management program and reports directly to the Governance Committee and the Board of Directors.

Compensation Risk Oversight

The Leadership and Compensation Committee oversees the design and implementation of and the incentives and risks associated with our compensation policies and practices. In 2014, the Committee evaluated our executive compensation program across the following categories: compensation mix, including the relative weightings of our executive officers’ base salaries, cash incentive bonus opportunities and long‑term equity incentives; long-term incentive plan design; short-term incentive plan design; performance metrics; the relationship between performance and payout, including maximum payouts; stock ownership guidelines; stock holding guidelines; change in control agreements; and compensation recovery policy. The Committee considered several factors that mitigate risk in the executive compensation program, including the following:

•
Approximately 12% of the Named Executive Officers’ total target annual compensation opportunity is provided through the cash bonus plans. These plans contain limits on the amount of compensation that can be earned for any year. Moreover, EMC incents executives through multiple cash bonus plans with multiple performance targets that are weighted differently under each plan;

•
The majority of EMC’s executive compensation opportunity is provided in the form of a portfolio of equity awards with multiple performance targets and multi-year vesting schedules of up to four years, subject to continued employment with EMC, to provide strong incentives for sustained performance and sustained shareholder value;

•
For many years, EMC has been committed to pay-for-performance. In line with this philosophy, the Committee grants equity awards with performance elements to focus executive officers on achieving strategic, operational and financial goals that will lead to long-term shareholder value and encourage our executive officers to take a long-term view of the business;

Corporate Governance (continued)

•	The annual financial targets used in the compensation program align with the Board-approved operating plan for the Company;

•	EMC has strong stock ownership guidelines which help align the interests of our executive officers with shareholders’ interests in the long-term performance of EMC stock;

•
In addition to stock ownership guidelines, EMC has strong stock holding guidelines under which each executive officer must hold throughout the year at least 75% of his or her total equity holdings (measured as of January 1). In addition, each executive officer may sell only a limited number of shares each quarter;

•	EMC has a long-standing clawback policy addressing the recovery of cash and equity incentive compensation applicable to all EMC employees;

•	EMC does not permit any employees to “hedge” ownership of EMC securities and executive officers may not pledge EMC securities;

•	EMC’s change in control agreements provide severance payments and vesting of equity awards on a “double trigger” basis;

•	The independent compensation consultant for the Committee only provides services for the Committee and is not permitted to provide any services to the Company unless pre-approved by the Committee; and

•	The Committee has final authority in administering the executive compensation program.

The management risk committee also reviewed all of EMC’s incentive compensation plans. The management risk committee considered whether any of these plans or programs may encourage inappropriate risk-taking; whether any plan may give rise to risks that are reasonably likely to have a material adverse effect on the Company; and whether it would recommend any changes to the plans. The management risk committee also considered our plans’ risk-mitigating controls, such as our clawback policy and stock ownership and holding guidelines. The management risk committee presented its conclusions for review by the Compensation Committee.

Additional Risk Oversight

In addition, each of the other standing committees of the Board regularly assesses risk in connection with executing their responsibilities. The Audit Committee discusses with management EMC’s major financial risks and exposures and the steps management has taken to monitor and control such risks and exposures, including our policies with respect to risk assessment and risk management. The Mergers and Acquisitions Committee considers risks in connection with acquisitions, divestitures and investments. The Finance Committee considers risks in connection with matters related to the Company’s capital structure, stock repurchase program and investment management policy. The Audit Committee and Governance Committee also receive regular reports from the Company’s Chief Risk Officer.

All of the committees report regularly to the Board of Directors on their activities. For more information, please see “Board Committees” beginning on page 47 of this Proxy Statement.

Succession Planning

We engage in succession planning at all levels of the Company.

Board Succession

The Governance Committee regularly evaluates the size and composition of the Board, giving consideration to evolving skills, perspective and experience needed on the Board to perform its governance role and provide oversight as the challenges facing the Company change over time. The Governance Committee and the Board of Directors regularly consider succession plans for membership of the Board committees and committee chairs as well as the needs of the

Corporate Governance (continued)

Board on an ongoing basis. For more information, please see “Proposal 1 - Election of Directors - Director and Nominee Experience and Qualifications” on page 6 of this Proxy Statement.

CEO Succession

The Board and the Leadership and Compensation Committee are both engaged in CEO succession planning on an ongoing basis. They regularly review CEO succession in plenary session and executive session. This includes regular review of both long- and short-term CEO succession plans, consideration of candidates, review and monitoring of the career development of potential successors, and consideration of the Company’s needs in light of its strategic direction. The Board also ensures that it has exposure to senior officers who have the potential to succeed the CEO and other senior management positions.

Organizational Talent Review

We have a robust organization and talent review process to ensure that we have a strong pipeline of qualified, ready, high-potential employees to fill key leadership and other roles, both now and in the future.

•	The EMC executive leadership team meets several times a year to jointly review and discuss:

▪	The strategy and goals of each executive’s group in the context of EMC’s overall strategy;

▪	Each group’s structure, including talent strengths and any gaps; and

▪	The plan for each group to ensure that the talent and skills for key roles are available in order to drive business success.

•	The EMC executive leadership team also discusses, both as part of these meetings and throughout the year:

▪	Key roles and succession plans for those roles, both currently and in the future;

▪	Top talent across the Company, including strengths, weaknesses and development needs;

▪	Executive performance and promotions; and

▪	Talent development programs and strategies.

•	The Leadership and Compensation Committee reviews the results of these discussions and engages in talent management and succession planning discussions throughout the year.

•	The Board also regularly discusses management succession throughout the year.

Annual Election of Directors

Each director is elected annually.

Majority Vote for Directors

A majority vote standard, as described in our Bylaws, applies to the election of directors. In addition, our Corporate Governance Guidelines require any incumbent nominee for director, other than in a Contested Election Meeting (as defined in our Bylaws), who does not receive more votes cast “for” his or her election than votes cast “against” his or her election to promptly tender his or her resignation. The Governance Committee will assess the appropriateness of the director continuing to serve and recommend to the Board the action to be taken regarding a tendered resignation. Set forth below are procedures of the Board and Governance Committee to be used if such majority vote policy is triggered:

Corporate Governance (continued)

•
In considering whether it is appropriate for a nominee to continue to serve as a director, the Governance Committee will act promptly and consider all factors deemed relevant, including any known reasons why shareholders voted “against” the director, the length of service and qualifications of the director in question, the director’s contributions to EMC, the director’s particular area of expertise or experience, and compliance with listing standards.

•
The Board will act on the Governance Committee’s recommendation promptly, but in any event not later than 90 days following the certification of the shareholder vote. The Board will consider the factors considered by the Governance Committee and any other factors it deems relevant. Board action may include acceptance of the tendered resignation, adoption of measures designed to address the issues underlying the “against” votes for such director or rejection of the tendered resignation. Following the Board’s decision, EMC will promptly disclose the Board’s decision and process (including, if applicable, the reasons for rejecting the tendered resignation) in a periodic or current report filed with the SEC.

•	If a director’s resignation is accepted by the Board, the Board will determine whether to fill such vacancy or to reduce the size of the Board.

•
The process described above of determining whether or not to accept a tendered resignation will be managed by the independent directors. Further, any director who tenders his or her resignation pursuant to EMC’s majority vote policy will not participate in the Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Governance Committee receive more votes cast “against” than “for” at the same election, then the independent directors who are on the Board who did not receive such votes will consider the tendered resignations.

Executive Sessions of Directors

The non-management directors meet in executive session in connection with each regularly scheduled Board meeting, and the independent directors meet in executive session at least once each year. The Lead Director acts as presiding director for such executive sessions.

Shareholder Engagement

For many years, EMC has sponsored a robust shareholder engagement program. We are committed to engaging in constructive and meaningful dialogue with our shareholders. We value shareholder views and insights and believe that positive, two-way dialogue builds informed relationships that promote transparency and accountability. Over the years, shareholders have expressed appreciation of our engagement program.

While the EMC Board of Directors, through the Governance Committee, oversees shareholder matters and participates in meetings with shareholders as appropriate, management has the principal responsibility for shareholder communications and engagement. Management provides regular updates to the Board concerning shareholder feedback. The Board considers shareholder perspectives as well as the interests of all stakeholders when overseeing company strategy, formulating governance practices and designing compensation programs.

During 2014, members of EMC’s Board of Directors and management dialogued and met with shareholders and other stakeholders as part of our annual outreach program as well as at other times throughout the year. We spoke with representatives from our top institutional investors, mutual funds, public pension funds, labor unions and socially focused funds (representing approximately 36% of our outstanding shares). Topics discussed included our strategy and performance; corporate governance matters such as Board composition and refreshment, succession planning and Board leadership structure; our executive compensation program; and sustainability initiatives. We solicited feedback from shareholders on these subjects and provided a summary of responses to the Board. Directors who participated in the meetings also shared their perspectives on these meeting with the full Board.

Corporate Governance (continued)

In 2014, the Lead Director also met in person and spoke by telephone with various shareholders to discuss Board diversity. The Board appreciated shareholders’ input and willingness to dialogue on this issue. In 2015, the Board amended the Governance Committee’s charter to strengthen our public statements and more clearly state our commitment to Board diversity. The Governance Committee’s charter now states that the Committee, acting on behalf of the Board, will actively identify and recruit diverse candidates, including women and minority candidates, as part of the search process for Board members (for more information, please see “Proposal 1 - Election of Directors - Director and Nominee Experience and Qualifications” on page 6 of this Proxy Statement).

For information on shareholder feedback about our executive compensation programs, please see “Compensation Discussion and Analysis - Executive Summary” beginning on page 54 of this Proxy Statement.

Communications with the Board

To facilitate open communications, EMC provides various means for shareholders and other interested parties to contact the non-management directors, the Audit Committee and the Leadership and Compensation Committee. The Board strives to provide clear, candid and timely responses to any substantive communication it receives. In order to build constructive, informed relationships with shareholders and encourage transparency and accountability, directors may also be available for dialogue with shareholders from time to time, as appropriate, and the Lead Director is available for consultation and direct communication if requested by major shareholders. In addition to these communications, it is the Board’s policy in accordance with our Corporate Governance Guidelines to provide a response to any shareholder proposal that receives a majority vote.

Information on how EMC shareholders and all other interested parties may report concerns or complaints to the Audit Committee, Leadership and Compensation Committee and the non-management directors is set forth below and at www.emc.com/corporate/investor-relations/governance/contact-board.htm.

•	Concerns or complaints about EMC’s accounting, internal accounting controls, auditing or financial matters can be sent directly to the Audit Committee in either of the following ways:

By mail EMC Audit Committee c/o Alertline PMB 3767 Suite 300 13950 Ballantyne Corporate Place Charlotte, NC 28277	By e-mail AuditCommitteeChairman@emc.com

•	Questions or concerns about compensation matters can be sent directly to the Leadership and Compensation Committee in either of the following ways:

By mail EMC Leadership and Compensation Committee c/o Alertline PMB 3767 Suite 300 13950 Ballantyne Corporate Place Charlotte, NC 28277	By e-mail CompensationCommitteeChairman@emc.com

•	Communications can be sent directly to the non-management directors in either of the following ways:

By mail EMC Non-Management Directors c/o Alertline PMB 3767 Suite 300 13950 Ballantyne Corporate Place Charlotte, NC 28277	By e-mail nonmngtdirectors@emc.com

Corporate Governance (continued)

Communications received electronically will be accessed directly by, and communications received by mail will be forwarded directly to, the Audit Committee and the Leadership and Compensation Committee, as appropriate. Communications addressed to the non-management directors will be accessed directly by or forwarded directly to the Governance Committee. The committees will forward these communications to other directors, members of EMC management or such other persons as they deem appropriate. The committees or, if appropriate, EMC management, will respond in a timely manner to any substantive communications from a shareholder or an interested party. This process has been approved by our independent Directors.

Director Orientation and Continuing Education

The Board believes that director orientation and education is integral to Board and committee performance and effectiveness. The Board’s director orientation program emphasizes EMC’s business and strategic plans, and includes site visits, presentations and meetings with management. In addition, management, outside advisors and others regularly provide continuing education to the Board on topics such as current regulatory matters, legislative affairs, and developments within the IT industry. Directors are also encouraged to participate in external educational programs related to their responsibilities as directors and to EMC’s business.

Director Stock Ownership Guidelines

The Board believes that non-management directors should hold a significant equity interest in EMC. We have had director stock ownership guidelines in place for many years. Under these guidelines, each non-management director is expected to own, within five years after becoming a director, shares of EMC common stock with a value equal to five times the annual Board retainer, excluding any committee retainers or fees. As of February 27, 2015, all of the non-management directors are in compliance with these guidelines. We also have executive stock ownership guidelines (for more information, please see “Compensation Discussion and Analysis - Stock Ownership Guidelines” on page 74 of this Proxy Statement).

Sustainability

The Governance Committee is responsible for overseeing EMC’s sustainability efforts which are founded on the principle that virtually all business decisions have economic, environmental, and social implications. We believe that integrating these considerations into our business strategy and decisions is integral to growing the success of EMC and benefits our shareholders, employees, customers, suppliers and communities. We seek ways to use our technology and engage our talent to create prosperity, maximize value and provide for the well-being of our shareholders, the planet and society. We strive to maximize our positive impact by focusing on those issues where EMC has the greatest potential to create positive change, holding ourselves accountable by measuring and reporting our progress, maintaining open and candid communication with our internal and external stakeholders, and collaborating with our peer companies and those in our value chain to expand the scale of our contributions. By developing sustainable business practices and incorporating principles of sustainability in our product design, we create competitive advantage, build trust and pave the way for continued long-term corporate success.

In 2014, our sustainability program was recognized through inclusion in the Dow Jones Sustainability Index for North America and the CDP Climate Disclosure Leadership Index. We also announced a new mid-term target for reduction of absolute greenhouse gas emissions, along with a number of other corporate targets for 2020. For more information on our priorities and progress, please see our Annual Report on Form 10-K for 2014, our Sustainability Report and www.emc.com/corporate/sustainability/index.htm.

Corporate Governance (continued)

Political Contributions

The Governance Committee oversees our political spending activity. We participate in the political process to help shape public policy and address legislation that impacts EMC and our industry. Our involvement aims to ensure that the interests of our customers, shareholders, employees and other stakeholders are fairly represented at all levels of government. Our corporate political contributions, membership dues we pay to major U.S. trade associations and the percentage of such dues that is used for political spending, and activity of the EMC Political Action Committee (which is funded entirely by voluntary employee contributions and no corporate funds) are disclosed on our website. For more information, including a description of our public policy priorities, please see http://www.emc.com/corporate/sustainability/delivering-value/public.htm.

Simple Majority Vote

There are no supermajority voting requirements in our Articles of Organization or Bylaws.

BOARD COMMITTEES

The Board of Directors has established five standing committees: the Audit Committee, the Governance Committee, the Finance Committee, the Leadership and Compensation Committee, and the Mergers and Acquisitions Committee.

Independence

The Audit, Compensation, and Governance Committees consist entirely of independent directors. All of the members of the Audit Committee and Compensation Committee meet the additional, heightened independence criteria of the SEC and NYSE applicable to their respective committees.

Composition

Generally, a director is a member of no more than two of the NYSE required committees (Audit, Compensation, and Governance Committees).

The current membership of each committee is listed below.

	Audit	Corporate Governance and Nominating	Finance	Leadership and Compensation[1]	Mergers and Acquisitions
José E. Almeida			✓	✓
Michael W. Brown	✓		Chair
Donald J. Carty		✓
Randolph L. Cowen				Chair	✓
Gail Deegan	✓			✓
James S. DiStasio	Chair	✓
John R. Egan			✓		Chair
William D. Green				✓	✓
Edmund F. Kelly			✓
Jami Miscik		Chair
Paul Sagan				✓
David N. Strohm		✓			✓
Joseph M. Tucci			✓		✓

[1]
Michael W. Brown and David N. Strohm served on the Leadership and Compensation Committee until February 6, 2014, and Windle B. Priem, who did not stand for re-election at the 2014 Annual Meeting of Shareholders, served on the Leadership and Compensation Committee until April 30, 2014.

Responsibilities

Each committee operates pursuant to a written charter that is available on our website at www.emc.com/corporate/investor-relations/governance/corporate-governance.htm. All the committees meet periodically throughout the year, report on their actions and recommendations to the Board, receive reports from senior management, annually evaluate their performance, and have the authority to retain outside advisors.

Board Committees (continued)

Audit Committee

Other Members:  Michael W. Brown and Gail Deegan

Meetings Held in 2014: 12

Primary Responsibilities:  This committee assists the Board of Directors in overseeing the integrity of EMC’s financial statements, and reviews with management and EMC’s auditors EMC’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any issues raised by the auditors regarding EMC’s financial statements and its accounting controls and procedures, EMC’s risk assessment and risk management policies,

James S. DiStasio Chair
EMC’s worldwide corporate compliance program, the independence of EMC’s auditors, EMC’s internal controls, EMC’s policy pertaining to related person transactions, the other matters as set forth in its charter, and such other matters as the committee deems appropriate. During 2014, senior members of EMC’s financial and legal management participated in each of the Audit Committee’s regularly scheduled meetings. During the course of the year, the Audit Committee had separate executive sessions with EMC’s General Counsel (who is also our chief compliance officer) and Chief Financial Officer, independent auditors and internal auditors at which candid discussions regarding legal matters, our corporate compliance program, financial reporting, internal controls and accounting systems and processes took place. The Audit Committee discussed with EMC’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also met on a regular basis without members of management or the Company’s independent auditors. Also during 2014, the Audit Committee reviewed with senior members of management EMC’s policies and practices regarding risk assessment and risk management. In addition, the Audit Committee reviewed the adequacy and effectiveness of EMC’s legal, regulatory and ethical compliance programs, including our Business Conduct Guidelines.

Financial Experts: The Board of Directors has determined, in accordance with the rules of the NYSE and the SEC, that each member is financially literate and an “audit committee financial expert.”

For more information about the Audit Committee, please see “Proposal 2 - Ratification of Selection of Independent Auditors” and “Audit Committee Report” on pages 23 and 96, respectively, of this Proxy Statement.

Corporate Governance and Nominating Committee

Other Members:  Donald J. Carty, James S. DiStasio and David N. Strohm

Meetings Held in 2014: 8

Primary Responsibilities:  This committee oversees and advises the Board on corporate governance matters and assists the Board in identifying and recommending qualified Board candidates. The Governance Committee also reviews and makes recommendations to the Board on the size and composition of the Board, standards to be applied by the Board in making

Jami Miscik Chair
independence determinations, assignments to committees of the Board and resignations of directors, when appropriate. The Governance Committee oversees the evaluation of the Board, the committees and individual directors and monitors possible conflicts of interest of directors and senior executives. In addition, the Governance Committee oversees the Board’s execution of its risk management oversight responsibility, including receiving reports from the management risk committee, oversees and makes recommendations to the Board regarding shareholder proposals and sustainability matters, and reviews Federation governance.

Board Committees (continued)

Finance Committee

Other Members:  José E. Almeida, John R. Egan, Edmund F. Kelly and Joseph M. Tucci

Meetings Held in 2014: 5

Primary Responsibilities:  This committee helps the Board fulfill its responsibilities relating to oversight of the Company’s financial affairs. The Finance Committee oversees and reviews with management matters related to the enhancement of the capital structure of EMC and its subsidiaries, including the issuance and restructuring of EMC’s equity and debt, issuance

Michael W. Brown Chair
of our subsidiaries’ equity (including the equity of VMware, Inc. (“VMware”)), the redemption of any of EMC’s bonds or convertible notes which may be outstanding from time to time, EMC’s investment management policy, any common stock repurchase or VMware Class A common stock purchase programs which may exist from time to time, and EMC’s dividend policy.

Leadership and Compensation Committee

Other Members:  José E. Almeida, Gail Deegan, William D. Green and Paul Sagan

Meetings Held in 2014: 8

Primary Responsibilities:  This committee sets EMC’s executive compensation philosophy and objectives, recommends compensation for non-employee directors, sets the compensation of the Chairman and CEO, reviews and approves the goals and objectives relevant to the compensation of the Chairman and CEO and evaluates his performance, including his performance relative to

Randolph L. Cowen Chair
his respective goals and objectives as well as his overall performance. The Compensation Committee also reviews and approves the compensation of EMC’s other executive officers, oversees the incentives and risks associated with the Company’s compensation policies and practices, and oversees regulatory compliance of compensation matters. For more information on compensation risk oversight, please see “Corporate Governance - Risk Oversight” on page 40 of this Proxy Statement. The Compensation Committee annually reviews EMC’s equity plans, approves grants under EMC’s equity plans and has the authority to administer and interpret the provisions of EMC’s equity, deferred compensation, 401(k) and other plans. The Compensation Committee also oversees and reports to the Board on succession planning for the CEO and other senior management positions.

The Compensation Committee incorporates certain metrics that are part of EMC’s operating plan into the compensation program for EMC’s executive officers. The Board of Directors approves EMC’s operating plan. Accordingly, in this regard, while the Compensation Committee establishes our executive compensation program, the Board of Directors also is involved in executive compensation. Subject to compensation parameters approved by the Compensation Committee, Joseph M. Tucci, our CEO, and David I. Goulden, CEO, EMC Information Infrastructure, set the performance goals under our business unit incentive compensation plans. These goals are aligned with EMC’s operating plan. In addition, Messrs. Tucci and Goulden, subject to compensation parameters approved by the Compensation Committee, may approve the individual performance goals under our Executive Management by Objectives Plan, to the extent such goals are not otherwise set by the Compensation Committee. Messrs. Tucci and Goulden also present recommendations regarding the compensation of our executive officers to the Compensation Committee for approval. The Executive Vice President, Human Resources, assists Messrs. Tucci and Goulden in performing their compensation-related responsibilities and also assists the Compensation Committee in fulfilling its functions.

Compensation Consultant: The Compensation Committee has engaged Towers Watson & Co. (“Towers Watson”) as its compensation consultant. Towers Watson works at the direction of the Compensation Committee and reports directly to the Compensation Committee. For more information, please see “Compensation Discussion and Analysis - Role of Compensation Consultant” on page 75 of this Proxy Statement.

Board Committees (continued)

Compensation Committee Interlocks and Insider Participation: None of the Compensation Committee members has ever been an officer or employee of EMC. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board or Compensation Committee.

For more information on the Compensation Committee’s responsibilities and our compensation program, please see “Corporate Governance” and “Compensation Discussion and Analysis” beginning on pages 38 and 54, respectively, of this Proxy Statement.

Mergers and Acquisitions Committee

Other Members:  Randolph L. Cowen, William D. Green, David N. Strohm and Joseph M. Tucci

Meetings Held in 2014: 8

Primary Responsibilities:  This committee reviews and approves (or recommends that the Board approve) potential acquisitions, divestitures and investments. The Mergers and Acquisitions Committee also evaluates the execution, financial results and integration of completed acquisition transactions.

John R. Egan Chair

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of common stock owned on February 27, 2015 (except as otherwise indicated) (i) by each person who is known by EMC to own beneficially more than 5% of the common stock, (ii) by each of EMC’s directors and nominees for director, (iii) by each of the Named Executive Officers (as defined below) and (iv) by all directors and executive officers of EMC as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned[1]	Percent of Outstanding Shares
BlackRock, Inc.	114,423,551[2]	5.8%
The Vanguard Group	109,553,635[3]	5.5%
José E. Almeida[4,5]*	0	**
Michael W. Brown[4,6]*	127,600	**
Jeremy Burton[4,7]	60,632	**
Donald J. Carty[4]*	20,000	**
Randolph L. Cowen[4,8]*	67,600	**
Gail Deegan[4,9]	89,100	**
James S. DiStasio[4,10]*	47,600	**
John R. Egan[4]*	1,132,817	**
Howard D. Elias[4,11]	645,177	**
David I. Goulden[4,12]	708,119	**
William D. Green[4]*	8,833	**
Edmund F. Kelly[4,13]*	97,600	**
Jami Miscik[4]*	16,825	**
Zane C. Rowe[4,5]	0	**
Paul Sagan[4,14]*	87,600	**
William F. Scannell[4,15]	99,249	**
David N. Strohm[4,16]*	297,601	**
Joseph M. Tucci[4,17]*	2,724,077	**
All directors and executive officers as a group (24 persons)[18]	7,763,626	**
* Nominee for director

**	Less than 1%

1
Except as otherwise noted, all persons have sole voting and investment power of their shares. All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of February 27, 2015.

2
Based solely on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 2, 2015. The Schedule 13G/A provides that, as of December 31, 2014, BlackRock, Inc. beneficially owns in the aggregate 114,423,551 shares of common stock and that it has sole power to vote or direct the voting of 91,348,979 of such shares and sole power to dispose or direct the disposition of 114,423,551 of such shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

3
Based solely on the Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2015. The Schedule 13G provides that, as of December 31, 2014, The Vanguard Group beneficially owns in the aggregate 109,553,635 shares of common stock and that it has sole power to vote or direct the voting of 3,506,344 of such shares, sole power to dispose or direct the disposition of 106,244,075 of such shares and shared power to dispose or direct the disposition of 3,309,560 of such shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

4
Does not include restricted stock units held by the following individuals: Mr. Almeida (3,100); Mr. Brown (9,300); Mr. Burton (587,316); Mr. Carty (3,100); Mr. Cowen (9,300); Ms. Deegan (9,300); Mr. DiStasio (9,300); Mr. Egan (9,300); Mr. Elias (542,068); Mr. Goulden (809,707); Mr. Green (9,300); Mr. Kelly (9,300); Ms. Miscik (9,300); Mr. Rowe (389,955); Mr. Sagan

Security Ownership of Certain Beneficial Owners and Management (continued)

(9,300); Mr. Scannell (542,068); Mr. Strohm (9,300); and Mr. Tucci (815,609). The restricted stock units held by Messrs. Almeida, Brown, Carty, Cowen, DiStasio, Egan, Green, Kelly, Sagan and Strohm and Mses. Deegan and Miscik will vest on April 30, 2015.

5	Under our stock ownership guidelines, Messrs. Almeida and Rowe each have five years to reach compliance with their respective guidelines.

6	Mr. Brown is deemed to own 50,000 of these shares by virtue of options to purchase these shares.

7	Mr. Burton is deemed to own 58,502 of these shares by virtue of options to purchase these shares.

8	Mr. Cowen is deemed to own 20,000 of these shares by virtue of options to purchase these shares.

9	Ms. Deegan is deemed to own 40,000 of these shares by virtue of options to purchase these shares.

10	Mr. DiStasio is deemed to own 10,000 of these shares by virtue of options to purchase these shares.

11	Mr. Elias is deemed to own 336,237 of these shares by virtue of options to purchase these shares.

12	Mr. Goulden is deemed to own 422,573 of these shares by virtue of options to purchase these shares.

13	Mr. Kelly is deemed to own 30,000 of these shares by virtue of options to purchase these shares.

14	Mr. Sagan is deemed to own 30,000 of these shares by virtue of options to purchase these shares.

15	Mr. Scannell is deemed to own 98,909 of these shares by virtue of options to purchase these shares.

16	Mr. Strohm is deemed to own 40,000 of these shares by virtue of options to purchase these shares.

17	Mr. Tucci is deemed to own 1,557,743 of these shares by virtue of options to purchase these shares.

18
Includes 3,424,024 shares of common stock beneficially owned by all executive officers and directors as a group by virtue of options to purchase these shares. Excludes shares as to which such individuals have disclaimed beneficial ownership. Excludes 5,451,324 restricted stock units held by all executive officers and directors as a group.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding EMC’s equity compensation plans as of December 31, 2014 (table in millions, except per share amounts).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights[1] (a)	Weighted-average exercise price per share of outstanding options, warrants and rights[1] (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	30	$16.26	66[2]
Equity compensation plans not approved by security holders	—	—	—
Total	30	$16.26	66

1
Does not include an aggregate of 10 million shares of common stock to be issued (subject to vesting) upon the exercise of outstanding options, with a weighted-average exercise price of $1.74 per share, assumed by EMC in connection with various acquisitions. The option plans relating to such outstanding options were approved by the respective security holders of the acquired companies.

2	Includes 25 million shares of common stock available for future issuance under our Amended and Restated 1989 Employee Stock Purchase Plan.

LEADERSHIP AND COMPENSATION COMMITTEE REPORT

The Leadership and Compensation Committee of EMC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Leadership and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

LEADERSHIP AND COMPENSATION COMMITTEE

Randolph L. Cowen, Chair
José E. Almeida
Gail Deegan
William D. Green
Paul Sagan

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Pay-for-Performance Philosophy

In keeping with our results-driven culture, the Compensation Committee expects our executives to deliver superior performance in a sustained fashion. As a result, a substantial portion of our executives’ overall compensation is tied to Company performance, with a substantial majority of compensation awarded in the form of equity. The Compensation Committee links compensation to the achievement of challenging short- and long-term strategic, operational and financial goals that will drive EMC to achieve profitable revenue growth and market share gains, while investing in the business to further expand the global market opportunity for our product, services and solutions portfolio. In designing our executive compensation program, the Compensation Committee focuses on promoting our business strategy and aligning the interests of our executives with those of EMC shareholders.

Business Strategy

The evolution of the IT marketplace, driven by the adoption of mobile devices, cloud computing, Big Data and social networking, continues to have a profound impact on enterprises and the way people work and live.  EMC’s strategy is to enable enterprises to modernize their client/server-based infrastructures and applications while helping them to build new infrastructures and applications that take advantage of next generation opportunities in the cloud/mobile era of computing.

EMC is executing this strategy through our Federation business model, which includes three distinct businesses: EMC Information Infrastructure, Pivotal Software and VMware Virtual Infrastructure (the “Federation”), which are strategically aligned to provide benefits for customers and partners. Under this Federation model, each business operates freely and independently to build its own ecosystem. Customers have the ability to choose from a selection of the very best technology solutions, free from vendor lock-in. We believe this model creates a competitive advantage by ensuring tight integration of solutions for customers who prefer an integrated solution, and at the same time by allowing us to provide the best-of-breed offerings on a standalone basis for customers who prefer maximum flexibility in vendor and deployment options.

EMC stands at the forefront of the IT industry with a leading portfolio of products, services and solutions that provide a strong position from which to compete in the client/server-based platform of IT, which will continue to support the majority of enterprise workloads for several years to come; leading-edge technologies and products for the new cloud/mobile platform of IT; and powerful capabilities to help enterprises bridge the two.

2014 Business Results

EMC achieved solid revenue and profit growth in 2014. We believe this speaks to the power of the EMC portfolio, a solid operational and financial model, the dedication of our truly talented workforce and consistent execution of our strategy. We also increased our quarterly dividend and accelerated our buyback program - returning $3.9 billion to our shareholders. At the same time, EMC’s 2014 operational results were negatively impacted by several factors, including currency fluctuations.

Compensation Discussion and Analysis (continued)

In 2014, we achieved the following revenue, profit and free cash flow:

	2014 ($)	% Growth from 2013
Revenue	24.44 billion	5%
Non-GAAP Earnings Per Share (“EPS”)*	1.90	6%
Free Cash Flow*	5.04 billion	(9%)

*	A reconciliation of our GAAP to non-GAAP results can be found in Exhibit B to this Proxy Statement.

Please see “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for a more detailed description of our fiscal year 2014 financial results.

2014 Executive Compensation Program

The Compensation Committee approved an executive compensation program for 2014 that implemented our pay-for-performance philosophy, with the following enhancements:

•	Introduced a long-term equity incentive plan to replace the annual performance equity award program;

•	Added a relative TSR metric to the long-term equity incentive plan; and

•	Simplified the equity program by using fewer types of equity awards.

The primary elements of our executive compensation program are base salary, cash bonuses and equity incentives. In designing the cash bonus and equity incentive plans, the Compensation Committee predominantly used consolidated financial metrics as performance goals to drive the successful execution of the Federation strategy.

Below is a summary of the Named Executive Officers’ 2013 and 2014 compensation as set forth in the Summary Compensation Table:

Name	Year	Salary ($)	Cash Incentive Compensation ($)	Equity Awards ($)	All Other Compensation* ($)	Total ($)
Joseph M. Tucci	2014	1,000,000	1,307,021	8,415,112	481,186	11,203,318
	2013	1,000,000	1,260,058	10,076,821	309,079	12,645,957
David I. Goulden	2014	850,000	1,075,513	8,415,112	190,632	10,531,257
	2013	850,000	1,006,296	6,453,659	122,621	8,432,576
Zane C. Rowe	2014	167,308	174,686	6,000,019	54,350	6,696,362
Howard D. Elias	2014	750,000	746,183	5,259,464	178,839	6,934,486
	2013	750,000	700,032	4,444,834	136,194	6,031,061
Jeremy Burton	2014	768,750	717,035	5,259,464	158,236	6,903,485
	2013	675,000	590,652	4,117,680	92,886	5,476,218
William F. Scannell	2014	700,000	699,546	5,259,464	172,271	6,831,281
	2013	700,000	656,280	4,444,834	108,412	5,909,526

For more information, please see the Summary Compensation Table, and the accompanying compensation tables, beginning on page 77 of this Proxy Statement.

2014 Cash Bonuses

For the cash bonus plans, the Compensation Committee approved challenging revenue, profitability and cash flow goals, as well as qualitative goals to complete strategic and operational priorities, because they believe that solid performance in these areas leads to long-term shareholder value.

Compensation Discussion and Analysis (continued)

Based on EMC’s financial performance in 2014, as described in the table above, the Named Executive Officers achieved approximately 100%, 99.5% and 86.8%, respectively, of the non-GAAP EPS, revenue and free cash flow targets established by the Compensation Committee for the 2014 Corporate Incentive Plan. In addition, the Named Executive Officers achieved between 82% and 93% of their respective strategic and operational priorities established by the Compensation Committee for the Executive MBO.

Since our 2014 revenue and free cash flow results fell below the applicable plan targets and the Named Executive Officers failed to achieve all of their respective strategic and operational goals, the Named Executive Officers’ cash bonuses were paid at less than target, in the amounts set forth below:

Name	Corporate Incentive Plan		Executive MBO
	Target ($)	Actual ($)	Target ($)	Actual ($)
Joseph M. Tucci	1,080,000	1,011,960	360,000	295,061
David I. Goulden	862,500	808,163	287,500	267,350
Zane C. Rowe	140,625	131,766	46,875	42,920
Howard D. Elias	600,000	562,200	200,000	183,983
Jeremy Burton	576,563	540,239	192,188	176,796
William F. Scannell	562,500	527,063	187,500	172,484

2014 Equity Incentive Awards

In February 2014, the Compensation Committee granted our Named Executive Officers a mix of 60% performance stock unit awards and 40% time-based stock unit awards, as described below. Mr. Rowe was hired in October 2014, and he received a time-based stock unit award as part of his new-hire employment package. The number of equity awards granted to the Named Executive Officers is set forth below:

Name	Performance Stock Unit Awards (#)	Time-Based Stock Unit Awards (#)
Joseph M. Tucci	201,006	134,004
David I. Goulden	201,006	134,004
Zane C. Rowe	N/A	206,399
Howard D. Elias	125,629	83,753
Jeremy Burton	125,629	83,753
William F. Scannell	125,629	83,753
To encourage our Named Executive Officers to drive long-term performance, the Compensation Committee granted them these performance stock units with three-year cumulative non-GAAP EPS, revenue and relative TSR goals. The Compensation Committee will measure the level of achievement of the performance goals in 2017. We refer to these three-year performance awards as the “2014 LTIP stock units.”

In addition, recognizing that a very large portion of our executives’ compensation is at risk, the Compensation Committee granted our Named Executive Officers these time-based stock units to promote retention. The time‑based stock units vest at the rate of one-third per year on each of the first three anniversaries of the grant date, subject to the executive’s continued employment with EMC.

Equity Vesting Based on Multi-Year Performance

2012 Leadership Development and Performance Award

In September 2012, the Compensation Committee granted a two-year performance-based restricted stock unit award to Mr. Tucci tied to the Company’s achievement of two-year cumulative revenue and relative TSR metrics for fiscal years 2013 and 2014, and Mr. Tucci’s satisfaction of specific qualitative goals related to the development of senior

Compensation Discussion and Analysis (continued)

leadership across our business units and succession planning, the development of a long-term business strategy and the successful launch of Pivotal Software. We refer to this two-year performance award as the “2012 Leadership Development and Performance Award.”

Since the 2012 Leadership Development and Performance Award was incremental to Mr. Tucci’s annual compensation, the Compensation Committee set a rigorous revenue target to encourage sustained growth. IT spending growth over the past two years was significantly slower than the Compensation Committee originally anticipated. We achieved 94.8% of the revenue target, which resulted in 18.7% of the 2012 Leadership Development and Performance Award becoming eligible to vest. In addition, our share price did not perform as well as expected relative to the S&P 500 Technology Index over the two-year period, such that Mr. Tucci did not earn any portion of the 2012 Leadership Development and Performance Award based on our TSR results. The Compensation Committee determined that Mr. Tucci achieved all of the specific qualitative goals, which resulted in 20% of the 2012 Leadership Development and Performance Award becoming eligible to vest.

Accordingly, 38.7% of the 2012 Leadership Development and Performance Award vested in February 2015. The remaining 61.3% of the 2012 Leadership Development and Performance Award did not vest and was forfeited.

2011 Long-Term Incentive Plan Awards

In August 2011, the Compensation Committee granted three-year performance-based restricted stock units to select members of EMC’s senior management team, including Messrs. Goulden, Elias, Burton and Scannell. We refer to these grants as the “2011 LTIP stock units.”

The Compensation Committee designed the 2011 LTIP stock units with two potential vesting triggers. First, the Compensation Committee set a three-year cumulative revenue target for fiscal years 2012 through 2014, under which a certain percentage of the 2011 LTIP stock units would become eligible to vest if EMC reached at least a threshold level of cumulative revenue over the three-year period. In addition, even if the threshold level of performance was not achieved, 50% of the 2011 LTIP stock units could become eligible to vest if EMC’s three-year cumulative revenue growth was at least 10% higher than the median ranking of the three-year revenue growth of our compensation peer group.

Since the 2011 LTIP stock unit awards were incremental to the participating executives’ annual compensation, the Compensation Committee set a rigorous cumulative revenue target to encourage sustained growth. IT spending growth over the past three years was significantly slower than the Compensation Committee originally anticipated. Our actual three-year cumulative revenue was below the threshold level of achievement required for any 2011 LTIP stock units to vest. However, EMC’s three-year revenue growth ranked at the 79th percentile of our compensation peer group, and was significantly higher than 10% above the median three-year revenue growth of our compensation peer group.

Accordingly, 50% of the 2011 LTIP stock units for Messrs. Goulden, Elias, Burton and Scannell became eligible to vest in two equal installments in 2015 and 2016, subject to the executive’s continued employment. The remaining 50% of the 2011 LTIP stock units did not vest and were forfeited.

Compensation Discussion and Analysis (continued)

Other Compensation Practices

Highlights of our executive compensation program also include:

What We Do
✓ Pay-for-performance
✓ Require significant stock ownership by executives and
       directors
✓ Maintain “double trigger” change in control
       agreements
✓ Maintain a clawback policy applicable to all
       employees for cash and equity incentive
       compensation
✓ Compensation Committee oversees risks associated
       with compensation policies and practices
✓ Compensation Committee retains an independent
       compensation consultant
✓ CEO succession planning

What We Do Not Do
✗   No hedging or pledging of Company stock
✗   No excessive perquisites for executives
✗   No pension or SERP benefits for executives
✗   No discounted stock options
✗   No option repricings without shareholder approval
✗   No dividend equivalents paid unless equity awards
     vest
✗   No excise tax gross-ups

The Compensation Committee believes that the actions described above clearly demonstrate the Company’s commitment to and consistent execution of an effective pay-for-performance executive compensation program.

Consideration of 2014 Advisory Vote on Executive Compensation

At our 2014 Annual Meeting of Shareholders, our shareholders expressed strong support for our executive compensation program, with over 93% of votes cast voting in favor of the proposal. Following the 2014 Annual Meeting of Shareholders, we dialogued and met with many shareholders to discuss our executive compensation program and we received positive feedback on the enhancements the Compensation Committee made to our 2014 executive compensation program.

When designing our 2015 executive compensation program, the Compensation Committee considered, among other things: the 2014 “say-on-pay” voting results; comments received during our shareholder engagement; recent changes made to the executive compensation program in 2014; evolving compensation practices; the economic environment; our financial and operational performance; and our leadership succession plans. After careful consideration, the Compensation Committee determined to retain the core design of our executive compensation program for 2015.

Compensation Discussion and Analysis (continued)

Named Executive Officers

The executive officers who appear in the Summary Compensation Table for 2014 are referred to collectively in this Proxy Statement as the “Named Executive Officers,” and they are:

Name	Title
Joseph M. Tucci	Chairman and Chief Executive Officer
David I. Goulden	Chief Executive Officer, EMC Information Infrastructure
Zane C. Rowe	Executive Vice President and Chief Financial Officer
Howard D. Elias	President and Chief Operating Officer, Global Enterprise Services
Jeremy Burton	President, Products and Marketing
William F. Scannell	President, Global Sales and Customer Operations

Mr. Goulden also served as our Chief Financial Officer until October 2014 when Mr. Rowe was hired as our Chief Financial Officer.

EMC’s Executive Compensation Program

The primary elements of EMC’s executive compensation program are base salary, cash bonuses and equity incentives.

When designing the executive compensation program, the Compensation Committee gives significant weight to cash bonuses and equity incentives, which reflects the Compensation Committee’s belief that a large portion of executive compensation should be performance-based. This compensation is performance-based since payment and/or vesting are tied to the achievement of individual and/or corporate performance goals. In addition, with respect to the equity awards, the value ultimately realized by the recipient fluctuates with the price of our common stock. The Compensation Committee believes that equity incentives are particularly significant because they drive the achievement of EMC’s long-term operational and strategic goals and align the executives’ interests with those of EMC shareholders, while the cash bonuses drive the achievement of shorter-term performance goals. In designing our cash bonus and equity incentive plans, the Compensation Committee predominantly used consolidated financial metrics as performance goals to drive the successful execution of the Federation strategy.

Set forth below is a summary of the relative weights given to each component of the 2014 compensation opportunities for the Named Executive Officers.*

Base Salary
10.0%
Cash Incentive
Bonus
11.7%
Performance
Equity
48.5%
Time-Based
Equity
29.8%

______________________

*	Reflects average compensation; excludes Mr. Rowe’s compensation due to his new-hire employment package and partial year compensation.

Compensation Discussion and Analysis (continued)

For purposes of determining the percentages shown above for the annual compensation opportunities of the Named Executive Officers, the base salaries and cash bonus targets are calculated on an annualized basis. In addition, it is assumed that cash bonuses are earned at target levels and restricted stock units have a value equal to the underlying value of the stock on the date the grant was approved. Since incentive compensation has both upside opportunities and downside risk, these percentages may not reflect the actual amounts realized.

Base Salary

We use base salary to compensate our employees, including the Named Executive Officers, for performing their day-to-day responsibilities. In general, the base salary of each of the Named Executive Officers is determined by evaluating the executive officer’s responsibilities, experience and impact on EMC’s results and the salaries paid to executive officers in comparable positions by our compensation peer group. After consideration of the foregoing factors, the Compensation Committee did not make any changes to the base salaries of our Named Executive Officers for 2014, except for Mr. Burton. In recognition of Mr. Burton’s expanded responsibilities associated with his promotion to President, Products and Marketing, in March 2014, the Compensation Committee approved an increase in Mr. Burton’s base salary.

The Named Executive Officers’ 2014 and 2015 annual base salaries are set forth below:

Name	2014 ($)	2015 ($)
Joseph M. Tucci*	1,000,000	1,000,000
David I. Goulden	850,000	850,000
Zane C. Rowe	750,000**	750,000
Howard D. Elias	750,000	750,000
Jeremy Burton	800,000***	800,000
William F. Scannell	700,000	700,000

*	Mr. Tucci’s base salary has not increased since 2001.

**	Mr. Rowe received a prorated portion of his base salary in 2014.

***	In recognition of Mr. Burton’s promotion as described above, his annual base salary increased from $675,000 to $800,000 in March 2014.
The Compensation Committee determined not to make any changes to the base salaries of the Named Executive Officers for 2015 in connection with our annual compensation review.

Cash Bonus Plans

In 2014, more than 95% of our employees, including the Named Executive Officers, participated in our cash bonus plans under which the payment of bonuses is contingent upon the achievement of pre-determined performance goals. Our cash bonus plans are designed to motivate our employees to achieve specified corporate, business unit, individual, strategic, operational and financial performance goals.

Each year, the Compensation Committee approves each Named Executive Officer’s cash bonus opportunity. In determining the cash bonus opportunity, the Compensation Committee considers a number of factors, including EMC’s performance, the individual’s performance and the performance of the business unit or function for which the individual is responsible, the individual’s contribution to the execution of the Federation strategy, the individual’s experience, similar compensation opportunities that may be payable to similarly situated executives internally and externally, changes in the competitive marketplace and the economy, and the other elements of compensation payable by EMC to the individual. After consideration of the foregoing factors, the Compensation Committee did not make any changes to the annual target cash bonus opportunities of our Named Executive Officers for 2014, except for Mr. Burton. In recognition of Mr. Burton’s expanded responsibilities associated with his promotion to President, Products and Marketing, in March 2014, the Compensation Committee approved an increase in Mr. Burton’s target cash bonus opportunity.

Compensation Discussion and Analysis (continued)

The Named Executive Officers’ 2014 and 2015 total annual target cash bonus opportunities are set forth below:

Name	2014 ($)	2015 ($)
Joseph M. Tucci*	1,440,000	1,440,000
David I. Goulden	1,150,000	1,150,000
Zane C. Rowe	750,000**	750,000
Howard D. Elias	800,000	800,000
Jeremy Burton	800,000***	800,000
William F. Scannell	750,000	750,000

*	Mr. Tucci’s total annual target cash bonus opportunity has not increased since 2001.

**	Mr. Rowe was eligible to earn a prorated portion of his cash bonus opportunity in 2014.

***	In recognition of Mr. Burton’s promotion in March 2014, his target cash bonus opportunity increased from $675,000 to $800,000.
The Compensation Committee determined not to make any changes to the annual target cash bonus opportunities of the Named Executive Officers for 2015 in connection with our annual compensation review.

2014 Cash Bonus Plans

For 2014, the Compensation Committee approved two cash bonus plans in which the Named Executive Officers were eligible to participate: the Corporate Incentive Plan and the Executive MBO. The Corporate Incentive Plan is intended to incent the achievement of financial metrics for the Company that are aligned with the annual operating plan set by the Board. The Executive MBO is intended to incent the achievement of strategic and operational goals.

The Compensation Committee determined that the vast majority (75%) of the cash bonus opportunity for the Named Executive Officers should be allocated to the Corporate Incentive Plan since they have responsibility for, and a significant impact on, EMC’s overall corporate performance and achievement of long-term objectives, and the remaining portion (25%) of their respective cash bonus opportunity should be allocated to the Executive MBO to focus on the achievement of specific strategic and operational goals.

The Compensation Committee placed a greater percentage allocation of the 2014 annual target cash bonus opportunity on the Executive MBO (25% in 2014) in comparison to prior years (20% in 2013) to emphasize the significance of EMC’s strategic and operational priorities.

2014 Corporate Incentive Plan

The 2014 Corporate Incentive Plan is an annual incentive plan under which EMC executives, including our Named Executive Officers, are eligible to receive cash bonuses contingent upon EMC’s attainment of EPS, revenue and free cash flow targets, with 50% of the opportunity based on EPS, 30% based on revenue and 20% based on free cash flow. The Compensation Committee selected these financial metrics because in its judgment they represent the primary metrics on which the Named Executive Officers should focus to drive EMC’s strategic plan and shareholder value. EPS was given the greatest weighting under the 2014 Corporate Incentive Plan to emphasize profitable growth and because the Compensation Committee believes that increases in EPS will lead to greater long-term shareholder value. EPS and free cash flow are calculated on a non-GAAP basis. EMC’s management uses these non-GAAP financial measures in their financial and operating decision-making because management believes they reflect EMC’s ongoing business in a manner that allows meaningful period-to-period comparisons.

Plan participants were provided with the opportunity to earn up to 40% of their annual target bonus on the achievement of both EPS and revenue targets set by the Compensation Committee for the first half of 2014. The opportunity to receive a first half payment was provided to incent strong revenue growth and profitability during the first half of the year. The plan design provided no payment for the free cash flow component for the first half of 2014

Compensation Discussion and Analysis (continued)

because the Compensation Committee determined that it would not be appropriate to assess whether a full year free cash flow target would be achieved after only six months given the large number of factors that could impact free cash flow in the second half of the year.

The 2014 Corporate Incentive Plan funds at 100% of target upon the achievement of the performance target for each of the three metrics. Although, generally, participants were not entitled to a bonus unless the performance threshold for each metric was achieved, the Compensation Committee had discretion under the plan to award up to 50% of the annual target opportunity for performance below that threshold. In addition, the plan provided that the Compensation Committee could exercise negative discretion to reduce payments. The maximum bonus opportunity under the plan was equal to 200% of a participant’s target bonus opportunity.

The elements of the 2014 Corporate Incentive Plan are set forth below:

Performance Goal	Threshold (50% Payout) ($)	Target (100% Payout) ($)	Maximum (200% Payout) ($)	Component Weighting	Achievement/ Plan Payout ($)
Non-GAAP EPS*	1.52	1.90	1.99	50%	1.90/100%
Revenue (billions)	19.660	24.575	25.497	30%	24.440/98.7%
Non-GAAP free cash flow (billions)*	4.640	5.800	6.059	20%	5.035/70.4%

*
For purposes of calculating achievement of the EPS target, amounts relating to stock-based compensation expense, intangible asset amortization, restructuring charges, acquisition and other related charges, a gain on previously held interests in strategic investments and joint venture, an impairment of strategic investment, and VMware litigation and other contingencies were excluded. For purposes of calculating achievement of the free cash flow target, free cash flow was defined as net cash provided by operating activities less additions to property, plant and equipment and capitalized software development costs. A reconciliation of our GAAP to non-GAAP results can be found in Exhibit B to this Proxy Statement.

EMC’s 2014 operational results were negatively impacted by several factors, including currency fluctuations. Consequently, we did not achieve 100% of the revenue or free cash flow targets under the 2014 Corporate Incentive Plan, and each participant’s bonus was paid at only 93.7% of target. The annual target bonus opportunities and actual payouts to the Named Executive Officers under the 2014 Corporate Incentive Plan are set forth below:

Name	Corporate Incentive Plan
	Target ($)	Actual ($)
Joseph M. Tucci	1,080,000	1,011,960
David I. Goulden	862,500	808,163
Zane C. Rowe	140,625*	131,766
Howard D. Elias	600,000	562,200
Jeremy Burton	576,563**	540,239
William F. Scannell	562,500	527,063

*	Reflects prorated target based on Mr. Rowe’s hire date.

**	Reflects adjusted annualized target due to the increase in Mr. Burton’s Corporate Incentive Plan opportunity in March 2014.

2014 Executive MBO

In 2014, members of our executive leadership team were eligible to receive semi-annual cash bonuses contingent upon achievement of a number of shared and individual semi-annual performance goals under the Executive MBO. The primary purpose of the Executive MBO is to focus our executive leadership team on the completion of strategic and operational priorities, thereby leading to greater long-term shareholder value.

For each half of 2014, the Compensation Committee assigned seven or eight shared goals to the executive leadership team, including the Named Executive Officers, with 90% of the semi-annual payments tied to the achievement of these

Compensation Discussion and Analysis (continued)

shared goals. In addition, the participating executives were assigned individual goals, with 10% of the semi-annual payments tied to achievement of the individual goals. The Compensation Committee assigned individual goals to Messrs. Tucci and Goulden for each half of 2014. Mr. Tucci assigned individual goals to each of the other Named Executive Officers based on their respective job responsibilities, except for Mr. Rowe. Each of the shared goals and individual goals were specific and measurable. At the close of each half of 2014, the Compensation Committee or Mr. Tucci, as applicable, determined whether the applicable semi-annual goals had been achieved. Since Mr. Rowe was hired in October 2014, 100% of his prorated semi-annual payment was tied to the achievement of the second-half shared goals.

A general description of the shared and individual goals assigned to the Named Executive Officers under the Executive MBO in 2014 is set forth below:

Shared Goals

Executive Officers	Description
All Named Executive Officers
● Maximize cross-Federation strategic opportunities
● Expand 3rd platform storage and infrastructure business strategy
● Implement “storage-as-a-service” business initiatives
● Strengthen converged infrastructure strategy
● Develop a more solutions-focused value-based sales approach
● Increase employee engagement and related initiatives

In addition to the shared goals described above, the Compensation Committee assigned the Named Executive Officers certain financial goals under the Executive MBO that were aligned to EMC’s 2014 operating plan. The Compensation Committee assigned Mr. Tucci second-half financial goals related to EMC’s consolidated revenue and non-GAAP EPS results, as the Compensation Committee determined that Mr. Tucci is most responsible for the overall Federation strategy. All the other Named Executive Officers had first- and second-half financial goals based on revenue and operating income results for the EMC Information Infrastructure business, as the Compensation Committee determined that those executives should have an additional incentive to focus on the EMC Information Infrastructure business.

EMC achieved the following results against those targets:

	Joseph M. Tucci				All Other NEOs
	EMC Consolidated				EMC Information Infrastructure
	Revenue (billions)		Non-GAAP EPS*		Revenue (billions)		Operating Income** (billions)
	Target ($)	Actual ($)	Target ($)	Actual ($)	Target ($)	Actual ($)	Target ($)	Actual ($)
First-half 2014	N/A	N/A	N/A	N/A	8.414	8.454	1.692	1.714
Second-half 2014	13.240	13.081	1.14	1.13	9.871	9.762	2.588	2.510

*	A reconciliation of our GAAP to non-GAAP results can be found in Exhibit B to this Proxy Statement.

**
For purposes of calculating achievement of the EMC Information Infrastructure operating income target, amounts relating to corporate reconciling items, VMware operating income and Pivotal operating expense were excluded. A reconciliation of EMC consolidated operating income to EMC Information Infrastructure operating income can be found in Exhibit B to this Proxy Statement.

Compensation Discussion and Analysis (continued)

Individual Goals*

Executive Officer	Description
Joseph M. Tucci	● Lead Federation strategy ● Focus on succession planning initiatives
David I. Goulden	● Execute talent management initiatives ● Develop and communicate long-term strategic priorities
Howard D. Elias	● Lead implementation of key organizational changes at EMC Information Infrastructure ● Develop and communicate long-term strategic priorities
Jeremy Burton	● Lead implementation of key organizational changes at EMC Information Infrastructure ● Develop and communicate long-term strategic priorities
William F. Scannell	● Lead implementation of key organizational changes at EMC Information Infrastructure ● Develop and communicate long-term strategic priorities

*	Mr. Rowe was not assigned any individual goals.

Although achievement of the Executive MBO goals for each of the Named Executive Officers required significant effort, the Compensation Committee expected that the goals would be attainable by the Named Executive Officers and, historically, a significant percentage of the Executive MBO goals from year to year have been achieved.

Overall, in 2014, the Named Executive Officers’ achievement of their respective goals ranged from 82% to 93%. The annual target bonus opportunities and actual payouts to the Named Executive Officers under the 2014 Executive MBO are set forth below:

Name	Executive MBO
	Target ($)	Actual ($)
Joseph M. Tucci	360,000	295,061
David I. Goulden	287,500	267,350
Zane C. Rowe	46,875*	42,920
Howard D. Elias	200,000	183,983
Jeremy Burton	192,188**	176,796
William F. Scannell	187,500	172,484

*	Reflects prorated target based on Mr. Rowe’s hire date.

**	Reflects adjusted annualized target due to the increase in Mr. Burton’s Executive MBO opportunity in March 2014.

Compensation Discussion and Analysis (continued)

2015 Cash Bonus Plans

For 2015, the Compensation Committee approved a cash bonus program for the Named Executive Officers similar to the 2014 cash bonus program, except as set forth below. The table below sets forth the annual target bonus opportunities in each of the bonus plans in which our Named Executive Officers are participating in 2015. As demonstrated in the following table, the percentage allocation of the 2015 annual target bonus opportunities between the 2015 Corporate Incentive Plan and the 2015 Executive MBO is 75% and 25%, respectively, for each of the Named Executive Officers:

Name	Corporate Incentive Plan ($)	Executive MBO ($)
Joseph M. Tucci	1,080,000	360,000
David I. Goulden	862,500	287,500
Zane C. Rowe	562,500	187,500
Howard D. Elias	600,000	200,000
Jeremy Burton	600,000	200,000
William F. Scannell	562,500	187,500
A description of our 2015 cash bonus plans is set forth below.

2015 Corporate Incentive Plan
The 2015 Corporate Incentive Plan has the same plan design as the 2014 Corporate Incentive Plan. Bonuses under the 2015 Corporate Incentive Plan will be based upon the achievement of the 2015 non-GAAP EPS, revenue and non-GAAP free cash flow targets set forth below.

Performance Goal	2015 Target (100% Payout) ($)	Component Weighting
Non-GAAP EPS	1.98	50%
Revenue (billions)	26.093	30%
Non-GAAP free cash flow (billions)	4.300	20%

These performance targets align to the annual outlook that we provided in early 2015. The impact of stock-based compensation expense, intangible asset amortization, restructuring charges, acquisition and other related charges and certain unanticipated events will be excluded for purposes of calculating achievement against the EPS target. Free cash flow will be calculated as net cash provided by operating activities less additions to property, plant and equipment and capitalized software development.

These targets and goals are disclosed in the limited context of EMC’s 2015 Corporate Incentive Plan and should not be understood to be statements of management’s expectations or estimates of results. EMC specifically cautions investors not to apply these statements to other contexts.

2015 Executive MBO
Under the 2015 Executive MBO, the Compensation Committee established new goals for the executive leadership team, including the Named Executive Officers, to implement specific Federation-related and EMC Information Infrastructure strategic initiatives. Otherwise, the 2015 Executive MBO has the same general plan design as the 2014 Executive MBO. For the first half of 2015, the goals for the executive leadership team reflect continuing execution of our strategic and operational priorities.

Compensation Discussion and Analysis (continued)

Equity Incentives

EMC believes strongly that equity awards align the interests of our employees with those of our shareholders. EMC grants equity incentive awards:

•	to motivate our employees, including the Named Executive Officers, to achieve EMC’s financial and strategic goals;

•	to tie a portion of the compensation of our employees, including the Named Executive Officers, to the value of our common stock; and

•	to promote retention through the use of multi-year vesting schedules.

Under the 2003 Stock Plan, EMC grants equity awards with performance-based and/or time-based vesting conditions to provide employees with a mixed equity portfolio and to increase employee retention. In establishing criteria for equity awards to be granted to the Named Executive Officers, the number of shares subject to those awards and the terms and conditions of those awards, the Compensation Committee takes into account the duties and responsibilities of the individual, individual performance, previous equity awards made to such individual and the value of those awards, and awards made to individuals in similar positions at our compensation peer group companies.

2014 Equity Award Program

In designing the 2014 equity program for our executive leadership team, the Compensation Committee considered marketplace trends in incentive plan design and feedback received from our shareholder engagement in 2013. The Compensation Committee changed the design of the equity program for our executive leadership team to:

•	establish multi-year performance goals to incent long-term performance;

•	add a relative TSR metric to provide strong alignment with shareholder interests; and

•	use fewer types of equity awards to simplify the program.

In February 2014, the Compensation Committee granted our Named Executive Officers (other than Mr. Rowe) a mix of 60% performance stock unit awards and 40% time-based stock unit awards, as described below. The number of equity awards granted to the Named Executive Officers is set forth below:

Name	Performance Stock Unit Awards* (#)	Time-Based Stock Unit Awards (#)
Joseph M. Tucci	201,006	134,004
David I. Goulden	201,006	134,004
Zane C. Rowe**	N/A	206,399
Howard D. Elias	125,629	83,753
Jeremy Burton	125,629	83,753
William F. Scannell	125,629	83,753

*	Reflects target number of performance stock unit awards. See discussion below for more detail.

**
Reflects one-time grant in November 2014 as part of Mr. Rowe’s new hire employment package. For more information about Mr. Rowe’s new hire employment package, please see “New-Hire Bonus and Equity Compensation for Mr. Rowe” below.

Performance Stock Units

The performance stock units granted to the Named Executive Officers in February 2014 will vest in 2017 only if the Company achieves specific three-year cumulative non-GAAP EPS, revenue and relative TSR metrics. We refer to these three-year performance awards as the “2014 LTIP stock units.”

Compensation Discussion and Analysis (continued)

As described below, the EPS, revenue and relative TSR goal components of the 2014 LTIP stock units are weighted 45%, 30% and 25%, respectively.

Each of the EPS and revenue components of the 2014 LTIP stock units will vest if EMC achieves greater than the threshold level of the cumulative goal for such component over fiscal years 2014 through 2016. The Compensation Committee selected EPS and revenue metrics because in its judgment they represent two of the most important metrics on which the Named Executive Officers should focus to drive EMC’s strategic plan and shareholder value. EPS was given the greatest weighting to emphasize profitable growth and because the Compensation Committee believes that increases in EPS over time will lead to greater long-term shareholder value. EPS is calculated on a non-GAAP basis.

The TSR component of the 2014 LTIP stock units will vest if EMC achieves at least a threshold level of TSR over fiscal years 2014 through 2016 relative to the S&P 500 Technology Index. The Compensation Committee selected a relative TSR metric in recognition of evolving marketplace trends in incentive plan design and because the Compensation Committee believes that relative TSR is an important indicator of EMC’s performance compared to the industry, provides the executives added incentive to make EMC a market leader within the industry, and provides strong alignment with shareholder interests. For purposes of these awards, TSR will be determined by dividing the 20-day average market value of our common stock at the end of the performance period by the 20-day average market value at the beginning of the performance period, and EMC’s TSR will be compared to the TSR ranking of companies included in the S&P 500 Technology Index.

The vesting and payouts of the 2014 LTIP stock units depend on the percentage of achievement of the applicable targets, as follows:

Performance Goal	Threshold*		Target		Maximum
	Performance	Payout	Performance	Payout	Performance	Payout
Non-GAAP EPS	50% of target	-0-	97% to 103% of target	100% of target	120% of target	200% of target
Revenue	67% of target	-0-	97% to 103% of target		110% of target
Relative TSR	25th percentile	50% of target	50th percentile		75th percentile

*	For non-GAAP EPS and revenue performance in excess of the applicable threshold level set forth above, some portion of the stock units associated with the applicable performance metric will vest.

As set forth in the table above, the Compensation Committee selected funding slopes and a range (or “collar”) for achieving EPS and revenue performance targets in recognition of the difficulty in setting long-term goals within a rapidly transforming IT market. In connection with selecting these design features, the Compensation Committee’s compensation consultant provided the Compensation Committee assistance in reviewing peer practices and market trends for incentive plan design and the probability of achieving target performance.

If actual results fail to reach or exceed the threshold levels of performance for any of the EPS, revenue and/or relative TSR performance metrics set forth above, the number of 2014 LTIP stock units associated with that metric will be forfeited. Conversely, if actual results exceed the target goals for any of the performance metrics, up to 200% of the target number of 2014 LTIP stock units associated with that metric may vest.

The Compensation Committee believes that the three-year cumulative EPS and revenue goals are rigorous and that EMC must demonstrate superior EPS and revenue growth to meet these goals. The EPS and revenue goals were set, in part, in consideration of historical trends in our product growth rates and margins, industry projections for our addressable market, input from leaders of our business units across the Federation on long-term expectations, and capital allocation strategies. Based on 2014 results and the annual outlook that we provided in early 2015, we believe it is unlikely that EMC will achieve 100% of the cumulative EPS and revenue targets for these awards. However, the level of achievement will depend on EMC’s performance through 2016. EMC will provide retrospective disclosure regarding the three-year cumulative EPS and revenue targets in 2017.

Compensation Discussion and Analysis (continued)

Time-Based Restricted Stock Units

Recognizing that a very large portion of our executives’ compensation is at risk, the Compensation Committee determined to grant time-based stock units to promote retention. Accordingly, in addition to the performance stock units described above, our executive leadership team was granted time-based stock units in February 2014. The time-based stock units vest at the rate of one-third per year on each of the first three anniversaries of the grant date, subject to the executive’s continued employment with EMC.

In November 2014, Mr. Rowe was granted time-based stock units as part of his new hire employment package. The time-based stock units vest at the rate of one-third per year on each of the first three anniversaries of the grant date, subject to Mr. Rowe’s continued employment with EMC. For more information about Mr. Rowe’s new hire employment package, please see “New-Hire Bonus and Equity Compensation for Mr. Rowe” below.

2015 Equity Award Program

The 2015 equity program for our executive leadership team is substantially similar to the 2014 equity program. In February 2015, the Compensation Committee granted our Named Executive Officers a mix of 60% performance stock unit awards (referred to herein as the “2015 LTIP stock units”) and 40% time-based stock unit awards, with similar terms and conditions as the performance stock unit awards and time-based stock unit awards granted as part of the 2014 equity program. Consistent with the 2014 program, the three-year performance metrics associated with the 2015 LTIP stock units are non-GAAP EPS, revenue and TSR. The 2015 annual equity program will be discussed in more detail in the Proxy Statement for our 2016 Annual Meeting of Shareholders. The number of equity awards granted to the Named Executive Officers as part of the 2015 equity award program is set forth below:

Name	2015 LTIP Stock Units* (#)	Time-Based Stock Unit Awards (#)
Joseph M. Tucci	176,212	117,475
David I. Goulden	176,212	117,475
Zane C. Rowe	110,134	73,422
Howard D. Elias	110,134	73,422
Jeremy Burton	110,134	73,422
William F. Scannell	110,134	73,422

*	Reflects target number of performance stock unit awards.

Compensation Discussion and Analysis (continued)

2012 and 2011 Performance-Based Awards

2012 Leadership Development and Performance Award

As more fully described in the Proxy Statement for our 2013 Annual Meeting of Shareholders, in September 2012, the Compensation Committee granted a two-year performance-based restricted stock unit award to Mr. Tucci, which vested in February 2015, based on the Company’s achievement of two-year cumulative revenue and relative TSR metrics for fiscal years 2013 and 2014, and Mr. Tucci’s satisfaction of specific qualitative goals during the same period, as summarized in the table below. We refer to this two-year performance award as the “2012 Leadership Development and Performance Award.”

Performance Goal	Threshold	Target/Maximum	Component Weighting	Achievement	% of Shares Eligible to Vest
Revenue (billions)	47.530	50.250	30%	47.662	18.7%
Relative TSR*	40th percentile	60th percentile	50%	14th percentile	0%
Qualitative Goals	N/A	N/A	20%	100%	20%

*
For purposes of these awards, relative TSR was determined by dividing the 20-day average market value of our common stock at the end of the performance period by the 20-day average market value at the beginning of the performance period, and EMC’s TSR was compared to the TSR ranking of companies included in the S&P 500 Technology Index.

Up to 80% of the 2012 Leadership Development and Performance Award was eligible to vest based on the achievement of two-year revenue and relative TSR goals. Since the 2012 Leadership Development and Performance Award was incremental to Mr. Tucci’s annual compensation, the Compensation Committee set a rigorous cumulative revenue target to encourage sustained growth. IT spending growth over the past two years was significantly slower than the Compensation Committee expected when the two-year cumulative revenue target was established in December 2012, and our share price did not perform as well as expected relative to the S&P 500 Technology Index. Based on our actual revenue achievement and relative TSR performance against these respective goals during 2013 and 2014, the Compensation Committee determined that 18.7% of the 2012 Leadership Development and Performance Award vested.

In addition, up to 20% of the 2012 Leadership Development and Performance Award was eligible to vest based on achievement of certain qualitative goals related to the development of senior leadership across our business units and succession planning, the development of a long-term business strategy and the successful launch of Pivotal Software. Based upon Mr. Tucci’s performance against these qualitative goals during 2013 and 2014, the Compensation Committee determined that an additional 20% of the 2012 Leadership Development and Performance Award vested.

Accordingly, after aggregating the percentage achievement of each of the components of the 2012 Leadership Development and Performance Award, the Compensation Committee determined that 38.7% of the 2012 Leadership Development and Performance Award vested in February 2015. The remaining 61.3% of the 2012 Leadership Development and Performance Award did not vest and was forfeited.

2011 Long-Term Incentive Plan Awards

As more fully described in the Proxy Statement for our 2012 Annual Meeting of Shareholders, in August 2011, the Compensation Committee granted three-year performance-based restricted stock units to select members of EMC’s senior management team, including Messrs. Goulden, Elias, Burton and Scannell. We refer to these grants as the “2011 LTIP stock units.”

The Compensation Committee designed the 2011 LTIP stock units with two potential vesting triggers. First, the Compensation Committee set a three-year cumulative revenue target of $74 billion for fiscal years 2012 through 2014 to be eligible for 100% vesting, with a lesser percentage of 2011 LTIP stock units becoming eligible to vest for revenue achievement below target, but at or above a threshold of $70 billion. To encourage continued focus on achieving our

Compensation Discussion and Analysis (continued)

long-term strategic goals without regard to global economic conditions, the design of the 2011 LTIP stock units also provided that if the threshold level of the three-year cumulative revenue goal was not achieved, then 50% of the 2011 LTIP stock units would become eligible to vest if EMC’s three-year cumulative revenue growth was at least 10% higher than the median ranking of the three-year revenue growth of our compensation peer group.

Since the 2011 LTIP stock unit awards were incremental to the participating executives’ annual compensation, the Compensation Committee set a rigorous cumulative revenue target to incent sustained growth. IT spending growth over the past three years was significantly slower than the Compensation Committee expected when the three-year cumulative revenue target was established in February 2012. Our actual three-year cumulative revenue ($69.376 billion) was below the threshold level of achievement in order for any 2011 LTIP stock units to vest. However, EMC’s three-year revenue growth (6.90%) ranked at the 79th percentile of our compensation peer group, and was significantly higher than 10% above the median three-year revenue growth of our compensation peer group (1.66%).

Accordingly, the Compensation Committee determined that 50% of the 2011 LTIP stock units for Messrs. Goulden, Elias, Burton and Scannell will vest in two equal installments, the first of which vested in February 2015 and the second of which will vest in February 2016, subject to the executive’s continued employment with EMC. The remaining 50% of the 2011 LTIP stock units did not vest and were forfeited.

2012 Long-Term Incentive Plan Awards

As more fully described in the Proxy Statement for our 2013 Annual Meeting of Shareholders, in August 2012, the Compensation Committee granted three-year performance-based restricted stock units to select members of EMC’s senior management team, including Mr. Burton. We refer to these grants as the “2012 LTIP stock units.” The 2012 LTIP stock units have a similar plan design as the 2011 LTIP stock units described above, except the 2012 LTIP stock units will vest based on performance over fiscal years 2013 through 2015.

The Compensation Committee believes that the three-year cumulative revenue goal for the 2012 LTIP stock units is rigorous and that EMC must demonstrate superior revenue growth in order for the 2012 LTIP stock units to vest. Based on 2013 and 2014 results and the annual outlook that we provided in early 2015, we believe it is unlikely that EMC will achieve 100% of the cumulative revenue target for these awards. However, the level of achievement will depend on EMC’s revenue performance through 2015. EMC will provide retrospective disclosure regarding the three-year cumulative revenue target in 2016.

Dividend Equivalents

As previously disclosed, the Company commenced payment of a quarterly cash dividend to shareholders, with the first quarterly dividend paid in July 2013. Pursuant to the existing terms of the Company’s outstanding restricted stock unit and performance stock unit awards, holders of those awards are entitled to accrue dividend equivalent payments in respect of cash dividends paid to shareholders while those awards are outstanding. These dividend equivalents will be paid to the holders of outstanding restricted stock unit and performance stock unit awards as and only to the extent such awards are earned and become vested. Pursuant to SEC rules, since restricted stock unit and performance stock unit awards granted to the Named Executive Officers prior to July 2013 were granted at a time when the Company did not regularly pay cash dividends to shareholders, the value of any dividend equivalents accrued on those awards in 2014, whether or not paid, are disclosed in the Summary Compensation Table as “All Other Compensation” on page 77 of this Proxy Statement.

Equity Grant Guidelines

As is the case for all of our equity awards and in accordance with our equity grant guidelines, stock options are usually granted by the Compensation Committee at regularly scheduled meetings. The grant date for such awards is generally the date of the meeting (if a business day) or the next business day (if the meeting is not held on a business day), however, if the meeting is held during the “quiet period” preceding our earnings announcement, the grant date is

Compensation Discussion and Analysis (continued)

generally the first business day that the “quiet period” ends. The exercise price for stock options is always the closing price of our common stock on the grant date.

New-Hire Bonus and Equity Compensation for Mr. Rowe

In connection with the hiring of Mr. Rowe as Chief Financial Officer in October 2014, the Compensation Committee approved an offer for Mr. Rowe, which included, among other things, a $300,000 sign-on bonus. This bonus is subject to a “clawback” provision under which Mr. Rowe must return 100% of the bonus if he voluntarily terminates his employment with the Company during the first year of his employment, and 50% of the bonus if he voluntarily terminates his employment with the Company during the second year of his employment. In addition, in November 2014, Mr. Rowe received 206,399 restricted stock units which vest ratably over three years. The sign-on bonus and equity award were part of the new hire package designed to attract Mr. Rowe to join the Company. In determining an appropriate offer for Mr. Rowe, the Compensation Committee considered competitive market data as well as Mr. Rowe’s long history of proven leadership and financial experience within various industries, including the IT industry.

Retirement and Deferred Compensation Benefits

EMC does not provide the Named Executive Officers with a defined benefit pension plan, any supplemental executive retirement plans, or retiree health benefits. EMC employees, including the Named Executive Officers, may participate in a 401(k) plan. The 401(k) plan is provided to all employees as a standard benefit offering, designed to assist employees with retirement savings in a tax-advantaged manner. The plan provides for a matching contribution of up to 6% of the employee’s compensation, with a maximum of $3,000 per year. The Company match vests pro rata over the participant’s first three years of service. EMC makes a matching contribution to the 401(k) plan to attract and retain employees and because it provides an additional incentive for employees to save for retirement.

EMC also maintains a nonqualified deferred compensation plan pursuant to which designated managerial or highly compensated employees, including the Named Executive Officers, may elect to defer the receipt of a portion of the base salaries and/or cash bonuses they would otherwise have received when earned. EMC does not make any matching or other contributions under this plan. The nonqualified deferred compensation plan was adopted in order to give participants the ability to defer receipt of certain income to a later date, which may be an attractive tax planning feature, the availability of which assists in the attraction and retention of executive talent. Participants’ account balances reflect gains and losses in the plan’s investment funds, which are substantially similar to the investment options available under the 401(k) plan. For more information on EMC’s deferred compensation plan, please see “Compensation of Executive Officers - Nonqualified Deferred Compensation” beginning on page 85 of this Proxy Statement.

Perquisites

The Named Executive Officers receive limited perquisites as described below. The perquisites we provide represent a small fraction of the total compensation of each Named Executive Officer. The value of the perquisites we provide are generally taxable to the Named Executive Officers and the incremental cost to EMC of providing these perquisites is reflected in the Summary Compensation Table.

Limited tax and financial planning services and executive physicals are provided because the Compensation Committee believes they allow the Named Executive Officers to focus more of their time and attention on their employment and promote the well-being of the Named Executive Officers.

Personal use of EMC-owned aircraft is limited to our Chief Executive Officer and, on rare occasions, other Named Executive Officers. Limited personal use of EMC-owned aircraft is permitted to reduce these executives’ travel time and to allow them to devote more time to work duties.

Compensation Discussion and Analysis (continued)

EMC does not provide tax gross-ups to our Named Executive Officers or any other executive officers for perquisites or personal expenses.

The Compensation Committee periodically reviews the perquisites that it provides, including the cost to EMC of providing such perquisites, and believes that the perquisites provided are reasonable and appropriate. For more information on perquisites provided to the Named Executive Officers, please see the “All Other Compensation Table” on page 79 of this Proxy Statement.

Post-Termination Compensation

In addition to retirement and deferred compensation benefits described above, EMC has arrangements with the Named Executive Officers that may provide them with compensation following termination of employment for the reasons discussed below.

Change in Control

Change in Control Agreements

Change in control agreements benefit a corporation in the event of a change in control or a potential change in control by promoting stability during a potentially uncertain period and allowing executives who are parties to such agreements to focus on continuing business operations and the success of a potential business combination rather than seeking alternative employment. The Board believes that it is in EMC’s best interest to have change in control agreements with the Named Executive Officers. EMC’s change in control agreements provide the executives with cash severance payments, equity award acceleration and certain other benefits in the event that their employment is terminated in connection with a change in control or potential change in control (known as “double trigger” benefits), which payments and benefits are described in more detail under “Compensation of Executive Officers - Potential Payments upon Termination or Change in Control” beginning on page 86 of this Proxy Statement. The change in control agreements provide these benefits only if there is both (i) a change in control (or potential change in control) of EMC and (ii) the executive’s employment is terminated by EMC (or any successor) without cause or if the executive terminates his or her employment for good reason, in each case within 24 months following a change in control (or during a potential change in control period). We refer to such a termination of employment as a “qualifying termination.”

No excise tax gross-up is provided for any severance or other benefits paid under EMC’s change in control agreements with the Named Executive Officers.

The determination of the appropriate level of payments and benefits to provide in the event of a qualifying termination involved the consideration of a number of factors. The Board considered that a Named Executive Officer, who is more likely to lose his or her job in connection with a change in control than other employees, may require more time than other employees in order to secure an appropriate new position and, unless that executive was provided with change in control benefits, may be motivated to start a job search early in connection with a change in control to the detriment of EMC. The Compensation Committee reviewed peer practices and market trends, and determined that the level of change in control benefits provided to the Named Executive Officers is consistent with the level provided to executive officers of other public companies of similar size to EMC. Based on these considerations, we believe that the terms of the agreements are reasonable and provide an incentive for our Named Executive Officers to remain with EMC. In addition, by not providing cash severance payments, accelerated vesting of certain equity awards or other benefits unless both a change in control (or potential change in control) has occurred and an executive has a qualifying termination, we believe that an acquiror will be better able to retain EMC’s management team following a change in control.

The Compensation Committee annually reviews the reasonableness and appropriateness of the terms and conditions of EMC’s change in control agreements and the benefits payable thereunder.

Compensation Discussion and Analysis (continued)

Certain Equity Awards

The majority of the equity awards held by our executive leadership team, including the Named Executive Officers, provide for accelerated vesting on a double trigger basis in connection with a change in control and a qualifying termination, consistent with EMC’s change in control agreements described above. The 2014 LTIP stock units will vest in full upon consummation of a change in control, as described in more detail under “Compensation of Executive Officers - Potential Payments upon Termination or Change in Control” beginning on page 86 of this Proxy Statement. In February 2015, the Compensation Committee changed the design of the long-term performance awards going forward to ensure that they would be treated in accordance with EMC’s change in control agreements described above. Accordingly, the 2015 LTIP stock units provide for accelerated vesting on a double trigger basis in connection with a change in control and a qualifying termination.

For more information on potential payments and benefits under the change in control agreements, please see “Compensation of Executive Officers - Potential Payments upon Termination or Change in Control” beginning on page 86 of this Proxy Statement.

Other Arrangements

Except in limited circumstances, EMC typically does not enter into employment agreements.

In 2012, the Company entered into an employment arrangement with Mr. Tucci under which he was entitled to severance benefits upon termination of employment, other than in connection with a change in control. In February 2015, the arrangement expired. Mr. Tucci continues to serve as our Chief Executive Officer. The Company and Mr. Tucci do not intend to enter into an additional employment arrangement at this time.

In connection with the assumption of his new role as head of EMC’s Global Sales and Customer Operations in July 2012, EMC agreed to provide Mr. Scannell with severance benefits. The Compensation Committee believes it is in the best interests of the Company to ensure leadership continuity in such a critical role within our organization.

The Named Executive Officers are entitled to certain benefits upon a termination due to death, disability or retirement.

For more detail regarding these arrangements, please see “Compensation of Executive Officers - Potential Payments upon Termination or Change in Control” beginning on page 86 of this Proxy Statement.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other executive officers as of the end of any fiscal year. However, performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met. The Compensation Committee considered the impact of Section 162(m) when designing EMC’s cash bonus and equity programs and determined that EMC’s interests were best served by not restricting the Compensation Committee’s discretion and flexibility in designing the compensation programs, even if such programs may result in certain non-deductible compensation expenses. Notwithstanding our general philosophy of maintaining flexibility in designing our programs, all of the performance-contingent stock units granted to the Named Executive Officers in 2014 are designed with the intention to qualify as performance-based compensation that is exempt from the deductibility limits imposed by Section 162(m). However, the application of Section 162(m) is complex and may change over time (with potentially retroactive effect) and, accordingly, there can be no guarantee that all compensation intended to qualify as performance-based compensation will so qualify.

Compensation Discussion and Analysis (continued)

Stock Ownership Guidelines

To align the interests of our executive leadership team, including the Named Executive Officers, with those of our shareholders, we believe that they should hold a significant equity interest in EMC. We have had stock ownership guidelines in place for many years. The stock ownership guidelines for the Named Executive Officers are:

Name	Stock Ownership Guideline
Joseph M. Tucci	650,000
David I. Goulden	350,000
Zane C. Rowe	187,500
Howard D. Elias	187,500
Jeremy Burton	187,500
William F. Scannell	187,500
New executive leadership team members have five years to reach compliance with the guidelines. Unexercised stock options, unvested shares of restricted stock and unvested restricted stock units are not counted for purposes of determining whether these guidelines are met. The Compensation Committee periodically reviews the executives’ holdings for compliance with these guidelines. As of February 27, 2015, all of the Named Executive Officers are in compliance with these guidelines.

Stock Holding Guidelines

In addition to the stock ownership guidelines described above, our executive leadership team is subject to stock holding guidelines. Like the ownership guidelines, these guidelines are intended to align the interests of our executive leadership team with those of our shareholders by requiring the executives to retain a meaningful percentage of their equity holdings in EMC. The executive leadership team is required to hold throughout the year at least 75% of their respective total equity holdings (measured as of January 1), and may sell only a limited number of shares during a limited window each quarter after meeting the terms of our stock ownership guidelines, our insider trading policy, our securities trading policy and our pre-clearance policy.

Internal Pay Equity

Messrs. Tucci and Goulden are provided with a greater compensation opportunity than our other Named Executive Officers. As Chairman and Chief Executive Officer, Mr. Tucci has primary oversight for the overall corporate performance of the Federation, including the continued evolution and development of our vision and strategic direction. As Chief Executive Officer, EMC Information Infrastructure, Mr. Goulden has primary oversight for the performance of the EMC Information Infrastructure business. In addition, Messrs. Tucci and Goulden are responsible for establishing EMC as a market leader with innovative products, services and solutions, expanding EMC’s position in the market, and maintaining and building relationships with customers, partners, suppliers, employees, shareholders and other stakeholders. In setting Messrs. Tucci’s and Goulden’s compensation levels, the Compensation Committee also considered their respective experience as proven leaders and the competitive market conditions for chief executive officers.

Hedging and Pledging Policies

EMC policies do not permit any employees, including the Named Executive Officers, to “hedge” ownership of EMC securities. In addition, no director, executive officer, or any related person, including any Named Executive Officer, may pledge EMC securities.

Compensation Discussion and Analysis (continued)

Compensation Recovery Policies

We have an incentive compensation clawback policy under which EMC will require reimbursement of any cash or equity incentive compensation paid where payment was predicated on financial results that were subject to a significant restatement and the individual engaged in fraud or willful misconduct that caused or partially caused the restatement. The policy applies to all EMC employees, including the Named Executive Officers. In addition, EMC’s equity plans contain provisions that allow EMC to cancel outstanding equity awards or “clawback” the value of awards recently realized if a Named Executive Officer or other senior employee engages in activity detrimental to EMC, such as failing to comply with EMC’s Key Employee Agreement, including the non-competition and non-solicitation provisions, engaging in any activity that results in the employee’s termination for cause, or being convicted of a crime.

Role of Compensation Consultant

Retention. The Compensation Committee is directly responsible for the appointment, compensation and oversight of its compensation consultant. In 2014, the Compensation Committee engaged Towers Watson to serve as its compensation consultant. Towers Watson works at the direction of the Compensation Committee and reports directly to the Compensation Committee.

Independence. The Compensation Committee has assessed the independence of Towers Watson by reviewing several factors, including (i) other services, if any, that Towers Watson provides to EMC, (ii) the significance of the fees paid to Towers Watson by the Compensation Committee as a percentage of the total revenues of Towers Watson, (iii) the policies and procedures of Towers Watson that are designed to prevent conflicts, (iv) any business or personal relationships between the Towers Watson professionals engaged to advise the Compensation Committee and the members of the Compensation Committee and/or EMC’s executive officers, and (v) ownership of our common stock by any of the Towers Watson professionals engaged to advise the Compensation Committee. After careful consideration, the Compensation Committee determined that Towers Watson’s service to the Compensation Committee does not raise any conflicts of interest.

Services. During 2014, Towers Watson assisted the Compensation Committee with several matters, including, among other things, performing pay-for-performance analyses, and reviewing executive compensation practices, trends and competitive practices, and change in control and other termination scenarios.

Pre-Approval Policy. The Compensation Committee has a policy that provides that its compensation consultant will only provide services to the Compensation Committee and is prohibited from providing any other services to EMC, unless such services are pre-approved by the Compensation Committee. For 2014, the Compensation Committee pre-approved all fees paid to Towers Watson. The following table summarizes the fees paid for services that Towers Watson provided to the Compensation Committee and the fees paid for services provided to EMC that were pre-approved by the Compensation Committee for each of the last two fiscal years.

	Fees for services to Compensation Committee ($)	Fees for services to EMC ($)	Fees for other services* ($)
2014	210,915	0	47,616
2013	327,617	0	36,864

*	The amounts reflect the fees associated with EMC’s purchase from Towers Watson of global broad-based surveys.

Compensation Peer Group

The Compensation Committee, with the assistance of its compensation consultant, reviews compensation from published technology industry surveys and from EMC’s compensation peer group companies for purposes of comparing EMC’s executive compensation program with market practices and in order to inform the Compensation Committee’s decisions regarding EMC’s executive compensation program. The Compensation Committee does not target or

Compensation Discussion and Analysis (continued)

benchmark compensation to any particular percentile of compensation paid by other companies, but rather considers comparator compensation as one factor in making its compensation decisions. Other factors include EMC’s performance and an individual’s contribution, experience and potential. After taking these factors into account, the Compensation Committee exercises its judgment in making compensation decisions. We believe that this approach gives EMC the flexibility to make compensation decisions based upon all of the facts and circumstances.

For 2014, Dell Inc. was removed from our compensation peer group because it is no longer publicly traded. EMC’s 2014 compensation peer group consisted of the following 15 companies:

• Accenture plc	• eBay Inc.	• NetApp, Inc.
• Adobe Systems Incorporated	• Hewlett-Packard Company	• Oracle Corporation
• CA, Inc.	• Intel Corporation	• Seagate Technology
• Cisco Systems, Inc.	• International Business Machines Corporation	• Symantec Corporation
• Computer Sciences Corporation	• Microsoft Corporation	• Xerox Corporation

To select the compensation peer group companies, we used the three-step process described below.

Step	Screen	Rationale
1
U.S.-based publicly traded and industry-related companies, including companies in the following industries:
●  Computer Hardware, Services, Software & Storage
●  Office Supplies & Equipment
●  Computer Communications
●  Semiconductors

● Privately held or recently acquired companies are eliminated
● Only publicly traded U.S. companies are required to disclose information on executive compensation pay levels and practices
● Companies headquartered outside the U.S. are eliminated due to potential differences in executive pay structure and levels

2	Revenue and market capitalization ● .25X to 4X that of EMC’s revenue ● .25X to 4X that of EMC’s market capitalization	● Companies not comparable in size to EMC are eliminated due to differences in pay levels
3	Business and talent overlap ● Companies to which EMC business segments are aligned ● Companies from which EMC recruits and to which it loses talent	● Companies with a low degree of business overlap are eliminated

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information for the Named Executive Officers for the fiscal year ended December 31, 2014.

The amounts shown in the Stock Awards and Option Awards columns reflect the grant date fair value of equity awards for 2014 and prior years, not the actual amounts paid to or that may be realized by the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)	Total ($)
Joseph M. Tucci Chairman and Chief Executive Officer	2014	1,000,000	—	8,415,112[4]	—	1,307,021[5]	—	481,186	11,203,318
	2013	1,000,000	—	9,426,404[6]	650,417[7]	1,260,058	—	309,079	12,645,957
	2012	1,000,000	—	12,697,669[8]	1,310,657[8]	1,467,360	—	116,545	16,592,231
David I. Goulden Chief Executive Officer, EMC Information Infrastructure	2014	850,000	—	8,415,112[4]	—	1,075,513[9]	—	190,632	10,531,257
	2013	850,000	—	6,122,900[10]	330,759[10]	1,006,296	—	122,621	8,432,576
	2012	737,500	—	9,351,739[11]	528,240[11]	949,513	—	16,435	11,583,427
Zane C. Rowe Executive Vice President and Chief Financial Officer	2014	167,308[12]	300,000[13]	6,000,019[14]	—	174,686[15]	—	54,350	6,696,362

Howard D. Elias President and Chief Operating Officer, Global Enterprise Services	2014	750,000	—	5,259,464[4]	—	746,183[16]	—	178,839	6,934,486
	2013	750,000	—	4,209,625[10]	235,209[10]	700,032	—	136,194	6,031,061
	2012	687,500	—	8,909,754[11]	451,639[11]	757,109	—	22,697	10,828,699
Jeremy Burton President, Products and Marketing	2014	768,750	—	5,259,464[4]	—	717,035[17]	—	158,236	6,903,485
	2013	675,000	—	3,926,573[10]	191,107[10]	590,652	—	92,886	5,476,218
	2012	600,000	—	8,120,027[11]	357,854[11]	609,588	—	8,774	9,696,243
William F. Scannell President, Global Sales and Customer Operations	2014	700,000	—	5,259,464[4]	—	699,546[18]	—	172,271	6,831,281
	2013	700,000	—	4,209,625[10]	235,209[10]	656,280	—	108,412	5,909,526
	2012	700,000	—	8,909,754[11]	451,639[11]	632,153	—	15,821	10,709,367

[1]
Amounts represent the aggregate grant date fair value for equity awards in 2014, 2013 and 2012 in accordance with FASB ASC Topic 718. Performance-based equity awards granted to the Named Executive Officers assume target shares issued. Assumptions used in the calculation of these amounts for awards in 2014, 2013 and 2012, other than market-based equity awards, are included in Note P to EMC’s audited financial statements for fiscal year ended December 31, 2014 included in EMC’s Annual Report on Form 10-K filed with the SEC on February 27, 2015. Consistent with FASB ASC Topic 718, EMC uses a Monte Carlo simulation model to value market-based stock awards, i.e., for performance-based equity awards tied to EMC’s relative total shareholder return. This model estimates the fair value of the award for financial

Compensation of Executive Officers (continued)

reporting purposes. The assumptions used in this model for the 2014 awards were as follows: (a) stock price volatility of 26.82% for EMC and a median stock price volatility of 29.17% for the components of the S&P 500 Technology Index; (b) risk-free interest rate of 0.63%; (c) correlation coefficients based upon the price data used to calculate the historical volatilities; and (d) no dividend yield assumption given that total shareholder return is calculated assuming reinvestment of dividends. Based on the performance goals and these assumptions, the market-based performance equity awards issued in 2014 were valued using the Monte Carlo model at $32.14 per share. The assumptions used in this model for the 2012 awards were as follows: (a) stock price volatility of 28.79% for EMC and an average stock price volatility of 34.08% for the components of the S&P 500 Technology Index; (b) risk-free interest rate of 0.27%; (c) correlation coefficients based upon the price data used to calculate the historical volatilities; and (d) no dividend yield assumption given that total shareholder return is calculated assuming reinvestment of dividends. Based on the performance goals and these assumptions, the market-based performance equity awards issued in 2012 were valued using the Monte Carlo model at $17.66 per share. Prior to 2014, we historically granted performance-based equity awards in the year prior to the applicable performance year, and approved the specific performance goals for such awards at a later date, at which time the award was given a grant date fair value for accounting purposes. Because we are required to disclose compensation in the table in accordance with applicable accounting rules, the value of the performance-based equity awards granted to our Named Executive Officers is reflected in the table as compensation in the year the specific performance goals are approved, which may or may not be the same year the awards were granted. In 2014, the performance-based equity awards made to the Named Executive Officers were granted and valued on the same date. Please see footnote 6 for more information on the fair value of the 2012 Leadership Development and Performance Award.

[2]
Amounts include incentive compensation earned under EMC’s cash bonus plans, which are described on pages 60 to 64 of this Proxy Statement. Also includes amounts earned by Mr. Goulden but deferred under EMC’s Deferred Compensation Retirement Plan.

[3]	Please see the “All Other Compensation Table” below.

[4]
Amounts represent the aggregate grant date fair values of the performance and time-based equity awards granted in February 2014. Please see the “Grant Date Fair Value of Stock Awards” column of the Grants of Plan-Based Awards table on page 80 of this Proxy Statement for the grant date fair values of the performance-based equity awards granted to each of Messrs. Tucci, Goulden, Elias, Burton and Scannell in 2014, assuming target performance. The grant date values of the performance-based equity awards granted to each of Messrs. Tucci, Goulden, Elias, Burton and Scannell in 2014, assuming the highest level of performance, are as follows: Mr. Tucci, $8,815,126; Mr. Goulden, $8,815,126; Mr. Elias, $5,509,464; Mr. Burton, $5,509,464; and Mr. Scannell, $5,509,464.

[5]	Amount represents payments of $1,011,960 pursuant to the 2014 Corporate Incentive Plan and $295,061 pursuant to the 2014 Executive MBO.

[6]
Amount represents the aggregate grant date fair value of the performance-based restricted stock unit awards granted in August 2012, for which the specific performance goals were approved in February 2013, the portion of the 2012 Leadership Development and Performance Award granted in September 2012, for which the specific performance goals were approved in February 2013, and the time-based restricted stock unit awards granted in July 2013. The amount reported in the table with respect to the portion of the 2012 Leadership Development and Performance Award for which performance-based vesting criteria were not determined until February 2013 represents the fair value of the awards determined in accordance with FASB ASC Topic 718 assuming, solely for this purpose and in accordance with SEC guidance, that the grant date for such portion of those awards was the service inception date. The service inception date for this purpose was February 6, 2013, the date that the Compensation Committee approved the performance-based vesting criteria for such portion of the award. For more information on the 2012 Leadership Development and Performance Award, please see page 69 of this Proxy Statement.

[7]	Amount represents the grant date fair value of the performance-based option award granted in August 2012, for which the specific performance goals were approved in February 2013.

[8]
Amounts represent the aggregate grant date fair values of the performance-based equity awards granted in August 2011, for which the specific performance goals were approved in February 2012, the portion of the 2012 Leadership Development and Performance Award granted in September 2012, for which the specific performance goals were approved in December 2012, and the time-based equity awards granted in August 2012. For more information on the 2012 Leadership Development and Performance Award, please see page 69 of this Proxy Statement.

[9]	Amount represents payments of $808,163 pursuant to the 2014 Corporate Incentive Plan and $267,350 pursuant to the 2014 Executive MBO.

[10]
Amounts represent the aggregate grant date fair values of the performance-based equity awards granted in August 2012, for which the specific performance goals were approved in February 2013, and the time-based equity awards granted in July 2013.

[11]
Amounts represent the aggregate grant date fair values of the performance-based equity awards granted in August 2011, for which the specific performance goals were approved in February 2012, and the time-based equity awards granted in August 2012.

[12]	Amount represents base salary paid to Mr. Rowe from October 2014, when he joined EMC, through December 2014.

[13]	Amount represents a sign-on bonus. For more information, see “New-Hire Bonus and Equity Compensation for Mr. Rowe” on page 71 of this Proxy Statement.

[14]
Amount represents the grant date fair value of the time-based equity award granted in November 2014 in connection with Mr. Rowe’s new-hire package. For more information, see “New-Hire Bonus and Equity Compensation for Mr. Rowe” on page 71 of this Proxy Statement.

[15]	Amount represents payments of $131,766 pursuant to the 2014 Corporate Incentive Plan and $42,920 pursuant to the 2014 Executive MBO.

[16]	Amount represents payments of $562,200 pursuant to the 2014 Corporate Incentive Plan and $183,983 pursuant to the 2014 Executive MBO.

[17]	Amount represents payments of $540,239 pursuant to the 2014 Corporate Incentive Plan and $176,796 pursuant to the 2014 Executive MBO.

[18]	Amount represents payments of $527,063 pursuant to the 2014 Corporate Incentive Plan and $172,484 pursuant to the 2014 Executive MBO.

Compensation of Executive Officers (continued)

All Other Compensation Table

The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table for the fiscal year ended December 31, 2014.

Name	Air Travel[1] ($)	Tax and Financial Planning ($)	Housing Allowance/Relocation Expenses ($)	Matching 401(k) Plan Contributions[2] ($)	Dividend Equivalents[3] ($)	Other ($)	Total ($)
Joseph M. Tucci	181,179	14,630	—	3,000	282,377	—	481,186
David I. Goulden	—	12,000	—	3,000	167,984	7,649[4]	190,632
Zane C. Rowe	—	—	54,350[5]	—	—	—	54,350
Howard D. Elias	—	12,000	—	3,000	156,187	7,653[6]	178,839
Jeremy Burton	—	—	—	3,000	151,413	3,823[7]	158,236
William F. Scannell	—	—	—	3,000	155,627	13,644[8]	172,271

[1]
All aircraft use by Named Executive Officers is documented and categorized as business, personal or mixed use depending on the purpose of a flight. The purpose of a flight is determined based upon a review and analysis of flight data, the Named Executive Officer’s itinerary and other relevant information. A flight is categorized as mixed use if it includes both personal and business aspects. Personal use of EMC-owned aircraft is valued based on the aggregate incremental cost to EMC determined on a per flight basis and includes the cost of fuel used, the hourly cost of aircraft maintenance, landing fees, trip-related hangar and parking costs, and crew-related costs. The incremental cost does not include “deadhead” flights (e.g., a return flight on which no passenger was on board); if included, the incremental cost would increase by $9,012 for Mr. Tucci. (Deadhead flights are categorized as business or personal based on the purpose of the immediately preceding or following flight leg, as appropriate).

[2]	Amounts represent a matching contribution on up to 6% eligible compensation, up to a maximum of $750 per quarter, made under the EMC Corporation 401(k) Savings Plan for 2014.

[3]
Amounts represent the value of dividend equivalents accrued in 2014, whether or not paid, on outstanding equity awards granted to the Named Executive Officer prior to July 2013 because such amounts were not factored into the grant date fair values of such awards.

[4]	Amount represents the cost of spousal attendance at EMC events of $3,823 and the cost of an annual executive physical of $3,826.

[5]	Amount represents a housing allowance, plus the cost of other relocation expenses.

[6]	Amount represents the cost of spousal attendance at EMC events of $3,823 and the cost of an annual executive physical of $3,830.

[7]	Amount represents the cost of spousal attendance at EMC events.

[8]	Amount represents the cost of spousal attendance at EMC events of $9,297 and the cost of an annual executive physical of $4,347.

Compensation of Executive Officers (continued)

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan grants, equity incentive plan grants and all other stock awards granted to the Named Executive Officers in the fiscal year ended December 31, 2014. Our non-equity incentive plans consist of the bonus plans that are described on pages 60 to 64 of this Proxy Statement, our equity incentive plans consist of the performance stock unit awards that are described on pages 66 to 67 of this Proxy Statement and our other stock awards consist of the time-based stock unit awards that are described on page 68 of this Proxy Statement. There can be no assurance that the grant date fair value of stock awards will ever be realized.

Name	Type of Award[1]	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards[4] ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph M. Tucci	CIP	N/A	540,000	1,080,000	2,160,000[2]	—	—	—	—	—
	MBO	N/A	—	360,000	360,000[3]	—	—	—	—	—
	LTIP	2/5/2014	—	—	—	25,126	201,006	402,012[5]	—	5,215,097
	RSU	2/5/2014	—	—	—	—	—	—	134,004[6]	3,200,016
David I. Goulden	CIP	N/A	431,250	862,500	1,725,000[2]	—	—	—	—	—
	MBO	N/A	—	287,500	287,500[3]	—	—	—	—	—
	LTIP	2/5/2014	—	—	—	25,126	201,006	402,012[5]	—	5,215,097
	RSU	2/5/2014	—	—	—	—	—	—	134,004[6]	3,200,016
Zane C. Rowe	CIP	N/A	70,313	140,625	281,250[2]	—	—	—	—	—
	MBO	N/A	—	46,875	46,875[3]	—	—	—	—	—
	RSU	11/3/2014	—	—	—	—	—	—	206,399[7]	6,000,019
Howard D. Elias	CIP	N/A	300,000	600,000	1,200,000[2]	—	—	—	—	—
	MBO	N/A	—	200,000	200,000[3]	—	—	—	—	—
	LTIP	2/5/2014	—	—	—	15,704	125,629	251,258[5]	—	3,259,442
	RSU	2/5/2014	—	—	—	—	—	—	83,753[6]	2,000,022
Jeremy Burton	CIP	N/A	288,281	576,562	1,153,124[2]	—	—	—	—	—
	MBO	N/A	—	192,188	192,188[3]	—	—	—	—	—
	LTIP	2/5/2014	—	—	—	15,704	125,629	251,258[5]	—	3,259,442
	RSU	2/5/2014	—	—	—	—	—	—	83,753[6]	2,000,022
William F. Scannell	CIP	N/A	281,250	562,500	1,125,000[2]	—	—	—	—	—
	MBO	N/A	—	187,500	187,500[3]	—	—	—	—	—
	LTIP	2/5/2014	—	—	—	15,704	125,629	251,258[5]	—	3,259,442
	RSU	2/5/2014	—	—	—	—	—	—	83,753[6]	2,000,022

[1]	Type of Award:
CIP = 2014 Corporate Incentive Plan
MBO = 2014 Executive Management by Objectives Plan
LTIP = 2014 LTIP Stock Units
RSU = Time-Based Stock Units
For more information on all of these awards, please see pages 60 to 68 of this Proxy Statement.

[2]
The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, payable under the 2014 Corporate Incentive Plan. The threshold payment is 50% of the target payment and the maximum payment is 200% of the target payment.

[3]	The amounts shown in the target and maximum columns reflect the amounts that will be paid if all the performance goals under the MBO for the year are achieved.

[4]
Represents the grant date fair value of each of these awards calculated in accordance with FASB ASC Topic 718. For the 2014 LTIP stock unit awards, amount assumes the target number of shares is issued.

[5]
The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum number, respectively, of 2014 LTIP stock units that are eligible to vest in 2017 subject to the achievement of 2014-2016 goals. The threshold number of shares is 12.5% of

Compensation of Executive Officers (continued)

the target number of shares and the maximum number of shares is 200% of the target number of shares. If any of these units become eligible to vest, they will vest in 2017. For more information on the 2014 LTIP stock units, please see pages 66 to 67 of this Proxy Statement.

[6]	One-third of these units vested on February 5, 2015; and one-half of the remaining units will vest on each of February 5, 2016 and 2017.

[7]	One-third of these units will vest on each of November 3, 2015, 2016 and 2017.

Compensation of Executive Officers (continued)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers as of December 31, 2014. The market and payout values for unvested stock awards are calculated based on a market value of $29.74 per share (the closing market price of EMC’s common stock on December 31, 2014) multiplied by the number of shares subject to the award.

Name	Option Awards[1]					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date[2]	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. Tucci	19,771	59,311[3]	—	26.80	8/8/2022	776,355[4]	23,088,798	201,006[5]	5,977,918
	24,013	36,021[6]	—	26.80	8/8/2022
	44,289	44,288[7]	—	25.04	8/3/2021
	36,969	24,647[8]	—	25.04	8/3/2021
	78,750	26,250[9]	—	20.47	8/3/2020
	56,000	14,000[10]	—	20.47	8/3/2020
	150,000	—	—	15.31	8/4/2019
	100,000	—	—	15.31	8/4/2019
	159,786	—	—	15.18	8/20/2018
	120,000	—	—	15.18	8/20/2018
	700,000	—	—	14.49	7/22/2015
David I. Goulden	10,054	30,162[3]	—	26.80	8/8/2022	583,982[11]	17,367,625	201,006[5]	5,977,918
	12,212	18,318[6]	—	26.80	8/8/2022
	14,763	14,762[7]	—	25.04	8/3/2021
	12,323	8,216[8]	—	25.04	8/3/2021
	27,000	9,000[9]	—	20.47	8/3/2020
	19,200	4,800[10]	—	20.47	8/3/2020
	42,000	—	—	15.31	8/4/2019
	28,000	—	—	15.31	8/4/2019
	42,609	—	—	15.18	8/20/2018
	32,000	—	—	15.18	8/20/2018
	46,977	—	—	19.11	11/28/2017
	32,000	—	—	19.11	11/28/2017
	77,000	—	—	14.49	7/22/2015
Zane C. Rowe	—	—	—	N/A	N/A	206,399[12]	6,138,306	—	—
Howard D. Elias	7,150	21,448[3]	—	26.80	8/8/2022	477,859[13]	14,211,527	125,629[14]	3,736,206
	8,684	13,026[6]	—	26.80	8/8/2022
	14,763	14,762[7]	—	25.04	8/3/2021
	12,323	8,216[8]	—	25.04	8/3/2021
	27,000	9,000[9]	—	20.47	8/3/2020
	19,200	4,800[10]	—	20.47	8/3/2020
	42,000	—	—	15.31	8/4/2019
	28,000	—	—	15.31	8/4/2019
	42,609	—	—	15.18	8/20/2018
	32,000	—	—	15.18	8/20/2018
	46,977	—	—	19.11	11/28/2017
	32,000	—	—	19.11	11/28/2017

Compensation of Executive Officers (continued)

Name	Option Awards[1]					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date[2]	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeremy Burton	5,809	17,427[3]	—	26.80	8/8/2022	380,898[15]	11,327,907	200,256[16]	5,955,613
	7,056	10,584[6]	—	26.80	8/8/2022
	—	11,483[7]	—	25.04	8/3/2021
	9,586	6,391[8]	—	25.04	8/3/2021
	—	4,500[9]	—	20.47	8/3/2020
	—	2,400[10]	—	20.47	8/3/2020
	—	20,000[17]	—	19.55	4/28/2020
William F. Scannell	7,150	21,448[3]	—	26.80	8/8/2022	477,859[13]	14,211,527	125,629[14]	3,736,206
	8,684	13,026[6]	—	26.80	8/8/2022
	14,763	14,762[7]	—	25.04	8/3/2021
	12,323	8,216[8]	—	25.04	8/3/2021
	8,253	8,253[9]	—	20.47	8/3/2020
	4,402	4,402[10]	—	20.47	8/3/2020
	9,750	—	—	15.31	8/4/2019
	5,200	—	—	15.31	8/4/2019
	5,600	—	—	15.18	8/20/2018

[1]	Each stock option vests at the rate of 20% per year over five years from the date of grant, unless otherwise indicated.

[2]	The date the Compensation Committee awarded each stock option is ten years prior to its expiration date.

[3]
Represents the number of performance stock options granted in August 2012 that became eligible to vest based on the achievement of the 2013 performance goals. 87.8% of these options became eligible to vest in February 2014; 25% of these options vested on each of February 5, 2014 and February 1, 2015; and one-half of the remaining options will vest on each of February 1, 2016 and 2017. The remaining 12.2% of these options were forfeited since the 2013 performance goals were not fully achieved.

[4]
Mr. Tucci was granted 183,307 performance stock units on August 3, 2011; 95.8% of these units became eligible to vest in February 2013; one-third of these units vested on each of February 6, 2013 and February 1, 2014 and 2015. The remaining 4.2% of these units were forfeited since the 2012 performance goals were not fully achieved. Mr. Tucci was also granted 122,205 time-based stock units on August 3, 2011; 25% of these units vested on each of August 3, 2012, 2013 and 2014; and the remaining units will vest on August 3, 2015. In addition, Mr. Tucci was granted 168,395 performance stock units on August 8, 2012; 87.8% of these units became eligible to vest in February 2014; one-third of these units vested on each of February 5, 2014 and February 1, 2015; the remaining units will vest on February 1, 2016. The remaining 12.2% of these units were forfeited since the 2013 performance goals were not fully achieved. Mr. Tucci was also granted 112,264 time-based stock units on August 8, 2012; 25% of these units vested on each of August 8, 2013 and 2014; and one-half of the remaining units will vest on each of August 8, 2015 and 2016. In addition, Mr. Tucci was granted 143,404 time-based stock units on July 31, 2013; one-third of these units vested on July 31, 2014; and one-half of the remaining units will vest on each of July 31, 2015 and 2016. Mr. Tucci was also granted 302,917 2012 Leadership Development and Performance Award units on September 5, 2012; 38.7% of these units vested on February 10, 2015. The remaining 61.3% of these units were forfeited since the 2013-2014 performance goals were not fully achieved. For more information on the 2012 Leadership Development and Performance Award, please see page 69 of this Proxy Statement. In addition, Mr. Tucci was granted 134,004 time-based stock units on February 5, 2014; one-third of these units vested on February 5, 2015; and one-half of the remaining units will vest on each of February 5, 2016 and 2017.

[5]
These units are distinguished from the other stock awards in this table because they will vest only if performance goals are achieved and all or a portion of them will be forfeited if certain performance goals are not achieved. Messrs. Tucci and Goulden were each granted 201,006 long-term performance stock units on February 5, 2014 (the “2014 LTIP stock units”). If any of the 2014 LTIP stock units become eligible to vest, such units will vest on or about February 1, 2017; provided, however, that this vesting date may be delayed until such time as the Compensation Committee determines that the applicable performance goals have been achieved. The number of units shown is the target number of units, but for performance above target, up to 200% of target shares may be issued. For more information on the 2014 LTIP stock units, please see pages 66 to 67 of this Proxy Statement.

[6]	One-third of these options will vest on each of August 8, 2015, 2016 and 2017.

[7]
Represents the number of performance stock options granted in August 2011 that became eligible to vest based on the achievement of the 2012 performance goals. 95.8% of these options became eligible to vest in February 2013; 25% of these options vested on each of February 6, 2013

Compensation of Executive Officers (continued)

and February 1, 2014 and 2015; and the remaining options will vest on February 1, 2016. The remaining 4.2% of these options were forfeited since the 2012 performance goals were not fully achieved.

[8]	One-half of these options will vest on each of August 3, 2015 and 2016.

[9]
Represents the number of performance stock options granted in August 2010 that became eligible to vest based on the achievement of the 2011 performance goals. 100% of these options became eligible to vest in February 2012; 25% of these options vested on each of February 2, 2012, and February 1, 2013, 2014 and 2015.

[10]	These options will vest on August 3, 2015.

[11]
Mr. Goulden was granted 61,103 performance stock units on August 3, 2011; 95.8% of these units became eligible to vest in February 2013; one-third of these units vested on each of February 6, 2013 and February 1, 2014 and 2015. The remaining 4.2% of these units were forfeited since the 2012 performance goals were not fully achieved. Mr. Goulden was also granted 239,617 long-term performance stock units on August 3, 2011 (the "2011 LTIP stock units"); 50% of these units became eligible to vest in February 2015; one-half of these units vested on February 10, 2015; and the remaining units will vest on February 1, 2016. The remaining 50% of these units were forfeited since the 2012-2014 performance goals were not fully achieved. For more information on the 2011 LTIP stock units, please see pages 69 to 70 of this Proxy Statement. In addition, Mr. Goulden was granted 40,735 time-based stock units on August 3, 2011; 25% of these units vested on each of August 3, 2012, 2013 and 2014; and the remaining units will vest on August 3, 2015. Mr. Goulden was also granted 85,635 performance stock units on August 8, 2012; 87.8% of these units became eligible to vest in February 2014; one-third of these units vested on each of February 5, 2014 and February 1, 2015; the remaining units will vest on February 1, 2016. The remaining 12.2% of these units were forfeited since the 2013 performance goals were not fully achieved. In addition, Mr. Goulden was granted 57,090 time-based stock units on August 8, 2012; 25% of these units vested on each of August 8, 2013 and 2014; and one-half of the remaining units will vest on each of August 8, 2015 and 2016. Mr. Goulden was also granted 152,964 time-based stock units on July 31, 2013; one-third of these units vested on July 31, 2014; and one-half of the remaining units will vest on each of July 31, 2015 and 2016. In addition, Mr. Goulden was granted 134,004 time-based stock units on February 5, 2014; one-third of these units vested on February 5, 2015; and one-half of the remaining units will vest on each of February 5, 2016 and 2017.

[12]	Mr. Rowe was granted 206,399 time-based stock units on November 3, 2014; one-third of these units will vest on each of November 3, 2015, 2016 and 2017.

[13]
Messrs. Elias and Scannell were each granted 61,103 performance stock units on August 3, 2011; 95.8% of these units became eligible to vest in February 2013; one-third of these units vested on each of February 6, 2013 and February 1, 2014 and 2015. The remaining 4.2% of these units were forfeited since the 2012 performance goals were not fully achieved. Messrs. Elias and Scannell were each also granted 239,617 2011 LTIP stock units on August 3, 2011; 50% of these units became eligible to vest in February 2015; one-half of these units vested on February 10, 2015; and the remaining units will vest on February 1, 2016. The remaining 50% of these units were forfeited since the 2012-2014 performance goals were not fully achieved. For more information on the 2011 LTIP stock units, please see pages 69 to 70 of this Proxy Statement. In addition, Messrs. Elias and Scannell were each granted 40,735 time-based stock units on August 3, 2011; 25% of these units vested on each of August 3, 2012, 2013 and 2014; and the remaining units will vest on August 3, 2015. Messrs. Elias and Scannell were each also granted 60,896 performance stock units on August 8, 2012; 87.8% of these units became eligible to vest in February 2014; one-third of these units vested on each of February 5, 2014 and February 1, 2015; the remaining units will vest on February 1, 2016. The remaining 12.2% of these units were forfeited since the 2013 performance goals were not fully achieved. In addition, Messrs. Elias and Scannell were each granted 40,598 time-based stock units on August 8, 2012; 25% of these units vested on each of August 8, 2013 and 2014; and one-half of the remaining units will vest on each of August 8, 2015 and 2016. Messrs. Elias and Scannell were each also granted 103,251 time-based stock units on July 31, 2013; one-third of these units vested on July 31, 2014; and one-half of the remaining units will vest on each of July 31, 2015 and 2016. In addition, Messrs. Elias and Scannell were each granted 83,753 time-based stock units on February 5, 2014; one-third of these units vested on February 5, 2015; and one-half of the remaining units will vest on each of February 5, 2016 and 2017.

[14]
These units are distinguished from the other stock awards in this table because they will vest only if performance goals are achieved and all or a portion of them will be forfeited if certain performance goals are not achieved. Messrs. Elias and Scannell were each granted 125,629 2014 LTIP stock units on February 5, 2014. If any of the 2014 LTIP stock units become eligible to vest, such units will vest on or about February 1, 2017; provided, however, that this vesting date may be delayed until such time as the Compensation Committee determines that the applicable performance goals have been achieved. The number of units shown is the target number of units, but for performance above target, up to 200% of target shares may be issued. For more information on the 2014 LTIP stock units, please see pages 66 to 67 of this Proxy Statement.

[15]
Mr. Burton was granted 47,530 performance stock units on August 3, 2011; 95.8% of these units became eligible to vest in February 2013; one-third of these units vested on each of February 6, 2013 and February 1, 2014 and 2015. The remaining 4.2% of these units were forfeited since the 2012 performance goals were not fully achieved. Mr. Burton was also granted 159,745 2011 LTIP stock units on August 3, 2011; 50% of these units became eligible to vest in February 2015; one-half of these units vested on February 10, 2015; and the remaining units will vest on February 1, 2016. The remaining 50% of these units were forfeited since the 2012-2014 performance goals were not fully achieved. For more information on the 2011 LTIP stock units, please see pages 69 to 70 of this Proxy Statement. In addition, Mr. Burton was granted 31,687 time-based stock units on August 3, 2011; 25% of these units vested on each of August 3, 2012, 2013 and 2014; and the remaining units will vest on August 3, 2015. Mr. Burton was also granted 49,478 performance stock units on August 8, 2012; 87.8% of these units became eligible to vest in February 2014; one-third of these units vested on each of February 5, 2014 and February 1, 2015; the remaining units will vest on February 1, 2016. The remaining 12.2% of these units were forfeited since the 2013 performance goals were not fully achieved. In addition, Mr. Burton was granted 32,986 time-based stock units on August 8, 2012; 25% of these units vested on each of August 8, 2013 and 2014; and one-half of the remaining units will vest on each of August 8, 2015 and 2016. Mr. Burton was also granted 103,251 time-based stock units on July 31, 2013; one-third of these units vested on July 31, 2014; and one-half of the remaining units will vest on each of July 31, 2015 and 2016. In addition, Mr. Burton was granted 83,753 time-based stock units on February 5, 2014; one-third of these units vested on February 5, 2015; and one-half of the remaining units will vest on each of February 5, 2016 and 2017.

[16]
These units are distinguished from the other stock awards in this table because they will vest only if performance goals are achieved and all or a portion of them will be forfeited if certain performance goals are not achieved. Mr. Burton was granted 74,627 long-term performance stock units on August 8, 2012 (the “2012 LTIP stock units”). If any of the 2012 LTIP stock units become eligible to vest, one-half of such units will

Compensation of Executive Officers (continued)

vest on or about February 1, 2016; provided, however, that this first vesting date may be delayed (a) until such time as the Compensation Committee determines that the applicable performance goals have been achieved, or (b) if vesting is determined based upon EMC's performance relative to its peer group; and thereafter, the remaining units will vest on February 1, 2017. For more information on the 2012 LTIP stock units, please see page 70 of this Proxy Statement. Mr. Burton was also granted 125,629 2014 LTIP stock units on February 5, 2014. If any of the 2014 LTIP stock units become eligible to vest, such units will vest on or about February 1, 2017; provided, however, that this vesting date may be delayed until such time as the Compensation Committee determines that the applicable performance goals have been achieved. The number of units calculated for the 2014 LTIP stock units is the target number of units, but for performance above target, up to 200% of target shares may be issued. For more information on the 2014 LTIP stock units, please see pages 66 to 67 of this Proxy Statement.

[17]	These options will vest on April 28, 2015.

Option Exercises and Stock Vested
The following table provides information regarding options exercised, and stock awards vested, for the Named Executive Officers during the fiscal year ended December 31, 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Joseph M. Tucci	—	—	319,273	8,394,822
David I. Goulden	352,000	5,540,583	156,033	4,200,401
Zane C. Rowe	—	—	—	—
Howard D. Elias	300,000	4,203,486	128,097	3,421,994
Jeremy Burton	47,684	296,702	148,254	3,919,898
William F. Scannell	—	—	124,835	3,338,043

[1]	Represents the difference between the exercise price and the fair market value of EMC common stock on the date of exercise for each option.

[2]	Represents the fair market value of EMC common stock on the applicable vesting date, multiplied by the number of shares of stock that vested on that date.

Pension Benefits
EMC does not provide pension benefits to the Named Executive Officers.

Nonqualified Deferred Compensation
Under EMC’s Deferred Compensation Retirement Plan (the “Deferred Compensation Plan”), designated managerial or highly compensated employees, including the Named Executive Officers, may defer up to 25% of their base salary earned from EMC and from 10% to 95% of the compensation they receive under any of EMC’s cash bonus and commission plans. EMC does not make any contributions to the accounts of participants under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are generally paid in a lump sum upon a participant’s death, disability, retirement or termination of employment, provided that, in the event of retirement, participants can elect to receive distributions in 5-, 10- or 15-year installments. Distributions can occur earlier in the case of severe financial hardship or if the participant elected to receive his or her deferral on a fixed date or schedule prior to his or her termination or retirement, and such distributions may be payable in a lump sum or in 5-, 10- or 15-year installments at the participant’s election. Participants may also elect to receive distributions in a lump sum upon a change in control.
All investment gains and losses attributable to a participant’s account under the Deferred Compensation Plan are entirely measured upon the performance of the investment selections made by the participant. The investment options available under the Deferred Compensation Plan are substantially similar to the investment options available under EMC’s 401(k) Savings Plan. These investment options, which are selected by EMC’s Retirement Plans Committee, provide participants with an opportunity to invest in mutual funds in a wide variety of asset classes, such as equity funds, bond funds, money market funds and blended funds, as well as EMC stock. Participants may change their investment options daily through the plan administrator’s online system.

Compensation of Executive Officers (continued)

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the Deferred Compensation Plan as of December 31, 2014.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Joseph M. Tucci	—	—	476,608	—	10,640,578[1]
David I. Goulden	349,439[2]	—	257,222	—	5,312,188[3]
Zane C. Rowe	—	—	—	—	—
Howard D. Elias	—	—	—	—	—
Jeremy Burton	—	—	—	—	—
William F. Scannell	—	—	12	—	26,265

[1]	$5,754,070 of this amount was previously reported in the Summary Compensation Table of previously filed proxy statements.

[2]	$144,219 of this amount is reported in the Summary Compensation Table for Mr. Goulden under the Non-Equity Incentive Plan Compensation column.

[3]	$3,096,967 of this amount was previously reported in the Summary Compensation Table of previously filed proxy statements.

Potential Payments upon Termination or Change in Control

Employees, including the Named Executive Officers, are entitled to receive earned but unpaid compensation upon any termination of employment. Accordingly, upon any termination of employment, the Named Executive Officers will receive accrued but unused vacation pay, earned but unpaid bonuses and their account balances under the Deferred Compensation Plan. For a description of our Deferred Compensation Plan and the account balances of the Named Executive Officers as of December 31, 2014, please see above.

The payments due upon any termination of employment will generally be made in a lump sum payment within 30 days after termination of employment or when administratively practicable, unless otherwise delayed by application of the requirements under Section 409A of the Internal Revenue Code. In addition, except as noted below, (i) all restricted stock awards and unvested stock options will terminate upon termination of employment and (ii) all vested but unexercised stock options will terminate three months following termination of employment, provided that vested options will terminate immediately if the termination was for cause.

In addition to the compensation and benefits discussed above, each of the Named Executive Officers may become entitled to other compensation and benefits under the circumstances discussed below.

Termination of Employment without Cause

Under the employment arrangement with Mr. Tucci, which expired in February 2015, if his employment was involuntarily terminated without cause, other than in connection with a change in control, he would have received a lump sum amount equal to the sum of his annual base salary and target annual bonus. In addition, over an eighteen-month period, Mr. Tucci would have continued to receive benefits and any outstanding equity awards he held at the time of termination would have continued to vest as if his employment had not been terminated. In addition, if Mr. Tucci voluntarily terminated his employment with EMC, he would have been entitled to a pro rata bonus for the year of termination, based on target performance for the year. Mr. Tucci continues to serve as our Chief Executive Officer. The Company and Mr. Tucci do not intend to enter into an additional employment arrangement at this time.

Under Mr. Scannell’s July 2012 letter agreement, if his employment is involuntarily terminated without cause at any time, other than in connection with a change in control, or if Mr. Scannell voluntarily terminates his employment with EMC on or after February 12, 2017, subject to his compliance with EMC’s standard Key Employee Agreement, which contains confidentiality, non-competition and non-solicitation covenants, any outstanding equity awards Mr. Scannell holds at the time of termination will continue to vest as if his employment had not been terminated.

Compensation of Executive Officers (continued)

Qualifying Termination of Employment in connection with a Change in Control

As discussed on page 72 of this Proxy Statement, EMC has change in control agreements with the Named Executive Officers that provide severance benefits if there is both (i) a change in control (or potential change in control) of EMC and (ii) the executive’s employment is terminated by EMC (or any successor) without “cause” or if the executive terminates his or her employment for “good reason,” in each case within 24 months following a change in control (or during a potential change in control period). In the case of such a change in control (or potential change in control) and a qualifying termination, the Named Executive Officer would receive:

•	a lump sum cash severance payment equal to 2.99 times the sum of the executive’s annual base salary and target annual bonus;

•	a lump sum cash severance payment equal to the executive’s prorated annual bonus for the year of termination assuming target performance;

•	accelerated vesting of all outstanding equity awards, other than certain performance awards under the circumstances described below; and

•	the continuation of life, disability, accident and health insurance benefits for the executive and his dependents for up to 36 months following such termination.

Notwithstanding the foregoing, as part of the terms of Mr. Rowe’s employment, his change in control agreement provides for lesser benefits in the event of a change in control (or potential change in control) and a qualifying termination within the first twelve months of his employment with EMC, as follows: (i) 1.5 times the sum of his annual base salary and target annual bonus; (ii) his prorated annual bonus for the year of termination assuming target performance; (iii) 50% accelerated vesting of his outstanding equity awards; and (iv) the continuation of his life, disability, accident and health insurance benefits for up to 18 months.

Upon a change in control, the vesting of all performance stock units will no longer be subject to the achievement of performance goals, but all such awards, other than the 2014 LTIP stock units, remain subject to continued employment following a change in control. The Compensation Committee determined that these awards should not be subject to the achievement of the performance goals following a change in control because our executives will likely no longer be in a position to influence the achievement of the goals and also because of the likely difficulty of measuring their achievement after a change in control has occurred. The 2014 LTIP stock units provide for full vesting upon consummation of a change in control. In February 2015, the Compensation Committee changed the design of the long-term performance awards going forward to ensure that they would be treated in accordance with EMC’s change in control agreements described above. Accordingly, the 2015 LTIP stock units provide for accelerated vesting on a double trigger basis in connection with a change in control and a qualifying termination.

In the event of a potential change in control and a qualifying termination, there will be no accelerated vesting on performance stock units which are intended to constitute qualified performance-contingent compensation for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee determined that this limitation on accelerated vesting of qualified performance-contingent awards was appropriate in the context of a potential change in control in order to preserve the tax deductibility of qualified performance-contingent equity grants. For an illustration of the impact of this limitation, please see the footnotes to the table beginning on page 90 of this Proxy Statement.

In the event that any of Messrs. Goulden, Elias, Burton or Scannell terminates his employment for “good reason” following a change in control (or during a potential change in control period) due to an adverse change in his position, there will be no accelerated vesting on his 2011 LTIP stock units or 2012 LTIP stock units, as applicable. The Compensation Committee determined that this limitation on accelerated vesting for these awards was appropriate since the awards are specifically designed to secure a multi-year commitment from Messrs. Goulden, Elias, Burton and Scannell during a period of leadership transition, without regard to a change in control (or potential change in control). For a description of the 2011 LTIP stock units and 2012 LTIP stock units, please see “EMC’s Executive Compensation Program - Equity Incentives” beginning on page 66 of this Proxy Statement.

Compensation of Executive Officers (continued)

A “change in control” will generally be triggered under the change in control agreements upon:

•	the acquisition by a person or entity of 25% or more of either the then outstanding shares of EMC or the combined voting power of EMC’s then outstanding securities;

•	a change in the composition of the majority of the Board without the approval of the existing Board;

•	a merger of EMC (other than a merger following which EMC securities represent at least 50% of the combined voting power of the securities of the surviving entity); or

•	the approval of EMC shareholders of a plan of complete liquidation or dissolution of EMC or the sale by EMC of all or substantially all of its assets.

A “potential change in control” will generally occur under the change in control agreements upon:

•	EMC’s entry into an agreement which would result in a change in control;

•	a public announcement by EMC or any other person or entity of an intention to take actions which would result in a change in control;

•	the acquisition by a person or entity of 15% or more of EMC’s then outstanding shares or the combined voting power of EMC’s then outstanding securities; or

•	a resolution by the Board that a potential change in control has occurred.

EMC will generally have “cause” under the change in control agreements upon:

•	the willful and continued failure by the executive to perform substantially the duties and responsibilities of the executive’s position;

•	the conviction of the executive for a felony; or

•	the willful engagement of the executive in fraud or dishonesty which is demonstrably and materially injurious to EMC or its reputation, monetarily or otherwise.

Under the change in control agreements, “good reason” includes:

•	an adverse change in the executive’s position;

•	a reduction in the executive’s base salary;

•	the failure by EMC to continue to provide certain compensation and benefits; and

•
a requirement that the executive’s principal place of employment be located greater than 50 miles from where the executive’s principal place of employment was located immediately prior to the change in control.

The agreements provide that any good faith claim by an executive that good reason exists shall be presumed to be correct unless EMC (or a successor) establishes by clear and convincing evidence that good reason does not exist. To claim good reason, the executive must give notice of the good reason event within 90 days after its occurrence and must provide EMC (or a successor) with a 30-day period in which to cure the good reason event.

Each change in control agreement will continue in effect until January 1, 2016, and will be automatically extended for one-year terms thereafter unless notice is given of EMC’s or the executive’s intention not to extend the term of the agreement on or before the preceding April 1st; provided, however, that the agreements continue in effect for twenty-four months following a change in control that occurs during the term of the agreements. This feature allows EMC to periodically reassess the appropriateness of the change in control agreements.

Death and Disability

Under the 2003 Stock Plan, unvested stock options and stock awards will immediately vest and all options held by the employee prior to his or her death or termination for disability will remain exercisable for three years. In addition,

Compensation of Executive Officers (continued)

upon the death of an EMC employee, including any of the Named Executive Officers, the employee’s survivors will continue to receive the employee’s base salary for six months and EMC will make a $10,000 contribution to a tax-qualified education fund for each of the deceased employee’s minor children. We believe these benefits are appropriate and reflect common market practice.

Retirement

EMC does not provide any retirement benefits to the Named Executive Officers, other than benefits provided under EMC’s 401(k) Savings Plan and certain continued vesting and exercisability provisions applicable to equity awards held by employees who meet the definition of retirement under the 2003 Stock Plan.

Currently, if a Named Executive Officer meets the definition of retirement under the 2003 Stock Plan, then unvested time-based and performance-based stock options held at the time of retirement will continue to vest and remain exercisable for the remainder of the applicable option term; provided the applicable performance targets have been achieved and the executive has completed at least 30 months of service after the grant date of the option.

For grants made under the 2003 Stock Plan prior to December 9, 2009, employees will meet the definition of retirement if they voluntarily terminate employment after 20 years of service or after they have attained age 55 with five years of service and provided they give six months’ advance notice. For grants made under the 2003 Stock Plan on or after December 9, 2009, employees will meet the definition of retirement if they voluntarily terminate employment after they have attained age 60 with ten years of service and provided they give six months’ advance notice.

For purposes of certain grants made under the 2003 Stock Plan, Messrs. Tucci, Goulden, Elias and Scannell have met the definition of retirement. Messrs. Rowe and Burton do not currently meet the definition of retirement for purposes of the 2003 Stock Plan.

Compensation of Executive Officers (continued)

The table below reflects the compensation and benefits due to each of the Named Executive Officers in connection with a termination of employment and/or change in control, as described below. The amounts shown assume that each termination of employment (and change in control, if applicable) was effective as of December 31, 2014, and are calculated based on the fair market value of $29.74 per share (the closing price of our common stock on that date). The amounts shown in the table are estimates of the amounts which would be paid upon the circumstances described below; the actual amounts to be paid can only be determined at the time of the applicable event.

Name	Type of Payment	Voluntary Termination ($)	Involuntary Termination Without Cause ($)	Change in Control: Qualifying Termination ($)	Death ($)	Disability ($)	Retirement ($)
Joseph M. Tucci	Cash Severance	1,440,000	2,440,000	8,735,600	500,000	—	—
	Benefits[1]	—	19,272	38,545	—	—	—
	Equity Incentives[2]	977,388	20,704,509	30,279,206[3,4,5]	30,279,206	30,279,206	977,388
	Total	2,417,388	23,163,781	39,053,351	30,779,206	30,279,206	977,388
David I. Goulden	Cash Severance	—	—	7,130,000	425,000	—	—
	Benefits[1]	—	—	51,274	—	—	—
	Equity Incentives[2]	—	—	23,873,638[3,4,5]	23,873,638	23,873,638	—
	Total	—	—	31,054,912	24,298,638	23,873,638	—
Zane C. Rowe	Cash Severance	—	—	3,000,000	375,000	—	—
	Benefits[1]	—	—	25,637	—	—	—
	Equity Incentives[2]	—	—	3,069,153[3,4,5]	6,138,306	6,138,306	—
	Tax-Qualified Educational Fund	—	—	—	20,000	—	—
	Total	—	—	6,094,790	6,533,306	6,138,306	—
Howard D. Elias	Cash Severance	—	—	5,434,500	375,000	—	—
	Benefits[1]	—	—	41,340	—	—	—
	Equity Incentives[2]	—	—	18,424,876[3,4,5]	18,424,876	18,424,876	—
	Total	—	—	23,900,716	18,799,876	18,424,876	—
Jeremy Burton	Cash Severance	—	—	5,584,000	400,000	—	—
	Benefits[1]	—	—	51,274	—	—	—
	Equity Incentives[2]	—	—	17,847,906[3,4,5]	17,847,906	17,847,906	—
	Tax-Qualified Educational Fund	—	—	—	40,000	—	—
	Total	—	—	23,483,181	18,287,906	17,847,906	—
William F. Scannell	Cash Severance	—	—	5,085,500	350,000	—	—
	Benefits[1]	—	—	66,953	—	—	—
	Equity Incentives[2]	—	18,414,262	18,414,262[3,4,5]	18,414,262	18,414,262	—
	Tax-Qualified Educational Fund	—	—	—	10,000	—	—
	Total	—	18,414,262	23,566,716	18,774,262	18,414,262	—

[1]	The amounts reflect the value of health and welfare benefits continuation for each of the Named Executive Officers.

[2]
The amounts reflect the value of any and all accelerated stock options and stock awards, as well as the value of any and all stock options and stock awards subject to continued vesting. In addition, the amounts reflect the value of dividend equivalents accrued on such equity awards. For purposes of valuing performance-based equity awards where satisfaction of the applicable performance goals has not been determined as of December 31, 2014, it is assumed that the applicable performance goals are achieved at 100% of target. In addition to values reflected for each of our Named Executive Officers in the table above, our Named Executive Officers would also have been entitled to exercise previously vested in-the-money stock options upon a termination of employment, other than termination for cause. As of December 31, 2014, these previously vested in-the-money stock options had a value as follows:

Compensation of Executive Officers (continued)

Name	Value ($)
Joseph M. Tucci	20,115,954
David I. Goulden	4,731,223
Zane C. Rowe	—
Howard D. Elias	3,538,063
Jeremy Burton	82,877
William F. Scannell	588,433

[3]
In the event a qualifying termination occurs in connection with a “potential change in control,” the amount shown would be reduced by the value of any qualified performance-based equity awards (other than stock options) that would be forfeited. As of December 31, 2014, these awards had a value as follows:

Name	Value ($)
Joseph M. Tucci	19,858,079
David I. Goulden	15,308,685
Zane C. Rowe	—
Howard D. Elias	12,629,991
Jeremy Burton	12,139,245
William F. Scannell	12,629,991

[4]
In the event a qualifying termination occurs for “good reason” following a change in control (or during a “potential change in control” period) due to an adverse change in position, the amount shown would be reduced by the value of the 2011 LTIP stock units or 2012 LTIP stock units, as applicable, that would be forfeited. As of December 31, 2014, these awards had a value as follows:

Name	Value ($)
Joseph M. Tucci	9,139,006
David I. Goulden	3,614,622
Zane C. Rowe	—
Howard D. Elias	3,614,622
Jeremy Burton	3,535,502
William F. Scannell	3,614,622

[5]
In the event of a change in control as of December 31, 2014, the values of outstanding performance stock units that would have vested in the absence of a qualifying termination were as follows (which include amounts from the 2012 Leadership Development and Performance Award and 2011 LTIP stock units which became eligible to vest by their terms in February 2015):

Name	Value ($)
Joseph M. Tucci	15,116,924
David I. Goulden	9,592,541
Zane C. Rowe	—
Howard D. Elias	7,350,829
Jeremy Burton	7,271,708
William F. Scannell	7,350,829

DIRECTOR COMPENSATION

The Compensation Committee evaluates the compensation for non-employee directors at least annually and recommends changes to the Board when appropriate. Non-employee directors receive cash fees and equity awards as compensation for their service.

As with our executive compensation program, the director compensation program emphasizes equity incentives. This reflects our belief that equity awards serve to align the interests of our directors with those of our shareholders. Accordingly, the majority of our non-employee directors’ compensation is comprised of equity awards.

Cash Compensation

In 2014, non-employee directors received a $50,000 annual Board retainer, $3,000 for each in-person Board meeting and $1,500 for each telephonic Board meeting; and $1,000 for each in-person committee meeting and $750 for each telephonic committee meeting. Additional annual retainers of $55,000, $20,000 and $10,000 are paid to the Lead Director, the chair of the Audit Committee and each other committee chair, respectively.

A non-employee director who joins the Board or becomes Lead Director or the chair of a committee during the year will receive a prorated portion of the annual board, Lead Director or committee chair retainer, as applicable.

The Board has also formed a standing special committee to oversee and monitor EMC’s equity interests in the Federation companies and consider other matters as delegated by the Board. The non-employee directors serving on the standing special committee receive the same fees for each in-person and telephonic meeting as for the other committee meetings. The chair of the standing special committee receives an additional annual retainer of $10,000.

The table below summarizes the cash fees paid by EMC to each non-employee director for service on EMC’s Board and committees for the fiscal year ended December 31, 2014 (excludes any cash fees received for service as a member of the board of directors of any other Federation company).

Name	Board and Committee Retainers ($)	Board Meeting Fees ($)	Audit Committee Fees ($)	Corporate Governance and Nominating Committee Fees ($)	Finance Committee Fees ($)	Leadership and Compensation Committee Fees ($)	Mergers and Acquisitions Committee Fees ($)	Standing Special Committee Fees ($)	Total Fees Paid ($)
Michael W. Brown	60,000	31,500	8,250	—	4,250	750	1,750	—	106,500
Randolph L. Cowen	63,333	31,500	—	—	—	7,000	7,000	750	109,583
Gail Deegan	70,000	30,000	10,000	2,500	—	5,250	—	—	117,750
James S. DiStasio	50,000	28,500	9,250	2,750	—	—	—	—	90,500
John R. Egan	60,000	31,500	—	—	4,250	—	7,000	—	102,750
William D. Green	50,000	31,500	—	—	—	5,250	5,250	1,500	93,500
Edmund F. Kelly	60,000	24,000	—	—	3,250	—	—	1,500	88,750
Jami Miscik	50,000	31,500	—	6,250	—	—	—	—	87,750
Windle B. Priem[1]	—	6,000	4,000	2,500	—	2,500	—	750	15,750
Paul Sagan	50,000	30,000	—	—	—	4,500	1,750	1,500	87,750
David N. Strohm	115,000	31,500	750	6,250	—	1,750	6,000	—	161,250

[1]	Mr. Priem did not stand for re-election at the 2014 Annual Meeting of Shareholders.

Director Compensation (continued)

Equity Compensation

We grant equity awards under the 2003 Stock Plan to our non-employee directors on an annual basis in connection with each annual meeting of shareholders. In 2014, we granted non-employee directors restricted stock units with an economic value of approximately $240,000 on the date of grant. The awards will vest on the first anniversary of the date of grant, subject to such director’s continued service on the Board.

A non-employee director who joins the Board after an annual meeting will receive a prorated portion of the annual director equity award following his or her appointment to the Board. In addition, in limited circumstances and where deemed appropriate by the Board, non-employee directors may be granted additional equity awards under the 2003 Stock Plan.

Non-employee directors are subject to EMC’s stock ownership guidelines and are expected to own shares of our stock with a value equal to five times their annual Board retainer within five years after becoming subject to the guidelines. As of February 27, 2015, all of our non-employee directors are in compliance with these guidelines.

EMC pays or reimburses non-employee directors for travel expenses incurred in connection with attending Board, committee and shareholder meetings.

Director Compensation (continued)

Total Compensation

The table below summarizes the total compensation paid by EMC and its subsidiaries to each non-employee director for the fiscal year ended December 31, 2014.

Name	Fees Paid in Cash ($)	Stock Awards[1,2] ($)	Option Awards[1,3] ($)	All Other Compensation ($)	Total ($)
Michael W. Brown[4]	106,500	239,940	—	—	346,440
Randolph L. Cowen[5]	149,583	239,940	—	—	508,314
Gail Deegan	117,750	239,940	—	—	357,690
James S. DiStasio	90,500	239,940	—	—	330,440
John R. Egan[4]	102,750	239,940	—	—	342,690
William D. Green	93,500	239,940	—	—	333,440
Edmund F. Kelly	88,750	239,940	—	—	328,690
Jami Miscik[5]	127,750	239,940	—	—	486,481
Windle B. Priem	15,750	—	—	—	15,750
Paul Sagan[4]	87,750	239,940	—	—	327,690
David N. Strohm[4]	161,250	239,940	—	—	401,190

[1]
The amounts represent the grant date fair value for equity awards in 2014, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts for awards in 2014 are included in Note P to EMC’s audited financial statements for the fiscal year ended December 31, 2014 included in EMC’s Annual Report on Form 10-K filed with the SEC on February 27, 2015.

[2]
The non-employee directors had the following outstanding stock awards at fiscal year end: Mr. Brown: 9,300; Mr. Cowen: 9,300; Ms. Deegan: 9,300; Mr. DiStasio: 9,300; Mr. Egan: 9,300; Mr. Green: 9,300; Mr. Kelly: 9,300; Ms. Miscik: 9,300; Mr. Sagan: 9,300; and Mr. Strohm: 9,300.

[3]
The non-employee directors also had the following outstanding options to purchase shares of EMC common stock at fiscal year end: Mr. Brown: 50,000; Mr. Cowen: 20,000; Ms. Deegan: 40,000; Mr. DiStasio: 10,000; Mr. Egan: 40,000; Mr. Kelly: 30,000; Mr. Priem: 10,000; Mr. Sagan: 30,000; and Mr. Strohm: 40,000.

[4]
Messrs. Brown, Egan, Sagan and Strohm also serve on the Board of Directors of VMware and received $90,000, $75,000, $94,232 and $50,000, respectively, for annual Board and committee retainers, and 2,423 restricted stock units each with a grant date fair value of $232,680 (see footnote 1 above). This compensation is the same as that paid to the other non‑employee directors of VMware. For more information about VMware’s director compensation program, please see VMware’s Proxy Statement for its 2015 Annual Meeting of Stockholders.

[5]
Mr. Cowen and Ms. Miscik also serve on the Board of Directors of Pivotal Software, Inc., a wholly-owned subsidiary of EMC (“Pivotal”), and each received a $40,000 annual Board retainer and options to purchase 100,000 shares of common stock of Pivotal. Each option award has a grant date fair value of $118,791 (see footnote 1 above).

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Audit Committee has adopted a written policy and procedures for the review, approval and ratification of transactions involving EMC and “related persons” (directors and executive officers or their immediate family members, or shareholders beneficially owning more than 5% of our common stock). The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which EMC or any of its subsidiaries was, is or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

All related person transactions are reviewed and, as appropriate, may be approved or ratified by the Audit Committee, or if time is of the essence, the Chair of the Audit Committee. If a director is involved in the transaction, he or she may not participate in any review, approval or ratification of such transaction. Related person transactions are approved by the Audit Committee only if, based on all of the facts and circumstances, they are in, or not inconsistent with, the best interests of EMC and our shareholders, as the Audit Committee determines in good faith. The Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may also impose such conditions as it deems necessary and appropriate on the Company or the related person in connection with the transaction.

In the case of a transaction presented to the Audit Committee for ratification, the Audit Committee may ratify the transaction or determine whether rescission of the transaction or other action is appropriate.

CERTAIN TRANSACTIONS

In 2014, EMC leased certain real estate from Carruth Management LLC (“Carruth”), for which payments aggregated approximately $3.2 million. John R. Egan, a director of EMC, and his siblings are the beneficial owners of Carruth. EMC initially assumed the lease in connection with its acquisition of Data General Corporation in 1999 and renewed it in 2003 for a ten-year term. The lease expired in September 2014 and EMC has vacated the facility. EMC believes that the terms of this arrangement were fair and no less favorable to EMC than could have been obtained from unaffiliated parties.

As a global employer of approximately 70,000 employees, EMC employs persons who are immediate family members of certain of our executive officers. A brother of William F. Scannell, President, Global Sales and Customer Operations of EMC, is a Vice President, Mid-Market Division of EMC. He earned approximately $1,066,034 during 2014 and was granted 21,740 restricted stock units. A brother-in-law of Mr. Scannell is a Manager, Business Operations of EMC. He earned approximately $345,514 during 2014 and was granted 335 restricted stock units. Another brother-in-law of Mr. Scannell is a Senior Director, Global Financial Services of EMC. He earned approximately $348,767 during 2014 and was granted 1,673 restricted stock units.

The compensation paid to each immediate family member is in accordance with such family member’s established compensation plan for the year, which plan includes performance-based compensation aligned to the attainment of defined goals, such as quota objectives for individuals involved in sales. Each employee’s compensation plan is reviewed annually by his or her manager, and the earnings opportunity and performance objectives for each employee are consistent with the compensation plans of other EMC employees functioning in comparable roles. None of the executive officers who has an immediate family member employed by EMC has the authority to set such employee’s compensation plan. EMC believes that the annual compensation paid to each of these employees is appropriate and comparable with the compensation paid for similar positions by other leading employers.

In accordance with its written policy and procedures relating to related person transactions, the Audit Committee has approved each of the above transactions.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in overseeing the integrity of EMC’s financial statements, the qualifications and independence of EMC’s independent auditors, the performance of EMC’s internal and independent auditors, and EMC’s compliance program. The Audit Committee has three members, each of whom meets the independence and financial literacy requirements of the NYSE as well as the heightened independence criteria of the SEC and NYSE for members of audit committees.

The Audit Committee operates under a written charter adopted by the Board of Directors which sets forth the scope of its responsibilities. The charter is reviewed annually and can be found at http://www.emc.com/collateral/corporation/charter-audit-committee.pdf. Additionally, for more information regarding the duties and activities of the Audit Committee, please see “Proposal 2 - Ratification of Selection of Independent Auditors” and “Board Committees - Responsibilities - Audit Committee” on pages 23 and 48, respectively, of this Proxy Statement.

The Audit Committee has met, reviewed and discussed EMC’s financial statements for the three years ended December 31, 2014 and each quarter in this period with EMC’s management and EMC’s independent auditors. The meetings facilitate discussion among the members of the Audit Committee, management, and PwC. The meetings included a discussion of the quality and not just the acceptability of the accounting principles applied, the reasonableness of the significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

During 2014, senior members of EMC’s financial and legal management and our internal auditors participated in each of the Audit Committee’s regularly scheduled meetings. The Audit Committee also met on a regular basis without members of management or the independent auditors and had separate executive sessions with EMC’s General Counsel (who is also our chief compliance officer) and Chief Financial Officer, PwC, and EMC’s internal auditors. Outside of regularly scheduled meetings, members of the Audit Committee are also active in communicating with management, PwC, and EMC’s internal auditors.

The Audit Committee discussed with EMC’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also discussed with EMC’s General Counsel the overall adequacy and effectiveness of EMC’s legal and ethical compliance programs, including EMC’s Business Conduct Guidelines.

The Audit Committee has discussed with EMC’s independent auditors the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence. The Audit Committee has also considered whether PwC’s provision of non-audit services to EMC is compatible with PwC’s independence.

In 2014, the Audit Committee reviewed and discussed the requirements of, and EMC’s compliance with, Section 404 of the Sarbanes-Oxley Act of 2002, including the PCAOB’s Auditing Standard No. 5 regarding the audit of internal control over financial accounting.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews EMC’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of EMC’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, and for preparing the financial statements, and of the independent auditors who are engaged to audit and report on the consolidated financial statements of EMC and the effectiveness of EMC’s internal control over financial reporting.

Audit Committee Report (continued)

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in EMC’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

AUDIT COMMITTEE

James S. DiStasio, Chair
Michael W. Brown
Gail Deegan

RULE 14a-8 SHAREHOLDER PROPOSALS FOR EMC’S 2016 PROXY STATEMENT

To be eligible for inclusion in EMC’s Proxy Statement for the 2015 Annual Meeting of Shareholders, shareholder proposals submitted under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) must be received at EMC’s principal executive offices no later than November 21, 2015. Shareholder proposals should be addressed to: EMC Corporation, 176 South Street, Hopkinton, MA 01748, Attn:  Paul T. Dacier, Executive Vice President, General Counsel and Assistant Secretary, facsimile number: (508) 497‑8079.

BUSINESS AND NOMINATIONS FOR EMC’S 2016 ANNUAL MEETING

Under our Bylaws, nominations for a director may be made only by the Board of Directors, a nominating committee of the Board of Directors, a person appointed by the Board of Directors or by a shareholder entitled to vote who has delivered notice to the principal executive offices of EMC (containing certain information specified in the Bylaws) (i) not less than 95 days nor more than 125 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) for a special meeting or an annual meeting called for a date not within thirty days before or after such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier.

The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors, the presiding officer or by a shareholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of EMC (containing certain information specified in the Bylaws) (i) not less than 95 days nor more than 125 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) for a special meeting or an annual meeting called for a date not within thirty days before or after such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier.

As a result, director nominations and other business submitted pursuant to these provisions of our Bylaws must be received no later than January 26, 2016 and no earlier than December 27, 2015. The Chairman of the meeting may refuse to acknowledge or introduce any director nomination or shareholder proposal if notice thereof is not received within the applicable deadlines or does not comply with our Bylaws.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary or Assistant Secretary of EMC at 176 South Street, Hopkinton, MA 01748.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires EMC’s executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish EMC with all copies of Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, EMC believes that during the fiscal year ended December 31, 2014, all filing requirements were complied with in a timely fashion.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address are beneficial owners of shares, your bank or brokerage firm may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that bank or brokerage firm. This practice of sending only one copy of proxy materials to each address is known as “householding.” If you received a householding communication, your bank or brokerage firm will send one copy of EMC’s 2015 Proxy Statement and Annual Report on Form 10-K for 2014 to your address unless contrary instructions were given by any shareholder at that address. At the present time, EMC does not “household” for our shareholders of record.

If you and others in your household who are beneficial owners of shares received more than one copy of the EMC proxy materials this year and you wish to receive a single copy of the proxy materials mailed to you in the future, please mark the designated box on your voting instruction form, follow the instructions provided when you vote over the Internet, or contact your bank or brokerage firm to request that only a single copy of the proxy materials be mailed to the shareholders at your address. If you and others sharing a single address hold your shares through multiple banks or brokerage firms, you will continue to receive at least one set of proxy materials from each bank or brokerage firm.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. The revocation of your consent to householding will be effective 30 days following its receipt. Alternatively, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will promptly send a copy to you if you go to www.emc.com/corporate/investor-relations/index.htm and request a copy or if you address your written request to EMC Corporation, Investor Relations, 176 South Street, Hopkinton, MA 01748 or contact EMC Investor Relations at (866) 362-6973.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We will begin distributing these proxy materials to shareholders on or about March 20, 2015 in connection with the 2015 Annual Meeting of Shareholders of EMC Corporation, a Massachusetts corporation. The matters to be voted on at the Annual Meeting are set forth in the Notice of the Annual Meeting of Shareholders.

You are invited to attend the Annual Meeting on Thursday, April 30, 2015, beginning at 10:00 a.m., E.D.T., at EMC’s facility at 176 South Street, Hopkinton, Massachusetts. A map with directions to the meeting is on the last page of this Proxy Statement.

What is included in these proxy materials?

The following documents are included in these proxy materials and are available on our website at www.emc.com/corporate/investor-relations/index.htm:

•	Our Notice of Annual Meeting;

•	Our Proxy Statement; and

•	Our Annual Report on Form 10-K for 2014.

If you received printed versions of these materials by mail, these materials also include a proxy card or voting instruction form.

How can I access the proxy materials and vote my shares?

The instructions for accessing proxy materials and voting can be found in the information you received either by mail or e-mail. Depending on how you received the proxy materials, you may vote by Internet, telephone or mail. We encourage you to vote by Internet.

For shareholders who received the proxy materials by e-mail:  You may access the proxy materials and voting instructions over the Internet via the web address provided in the e-mail. In order to vote, you will need the control number provided in the e-mail. You may vote by following the instructions in the e-mail or on the website.

For shareholders who received the proxy materials by mail:  You may vote your shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.

What is the deadline for voting my shares if I do not vote in person at the Annual Meeting?

If you are a shareholder of record and do not vote in person at the Annual Meeting, you may vote by Internet or by telephone until 11:59 p.m., E.D.T., on April 29, 2015.

If you are a beneficial owner of shares held through a bank or brokerage firm, please follow the voting instructions provided by your bank or brokerage firm.

Questions and Answers (continued)

If you hold shares of EMC through your participation in the EMC Corporation 401(k) Savings Plan, the EMC Corporation Deferred Compensation Retirement Plan or the VMware Inc. 401(k) Savings Plan, your voting instructions must be received by the plan trustee by 11:59 p.m., E.D.T., on April 27, 2015, for the trustee to vote your shares. You may not vote these shares in person at the Annual Meeting.

How do I elect to receive future proxy materials electronically?

If you received a paper copy of the proxy materials, you may elect to receive future proxy materials electronically by following the instructions on your proxy card, voting instruction form, or www.proxyvote.com. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e‑mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

If you owned EMC common stock at the close of business on February 27, 2015 (the “Record Date”), then you may vote at the Annual Meeting. At the close of business on the Record Date, we had 1,976,825,211 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each director nominee and each other matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC (formerly BNY Mellon Shareowner Services LLC), you are considered the shareholder of record of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The bank or brokerage firm holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or brokerage firm how to vote the shares held in your account. Under NYSE rules, your broker will not be able to vote your shares on proposals 1, 3, 4 or 5 unless they receive specific instructions from you. Therefore, you MUST give your broker instructions in order for your vote to be counted on proposals 1, 3, 4 or 5. We strongly encourage you to vote.

How can I vote my shares in person at the Annual Meeting?

If you are a shareholder of record, you will receive a ballot when you arrive at the Annual Meeting. If you are a beneficial owner of shares and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank or brokerage firm that holds your shares. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the Annual Meeting without a legal proxy and a signed ballot. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

Questions and Answers (continued)

Can I revoke my proxy or change my vote after I have voted?

Yes. You have the right to revoke your proxy at any time before it is voted at the Annual Meeting, subject to the proxy voting deadlines described above. You may vote again on a later date by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or file a written instrument with the Secretary or Assistant Secretary of EMC requesting that your prior proxy be revoked.

What happens if I do not give specific voting instructions when I deliver my proxy?

Shareholder of Record. If you are a shareholder of record and you:

•	Indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	If you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

Beneficial Owner of Shares Held in Street Name. If you are a beneficial owner of shares and your bank or brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. For proposal 2 (the ratification of auditors), the bank or brokerage firm that holds your shares may vote your shares in its discretion. This is known as “broker discretionary voting.” For all other proposals, the bank or brokerage firm may not vote your shares at all. This is called a “broker non-vote.”

Shares Held in EMC Corporation 401(k) Savings Plan, the EMC Corporation Deferred Compensation Retirement Plan or the VMware Inc. 401(k) Savings Plan. If you hold shares of EMC through your participation in the EMC Corporation 401(k) Savings Plan and you do not give instructions about how your shares are to be voted, the plan trustee will vote your shares in the same manner, proportionally, as it votes the other shares of EMC for which proper and timely instructions of other plan participants have been received by the plan trustee; with respect to any other business which may be properly brought before the meeting that was not specified in the Proxy Statement, the plan trustee or its proxy may vote on such matters as it deems advisable in its discretion. If you hold shares of EMC through your participation in the EMC Corporation Deferred Compensation Retirement Plan or the VMware Inc. 401(k) Savings Plan and do you not give instructions about how your shares are to be voted, the plan trustee may not vote your shares at all.

What is the “quorum” requirement for the Annual Meeting?

In order to conduct any business at the Annual Meeting, a majority of EMC’s outstanding shares on the Record Date entitled to vote at the meeting must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, abstained, or broker non-votes, if you:

•	Are present and vote in person at the meeting; or

•	Have voted by Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

Questions and Answers (continued)

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. For purposes of the voting requirements under our Bylaws, abstentions and broker non-votes will not be considered votes properly cast at the Annual Meeting, and because the approval of all the proposals is based on the votes properly cast at the Annual Meeting, abstentions and broker non-votes will not be included in the calculation of the shareholder vote on these proposals. However, for purposes of approval of the EMC Corporation Amended and Restated 2003 Stock Plan under New York Stock Exchange rules, abstentions are treated as votes cast, and, therefore, will have the same effect as a vote “against” the proposal; and broker non-votes are not considered votes cast, and, therefore, will not be included in the calculation of the shareholder vote. Therefore, in order for your voice to be heard, it is important that you vote. We strongly encourage you to vote - every vote is important.

Assuming there is a proper quorum of shares represented at the Annual Meeting, how many shares are required to approve the proposals being voted upon at the Annual Meeting?

The voting requirements for approval of the proposals at the Annual Meeting are as follow:

Proposal	Vote required	Broker discretionary voting allowed?
Election of directors	Majority of votes cast	No
Ratification of selection of independent auditors	Majority of votes cast	Yes
Advisory approval of our executive compensation	Majority of votes cast	No
Approval of EMC Corporation Amended and Restated 2003 Stock Plan	Majority of votes cast	No
Shareholder proposal	Majority of votes cast	No

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, EMC has no knowledge of any business other than that described in the Notice of the Annual Meeting of Shareholders that will be presented for consideration at the Annual Meeting. The deadline under EMC’s Bylaws for shareholders to notify EMC of any proposals or director nominations to be presented at the Annual Meeting has passed. If any other business should properly come before the Annual Meeting as directed by the Board of Directors, the proxy holders shall have discretionary authority to vote all such proxies as they shall decide.

I want to attend the Annual Meeting. What procedures must I follow?

•
Registration to attend the meeting is being conducted only online. If you plan to attend the meeting, you must register at www.emc.com/annualmeeting2015 and complete the registration form. The deadline for registration is April 23, 2015.

•	All shareholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport, and will be subject to security screenings.

•
Shareholders who come to the Annual Meeting, but have not registered electronically, will also be required to present verification of ownership of shares of our common stock, such as a bank or brokerage firm account statement, to attend the meeting.

EMC reserves the right to inspect all persons and their property and to refuse admittance to any person. Check‑in will begin at 9:00 a.m., E.D.T.

Questions and Answers (continued)

Who counts the votes cast at the Annual Meeting?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast at the Annual Meeting and act as inspectors of election.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting and posted on our website.

Who is paying for the cost of this proxy solicitation?

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board will be borne by EMC. In addition to the solicitation of proxies by Internet or by mail, EMC may use the services of certain of its officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage houses and other shareholders. Also, EMC has retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to aid in the distribution and solicitation of proxies. Morrow will receive a fee of $13,000 as well as reimbursement for certain expenses incurred by them in connection with their services, all of which will be paid by EMC.

Where are EMC’s principal executive offices located, and what is EMC’s main telephone number?

EMC’s principal executive offices are located at 176 South Street, Hopkinton, MA 01748. EMC’s main telephone number is (508) 435-1000.

EXHIBIT A - AMENDED AND RESTATED 2003 STOCK PLAN

EMC CORPORATION

Amended and Restated 2003 Stock Plan
(as amended and restated as of April 30, 2015)

1.	Definitions.

As used herein, the following words or terms have the meanings set forth below.

1.1    “Amended and Restated Plan Effective Date” has the meaning set forth in Section 10.

1.2    “Award” means Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights, or any combination thereof.

1.3    “Board of Directors” means the Board of Directors of the Company.

1.4    “Cause” means the occurrence of any of the following, as determined by the Company's management in its sole discretion: (a) serious misconduct by the Participant in the performance of his or her employment duties; (b) the Participant’s conviction of, or entering a guilty plea with respect to a felony or a misdemeanor involving moral turpitude; (c) the Participant’s commission of an act involving personal dishonesty that results in financial, reputational, or other harm to the Company or its affiliates or subsidiaries; (d) the Participant’s failure to comply with any applicable term set forth in the Company’s Key Employee Agreement or other similar agreement protecting confidential information; or (e) the Participant's material violation of any rule, policy, procedure or guideline of the Company or its affiliates or subsidiaries, including but not limited to the Company’s Business Conduct Guidelines.

1.5    “Code” means the U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

1.6    “Committee” means the Committee appointed by the Board of Directors to administer the Plan or the Board of Directors as a whole if no appointment is made; provided that, if any member of the Committee does not qualify as both an outside director for purposes of Section 162(m) of the Code and a non-employee director for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the remaining members of the Committee (but not less than two members) shall be constituted as a subcommittee of the Committee to act as the Committee for purposes of granting or approving the payment of any Awards to employees of the Company classified as executive officers or to Eligible Directors.

1.7    “Common Stock” means the common stock, par value $.01 per share, of the Company.

1.8    “Company” means EMC Corporation, a corporation established under the laws of The Commonwealth of Massachusetts.

1.9    “Eligible Directors” means members of the Board of Directors (a) who are not employees of the Company or its Subsidiaries and (b) who are not holders of more than 5% of the outstanding shares of Common Stock or persons in control of such holder(s).

1.10    “Fair Market Value” in the case of a share of Common Stock on a particular date, means the fair market value as determined from time to time by the Board of Directors or, where appropriate, by the Committee, taking into account all information which the Board of Directors, or the Committee, considers relevant. Fair Market Value shall be determined in a manner consistent with the requirements of Sections 422 and 409A of the Code.

Exhibit A - Amended and Restated 2003 Stock Plan (continued)

1.11    “Incentive Stock Option” means an Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

1.12    “Option” means a stock option entitling the holder to acquire shares of Common Stock upon payment of the exercise price.

1.13    “Participant” means a person who is granted an Award under the Plan.

1.14    “Performance Award” means an Award granted by the Committee pursuant to Section 6.11.

1.15    “Performance Criteria” means any or any combination of the following areas of performance (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, geographical, project, product or individual basis or in combinations thereof and measured on an absolute basis or relative to a pre-established target, to previous periods’ results or to a designated comparison group): sales; revenues; assets; expenses; income; profit margins; earnings before or after any deductions and whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory; organizational realignments; infrastructure changes; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of products or services; customer acquisition or retentions; acquisitions or divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split ups and the like; reorganizations; strategic investments or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. Performance Criteria and any Performance Goals with respect thereto need not be based upon any increase, a positive or improved result or avoidance of loss.

1.16    “Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given Performance Award that relates to one or more Performance Criteria.

1.17    “Performance Period” means a time period (which may be subdivided into performance cycles of no less than three months) during which the Performance Goals established in connection with Performance Awards must be met. Performance Periods shall, in all cases, exceed three (3) months in length.

1.18    “Prior Plans” means the EMC Corporation 1985 Stock Option Plan, the EMC Corporation 1992 Stock Option Plan for Directors, the EMC Corporation 1993 Stock Option Plan, and the EMC Corporation 2001 Stock Option Plan, collectively.

1.19    “Plan” means the EMC Corporation Amended and Restated 2003 Stock Plan, as from time to time amended and in effect.

1.20    “Restricted Stock” means Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions.

1.21    “Restricted Stock Unit” means a right to receive Common Stock in the future, with the right to future delivery of the Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions.

1.22    “Service Relationship” means (a) for an employee of the Company or its Subsidiaries, such person’s employment relationship with the Company or its Subsidiaries, (b) for a consultant or advisor of the Company or its Subsidiaries, such person’s consulting or advisory relationship with the Company or its Subsidiaries, and (c) for an Eligible Director, such person’s membership on the Board of Directors.

1.23    “Stock Appreciation Right” means a right entitling the holder upon exercise to receive shares of Common Stock having a value equal to the excess of (a) the then value of the number of shares with respect to which the right is being exercised over (b) the exercise price applicable to such shares.

Exhibit A - Amended and Restated 2003 Stock Plan (continued)

1.24    “Stock Award” means an Award of Restricted Stock or Restricted Stock Units, or any combination thereof.

1.25    “Subsidiary” means any business entity (including but not limited to a corporation, a limited liability company and/or a partnership) in which the Company (a) owns, directly or indirectly, fifty percent (50%) or more of the total outstanding equity interests in such entity or (b) owns, directly or indirectly, equity interests representing fifty percent (50%) or more of the total combined voting power of all classes of equity interests in such entity.

1.26    “Ten Percent Shareholder” means any person who, at the time an Award is granted, owns or is deemed to own stock (as determined in accordance with Sections 422 and 424 of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

2.	Purpose.

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of incentive Awards.

3.	Administration.

3.1    The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board of Directors, except to the extent such exercise would cause any Award intended to satisfy the conditions for the “performance-based exception” under Section 162(m) of the Code to fail to qualify as such. To the extent that any permitted action taken by the Board of Directors conflicts with any action taken by the Committee, the Board of Directors’ action shall control.

3.2    A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

3.3    Subject to the provisions set forth herein, the Committee shall have full authority to determine and amend the provisions of Awards to be granted under the Plan. Subject to the provisions set forth herein, the Committee shall have full authority to interpret the terms of the Plan and of Awards granted under the Plan, to adopt, amend and rescind rules and guidelines for the administration of the Plan and for its own acts and proceedings, to decide all questions and settle all controversies and disputes which may arise in connection with the Plan, and to waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

3.4    The decision of the Committee or the Board of Directors, as applicable, on any matter as to which the Committee or the Board of Directors, as applicable, is given authority under the Plan shall be final and binding on all persons concerned.

3.5    Nothing in the Plan shall be deemed to give any officer or employee, or his legal representatives or assigns, any right to participate in the Plan, except to such extent, if any, as the Committee or the Board of Directors, as applicable, may have determined or approved pursuant to the provisions of the Plan.

4.	Shares Subject to the Plan; Limitations.

4.1    Number of Shares. The maximum number of shares of Common Stock that may be delivered in satisfaction of Awards granted under the Plan shall be the sum of (a) 460,000,000, (b) the number of shares available for grant under the Prior Plans as of May 2, 2007, and (c) the number of shares subject to outstanding awards under the Prior Plans as of May 2, 2007 to the extent such awards are canceled, expired, forfeited or otherwise not issued on or after May 3, 2007 without the delivery of shares (such shares may hereinafter be referred to as the “Authorized Shares”).

Exhibit A - Amended and Restated 2003 Stock Plan (continued)

4.2    Reacquired Shares. If any Award granted under the Plan expires, is terminated or is canceled (including an Award which terminates by agreement between the Company and the Participant), or if shares of Common Stock are reacquired by the Company upon the rescission of an Award or the rescission of the exercise of an Award, the number of shares of Common Stock subject to the Award immediately prior to such expiration, termination or cancellation or the number of shares of Common Stock that have been reacquired upon any rescission, shall be available for future grant. Notwithstanding the foregoing, the following shares shall not be available for future grant: (a) shares tendered or withheld in payment of the exercise price of an Option (or any option award under a Prior Plan) and (b) shares withheld by the Company or otherwise received by the Company to satisfy tax withholding obligations in connection with an Award (or an award under a Prior Plan). In addition, the Authorized Shares shall not be increased by any shares of Common Stock repurchased by the Company on the open market with Option proceeds and all shares of Common Stock covered by a Stock Appreciation Right (including shares of Common Stock subject to a stock-settled Stock Appreciation Right that were not issued upon the net settlement or net exercise of such Stock Appreciation Right) shall be counted against the Authorized Shares.

4.3    Type of Shares. Common Stock delivered by the Company under the Plan may be authorized but unissued Common Stock or previously issued Common Stock acquired by the Company. No fractional shares of Common Stock will be delivered under the Plan.

4.4    Limit on Shares for Awards. Awards may be granted, in the aggregate, to any one Participant with respect to a maximum of 2,000,000 shares of Common Stock during a single fiscal year, which number shall be calculated and adjusted pursuant to Section 7 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The maximum number of shares under an Award that may be granted to any Participant for a Performance Period longer than one fiscal year shall not exceed the foregoing annual maximum multiplied by the number of full fiscal years in the Performance Period. From and after the Amended and Restated Plan Effective Date, the aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall not exceed 10,000,000, which number shall be calculated and adjusted pursuant to Section 7 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

5.	Eligibility and Participation.

The Committee will select Participants from among those key employees of, and consultants and advisors to, the Company or its Subsidiaries who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company and its Subsidiaries. Eligible Directors may be granted Awards by either the Committee or the Board of Directors. If Eligible Directors are granted Awards by the Board of Directors, the Board of Directors may exercise all the powers of the Committee under the Plan with respect to such Awards. Eligibility for Incentive Stock Options is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	Awards.

6.1    General. The Plan provides for the grant of Awards, which may be in the form of Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights. The Committee will determine the terms and conditions of all Awards, subject to the limitations provided herein. The Plan also provides for the grant of Performance Awards under Section 6.11. Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, grant Awards under the Plan containing performance-related goals that do not constitute Performance Awards, do not comply with Section 6.11, and are not granted or administered to comply with the requirements of Section 162(m) of the Code.

6.2    Participants. From time to time while the Plan is in effect, the Committee may, in its absolute discretion, select from among the persons eligible to receive Awards (including persons to whom Awards were previously granted) those Participants to whom Awards are to be granted.

Exhibit A - Amended and Restated 2003 Stock Plan (continued)

6.3    Award Agreements. Each Award granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve. Award agreements shall comply with the terms and conditions of the Plan and may contain such other provisions not inconsistent with the terms and conditions of the Plan as the Committee shall deem advisable. In the case of an Incentive Stock Option, the Award agreement shall contain such provisions relating to exercise and other matters as are required of “incentive stock options” under the Code. Award agreements may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the Participant through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the proposed Participant to affirmatively accept the Award and agree to the terms and conditions set forth in the Award agreement by physically and/or electronically executing the Award agreement or by otherwise physically and/or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Participant may be deemed to have accepted the Award and agreed to the terms and conditions set forth in the Award agreement.

6.4    Non-Transferability of Awards. No Award may be transferred by the Participant otherwise than by will or by the laws of descent and distribution, and during the Participant’s lifetime the Award may be exercised only by him or her; provided, however, that the Committee, in its discretion, may allow for transferability of Awards by the Participant to “Immediate Family Members.” “Immediate Family Members” means children, grandchildren, spouse or common law spouse, siblings or parents of the Participant or to bona fide trusts, partnerships or other entities controlled by and of which the beneficiaries are Immediate Family Members of the Participant. Any Awards that are transferable are further conditioned on the Participant and Immediate Family Members agreeing to abide by the Company’s then current Award transfer guidelines.

6.5    Exercise; Vesting; Lapse of Restrictions. The Committee may determine the time or times at which (a) an Award will become exercisable, (b) an Award will vest or (c) the restrictions to which an Award is subject will lapse. In the case of an Award that becomes exercisable, vests or has restrictions which lapse in installments, the Committee may later determine to accelerate the time at which one or more of such installments may become exercisable or vest or at which one or more restrictions may lapse. Notwithstanding the foregoing, the Committee may not accelerate the vesting or lapse of one or more restrictions with respect to a Stock Award if such action would cause such Stock Award to fully vest in a period of time that is less than the applicable minimum period set forth in Section 6.10.3.

6.5.1    Determination of the Exercise Price. The Committee will determine the exercise price, if any, of each Award requiring exercise. Notwithstanding the foregoing, the exercise price per share of Common Stock for an Option or Stock Appreciation Right shall be not less than 100% (110% in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) of the Fair Market Value per share on the date the Option or Stock Appreciation Right is granted.

6.5.2    Additional Conditions. The Committee may at the time of grant condition the exercise of an Award upon agreement by the Participant to subject the Common Stock to any restrictions on transfer or repurchase rights in effect on the date of exercise, upon representations regarding the continuation of a Service Relationship and upon other terms not inconsistent with this Plan. Any such conditions shall be set forth in the Award agreement or other document evidencing the Award.

6.5.3    Manner of Exercise. Any exercise of an Award shall be in writing signed by the proper person and delivered or mailed to the office of Stock Administration of the Company, accompanied by an appropriate exercise notice and payment in full for the number of shares in respect to which the Award is exercised, or in such other manner as may be from time to time prescribed by the Committee, including, without limitation, pursuant to electronic, telephonic or other instructions to a third party administrating the Plan. In the event an Award is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Award has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver stock thereunder until the Company is satisfied that the person or persons exercising the Award is or are the duly appointed executor or administrator

Exhibit A - Amended and Restated 2003 Stock Plan (continued)

of the deceased Participant or the person or persons to whom the Award has been transferred by the Participant’s will or by the applicable laws of descent and distribution.

6.5.4    Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Committee may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Committee, or, if so permitted by the Committee, (a) through the delivery of shares of Common Stock that have been outstanding for at least six months (unless the Committee approves a shorter period) and that have a fair market value equal to the exercise price, (b) for Options, other than Incentive Stock Options, by a “net exercise” under which the Company reduces the number of shares of Common Stock issued upon exercise by the number of shares with a fair market value that equals the aggregate exercise price, (c) through a broker-assisted exercise program acceptable to the Committee, or (d) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (a) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Committee may prescribe.

6.5.5    Period of Awards. An Option and/or Stock Appreciation Right shall be exercisable during such period of time as the Committee may specify, but not after the expiration of ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) from the date the Option and/or Stock Appreciation Right is granted.

6.6    Termination of Awards. Unless the Award by its terms or the Committee or Board of Directors by resolution shall expressly provide otherwise:

6.6.1    Termination of a Participant’s Service Relationship by Reason of Death. If a Participant’s Service Relationship terminates by reason of death, (a) all Options and Stock Appreciation Rights held by the Participant shall vest fully on the date that the Participant’s Service Relationship terminates by reason of death without regard to whether any applicable vesting requirements have been fulfilled, and (b) all Stock Awards held by the Participant shall vest fully on the date that the Participant’s Service Relationship terminates by reason of death without regard to whether any applicable vesting requirements have been fulfilled and/or all restrictions shall fully lapse as of such date without regard to whether any applicable requirements have been fulfilled. All Awards may be exercised by the Participant’s executor or administrator or the person or persons to whom the Awards are transferred by will or the applicable laws of descent and distribution at any time or times within three years after the date of the Participant’s death. Unexercised Options and Stock Appreciation Rights shall expire automatically at the end of such three-year period.

6.6.2    Termination of a Participant’s Service Relationship by Reason of Disability. If a Participant’s Service Relationship terminates by reason of “Disability” (as defined below), (a) all Options and Stock Appreciation Rights held by the Participant shall vest fully on the date that the Participant’s Service Relationship terminates by reason of Disability (the “Disability Date”) without regard to whether any applicable vesting requirements have been fulfilled, and (b) all Stock Awards held by the Participant shall vest fully on the Disability Date without regard to whether any applicable vesting requirements have been fulfilled and/or all restrictions shall fully lapse as of such date without regard to whether any applicable requirements have been fulfilled. All such Options and Stock Appreciation Rights may be exercised by the Participant at any time or times within three years after the Disability Date. Unexercised Options and Stock Appreciation Rights shall expire automatically at the end of such three-year period. Notwithstanding the foregoing, in the event the Participant fails to exercise an Incentive Stock Option within twelve months after the Disability Date, such Option shall remain exercisable at any time or times within three years after the Disability Date but will be treated as an Option that does not qualify as an Incentive Stock Option. “Disability” means the disability of the Participant within the meaning of the Company’s long-term disability plan, as in effect on the date of the disability determination.

6.6.3    Termination of a Participant’s Service Relationship by Reason of Retirement. If a Participant’s Service Relationship terminates by reason of “Retirement” (as defined below), (a) Options and

Exhibit A - Amended and Restated 2003 Stock Plan (continued)

Stock Appreciation Rights held by the Participant shall continue to vest and be exercisable in accordance with the terms and conditions thereof as if the Participant’s Service Relationship had not terminated; and (b) Stock Awards held by the Participant shall thereupon expire at 5:00 p.m. United States eastern time on the date that the Participant’s Service Relationship terminates by reason of Retirement (the “Retirement Date”). Notwithstanding the foregoing, if an Option or Stock Appreciation Right provides for vesting or exercisability upon the fulfillment or satisfaction of certain specified goals or conditions (other than time-based vesting or restrictions), then subsequent to the Retirement Date, the unvested or restricted portion of an Award shall no longer be subject to such vesting or lapse of restrictions based upon such specified goals or conditions and instead shall be subject only to the time-based vesting or restrictions set forth in the Award. All Awards may be exercised by the Participant at any time or times in accordance with the terms and conditions thereof (including any applicable vesting schedule or restrictions). Notwithstanding the foregoing, in the event the Participant fails to exercise an Incentive Stock Option within three months after the Retirement Date, such Option shall remain exercisable but will be treated as an Option that does not qualify as an Incentive Stock Option. “Retirement” means for an employee, consultant or advisor of the Company or any of its Subsidiaries, the voluntary retirement by the Participant from service as an employee, consultant or advisor of the Company or any of its Subsidiaries, (a) with respect to Awards granted to the Participant prior to December 9, 2009 (i) after the Participant has attained at least fifty-five years of age and at least five years of continuous service as an employee, consultant or advisor of the Company or any of its Subsidiaries or (ii) after the Participant has attained at least twenty years of continuous service as an employee, consultant or advisor of the Company or any of its Subsidiaries, and (b) with respect to Awards granted to the Participant on or after December 9, 2009, after the Participant has attained at least sixty years of age and at least ten years of continuous service as an employee, consultant or advisor of the Company or any of its Subsidiaries. In any event, the Retirement provisions of any Award shall be governed by the terms and conditions of the Plan in effect on the date of grant of each such Award.

6.6.4    Termination of a Participant’s Service Relationship for any Other Reason. If a Participant’s Service Relationship terminates for any reason other than death, Disability or Retirement, all (a) vested Options that do not qualify as Incentive Stock Options and vested Stock Appreciation Rights held by the Participant shall remain exercisable and shall not expire until 5:00 p.m. United States eastern time on the earlier to occur of (i) the date that is three months after the date of termination or (ii) the date upon which the term of the Award expires; provided, however, that all Awards held by a Participant shall immediately expire if the Participant’s Service Relationship terminates for Cause or if the Participant engages in “Detrimental Activity” (as defined in Section 6.7), and (b) unvested Options, vested Incentive Stock Options, unvested Stock Appreciation Rights and all Stock Awards held by the Participant shall thereupon expire at 5:00 p.m. United States eastern time on the date of termination unless the Award by its terms, or the Committee or the Board of Directors by resolution, shall expressly allow the Participant to exercise any or all of the Awards held by the Participant after termination; provided, however, that notwithstanding any such express allowance, any such Award which is an Incentive Stock Option and remains exercisable after termination shall be treated as an Option that does not qualify as an Incentive Stock Option after three months following such termination. The Company shall have the sole discretion to set the date of termination for purposes of the Plan, without regard to any notice period or other obligation under the applicable laws of the jurisdiction where the Participant is employed or engaged. An approved leave of absence, whether taken under applicable law or as approved in the Company’s sole discretion, shall not be considered a termination of a Service Relationship for the purpose of this Section 6.6.4. The Committee shall also determine all matters relating to whether a Service Relationship is continuous, including, for example and without limitation, in the event the Service Relationship changes from an employment relationship to a consulting or advisory relationship.

6.6.5    The provisions of Sections 6.6.1, 6.6.2 and 6.6.3 shall not apply to Awards held by a Participant who engages or has engaged in Detrimental Activity (as defined in Section 6.7).

6.6.6    Notwithstanding anything in this Section 6.6 to the contrary, (a) no Award granted under the Plan may be exercised beyond the date on which such Award would otherwise expire pursuant to the terms thereof, and (b) no Incentive Stock Option granted under the Plan may be exercised after the expiration of ten

Exhibit A - Amended and Restated 2003 Stock Plan (continued)

years (five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) from the date the Incentive Stock Option was granted.

6.7    Cancellation and Rescission of Awards. The following provisions of this Section 6.7 shall apply to Awards granted to (a) Participants who are classified by the Company or a Subsidiary as an executive officer, senior officer, or officer (collectively, “Officers”) of the Company or a Subsidiary, (b) Participants who are Eligible Directors, and (c) certain other Participants designated by the Committee or the Board of Directors to be subject to the terms of this Section 6.7 (such designated Participants together with Officers and Eligible Directors referred to collectively as “Senior Participants”). The Committee or the Board of Directors may cancel, rescind, suspend or otherwise limit or restrict any unexpired Award at any time if the Senior Participant engages in “Detrimental Activity” (as defined below). Furthermore, in the event a Senior Participant engages in Detrimental Activity at any time prior to or during the six months after any exercise of an Award, lapse of a restriction under an Award or delivery of Common Stock pursuant to an Award, such exercise, lapse or delivery may be rescinded until the later of (i) two years after such exercise, lapse or delivery or (ii) two years after such Detrimental Activity. Upon such rescission, the Company at its sole option may require the Senior Participant to (A) deliver and transfer to the Company the shares of Common Stock received by the Senior Participant upon such exercise, lapse or delivery, (B) pay to the Company an amount equal to any realized gain received by the Senior Participant from such exercise, lapse or delivery, or (C) pay to the Company an amount equal to the market price (as of the exercise, lapse or delivery date) of the Common Stock acquired upon such exercise, lapse or delivery minus the respective price paid upon exercise, lapse or delivery, if applicable. The Company shall be entitled to set-off any such amount owed to the Company against any amount owed to the Senior Participant by the Company. Further, if the Company commences an action against such Senior Participant (by way of claim or counterclaim and including declaratory claims), in which it is preliminarily or finally determined that such Senior Participant engaged in Detrimental Activity or otherwise violated this Section 6.7, the Senior Participant shall reimburse the Company for all costs and fees incurred in such action, including but not limited to, the Company’s reasonable attorneys’ fees. As used in this Section 6.7, “Detrimental Activity” shall include: (I) the failure to comply with the terms of the Plan or certificate or agreement evidencing the Award; (II) the failure to comply with any term set forth in the Company’s Key Employee Agreement (irrespective of whether the Senior Participant is a party to the Key Employee Agreement); (III) any activity that results in termination of the Senior Participant’s Service Relationship for Cause; (IV) a violation of any rule, policy, procedure or guideline of the Company; or (V) the Senior Participant being convicted of, or entering a guilty plea with respect to a crime whether or not connected with the Company.

6.8	Tax Withholding.

6.8.1    In the case of an Award that is not an Incentive Stock Option, the Committee shall have the right to require the individual exercising the Award to remit to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements (or to make other arrangements satisfactory to the Company with regard to such taxes) prior to the delivery of any Common Stock pursuant to the exercise of the Award; provided, however, if so permitted by the Committee, the individual exercising an Award that is not an Incentive Stock Option may satisfy such withholding requirements by having withheld from such Award that number of shares of Common Stock whose fair market value equals the amount of withholding taxes due. In the case of an Incentive Stock Option, if at the time the Incentive Stock Option is exercised the Committee determines that under applicable law and regulations the Company could be liable for the withholding of any federal or state tax with respect to a disposition of the Common Stock received upon exercise, the Committee may require as a condition of exercise that the individual exercising the Incentive Stock Option agree (a) to inform the Company promptly of any disposition (within the meaning of Section 422(a)(1) of the Code and the regulations thereunder) of Common Stock received upon exercise, and (b) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding of tax, and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

6.8.2    In the case of an Award that is exercised by an individual that is subject to taxation in a foreign jurisdiction, the Committee shall have the right to require the individual exercising the Award to remit to the Company an amount sufficient to satisfy any tax or withholding requirement of that foreign jurisdiction (or

Exhibit A - Amended and Restated 2003 Stock Plan (continued)

to make other arrangements satisfactory to the Company with regard to such taxes prior to the delivery of any Common Stock pursuant to the exercise of the Award); provided, however, if so permitted by the Committee, the individual exercising an Award that is not an Incentive Stock Option may satisfy such withholding requirements by having withheld from such Award that number of shares of Common Stock whose fair market value equals the amount of withholding taxes due.

6.9	Options.

6.9.1    No Incentive Stock Option may be granted under the Plan after April 30, 2025, but Incentive Stock Options previously granted may extend beyond that date.

6.9.2    Each eligible Participant may be granted Incentive Stock Options only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any related corporation, such Incentive Stock Options do not become exercisable for the first time by such Participant during any calendar year in a manner which would entitle the Participant to purchase more than $100,000 in Fair Market Value (determined at the time the Incentive Stock Options were granted) of Common Stock in that year. Any Options granted to an employee in excess of such amount will be granted as non-qualified Options.

6.9.3    No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or dividend equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

6.10	Stock Awards.

6.10.1    Rights as a Shareholder. Subject to any restrictions applicable to the Award, the Participant holding Restricted Stock, whether vested or unvested, shall be entitled to enjoy all shareholder rights with respect to such Restricted Stock, including the right to vote the shares; provided, however, that any dividends payable on Restricted Stock shall be subject to the same restrictions as such Restricted Stock. Participants shall have no voting or other shareholder rights with respect to shares underlying Restricted Stock Units unless and until such shares are issued upon settlement of the Award. Notwithstanding the preceding sentence, an Award of Restricted Stock Units may provide that the applicable Participant shall be entitled to receive dividends or dividend equivalents paid with respect to the shares underlying the Award; provided, however, that any dividends or dividend equivalents so payable shall be subject to the same restrictions as such Restricted Stock Units.

6.10.2    Stock Certificates; Legends. Certificates representing shares of Restricted Stock shall bear an appropriate legend referring to the restrictions to which they are subject, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. The certificates representing shares of Restricted Stock may be held by the Company until the restrictions to which they are subject are satisfied.

6.10.3     Minimum Vesting Periods. Subject to Sections 6.6.1, 6.6.2, and 7.2, Stock Awards granted to Participants other than Eligible Directors shall not vest fully in less than two (2) years after the date of grant; provided, however, Stock Awards that vest upon the achievement of performance goals, and Stock Awards that are granted upon over-achievement of such performance goals, shall not vest fully in less than one (1) year after the date of grant.

6.11    Performance Awards.

6.11.1    Recipients of Performance Awards.    The Committee may grant Performance Awards to any Participant. Each Performance Award shall contain the Performance Goals for the Award, including the Performance Criteria, the target and maximum amounts payable, and such other terms and conditions of the Performance Award as the Committee in its discretion establishes. In the case of Performance Awards to any

Exhibit A - Amended and Restated 2003 Stock Plan (continued)

Participant whom the Committee determines is or may become a “covered employee” within the meaning of Section 162(m) of the Code during the Performance Period or before payment of the Performance Award, each such Performance Award may, in the Committee’s sole discretion, be granted and administered to comply with the requirements of Section 162(m) of the Code. Each such Performance Award to a covered employee shall be confirmed by, and be subject to, a Performance Award agreement.

6.11.2    Establishment of Performance Goals. The Committee shall establish the Performance Goals for Performance Awards. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Awards. The Committee may increase, but not decrease, any Performance Goal during a Performance Period for any “covered employee” within the meaning of Section 162(m) of the Code. The Performance Goals for any Performance Award for any such “covered employee” shall be made not later than 90 days after the start of the Performance Period to which the Performance Award relates and (for Performance Periods shorter than one year) prior to the completion of 25 percent (25%) of such period.

6.11.3    No Discretion to Increase Performance Awards. The Committee shall establish for each Performance Award the amount of Common Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. The Committee shall make all determinations regarding the achievement of any Performance Goals. The Committee may not increase the Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals, but may reduce or eliminate the payments, except as provided in the terms of the Performance Award.

6.11.4    Certification of Achievement of Performance Goals. The actual payments of Common Stock to a Participant under a Performance Award will be calculated by applying the achievement of Performance Criteria to the Performance Goal. In the case of any Performance Award to a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall make all calculations of actual payments of Common Stock and shall certify in writing prior to the payment of the Performance Award the extent, if any, to which the Performance Goals have been met; provided, however, that the Committee shall not be required to certify the extent to which the Performance Goals have been met if the payments under the Performance Award are attributable solely to the increase in the price of the Common Stock.

6.11.5    Timing of Payment of Performance Awards. Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may permit the Participants to elect to defer, or the Committee may require the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

6.11.6    Interpretation. With respect to any Award that is intended to satisfy the conditions for the “performance-based exception” under Section 162(m) of the Code: (a) the Committee shall interpret the Plan in light of Section 162(m) of the Code and the regulations thereunder; (b) the Committee shall have no discretion to amend the Award in any way that would adversely affect the treatment of the Award under Section 162(m) of the Code and the regulations thereunder; and (c) to the extent required to satisfy the conditions for the “performance-based exception” under Section 162(m) of the Code, such Award shall not be paid until the Committee shall first have certified that the Performance Criteria have been satisfied.

6.12    Authority of the Committee. Subject to the provisions of Section 9, the Committee shall have the authority, either generally or in any particular instance, to waive compliance by a Participant with any obligation to be performed by him or her under an Award and to waive any condition or provision of an Award, except that the Committee may not (a) increase the total number of shares covered by any Incentive Stock Option (except in accordance with Section 7), (b) reduce the exercise price per share of any Incentive Stock Option (except in accordance with Section 7) or (c) extend the term of any Incentive Stock Option to more than ten years. Any such waiver by the Committee in any particular instance shall not be construed as a bar, waiver or other limit of any other right with respect to any other instance.

6.13    Listing of Common Stock, Withholding and Other Legal Requirements. The Company shall not be obligated to deliver any Common Stock until all federal, state and international laws and regulations which the Company may

Exhibit A - Amended and Restated 2003 Stock Plan (continued)

deem applicable have been complied with, nor, in the event the outstanding Common Stock is at the time listed upon any stock exchange, until the stock to be delivered has been listed or authorized to be added to the list upon official notice of issuance to such exchange. In addition, if the shares of Common Stock subject to any Award have not been registered in accordance with the Securities Act of 1933, as amended, the Company may require the person or persons who wishes or wish to exercise such Award to make such representation or agreement with respect to the sale of Common Stock acquired on exercise of the Award as will be sufficient, in the opinion of the Company’s counsel, to avoid violation of said Act, and may also require that the certificates evidencing said Common Stock bear an appropriate restrictive legend.

6.14    Deferred Payments. Subject to the terms and conditions of the Plan, the Committee may determine that the settlement of all or a portion of any Award to a Participant shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion. Notwithstanding the foregoing, deferral of Option or Stock Appreciation Rights’ gains shall not be permitted under the Plan, and in no event will any deferral of the delivery of shares of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant.

7.	Effect of Certain Transactions.

7.1    Changes to Common Stock. In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock that becomes effective after the adoption of the Plan by the Board of Directors, the Committee shall make equitable adjustments in (a) the number and kind of shares of stock for which Awards may thereafter be granted hereunder, (b) the number and kind of shares of stock remaining subject to each Award outstanding at the time of such change and (c) the exercise price of each Award, if applicable. The Committee’s determination shall be binding on all persons concerned. References in the Plan to shares of Common Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.1.

7.2    Merger or Consolidation. Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation (other than a merger or consolidation in which the Company survives but in which a majority of its outstanding shares are converted into securities of another corporation or are exchanged for other consideration), any Award granted hereunder shall pertain and apply to the securities which a holder of the number of shares of stock of the Company then subject to the Award is entitled to receive, but a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation or in which a majority of its outstanding shares are so converted or exchanged shall cause every Award hereunder to terminate; provided that if any such dissolution, liquidation, merger or consolidation is contemplated, the Company shall either (a) arrange for any corporation succeeding to the business and assets of the Company to issue to the Participants replacement Awards (which, in the case of Incentive Stock Options, satisfy, in the determination of the Committee, the requirements of Section 424 of the Code) on such corporation’s stock which will to the extent possible preserve the value of the outstanding Awards or (b) shall, contingent upon the consummation of such transaction, make the outstanding Awards fully exercisable or cause all of the applicable restrictions to which outstanding Stock Awards are subject to lapse, in each case, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Committee, following the exercise of the Award or the issuance of shares of Common Stock, as the case may be, to participate as a shareholder in any such dissolution, liquidation, merger or consolidation and the Award will terminate upon consummation of any such transaction. The existence of the Plan shall not prevent any such change or other transaction and no Participant hereunder shall have any right except as expressly set forth herein. Notwithstanding the foregoing provisions of this Section 7.2, Awards subject to and intended to satisfy the requirements of Section 409A of the Code shall be construed and administered consistent with such intent.

8.	Rights to a Service Relationship.

Neither the adoption of the Plan nor any grant of Awards confers upon any employee, consultant or advisor of the Company or a Subsidiary, or any member of the Board of Directors, any right to the continuation of a Service

Exhibit A - Amended and Restated 2003 Stock Plan (continued)

Relationship with the Company or a Subsidiary, as the case may be, nor does it interfere in any way with the right of the Company or a Subsidiary to terminate the Service Relationship of any of those persons at any time.

9.	Discontinuance, Cancellation, Amendment and Termination.

The Committee or the Board of Directors may at any time discontinue granting Awards under the Plan and, with the consent of the Participant, may at any time cancel an existing Award in whole or in part and grant another Award to the Participant for such number of shares as the Committee or the Board of Directors specifies. The Committee or the Board of Directors may at any time or times amend the Plan for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law or may at any time terminate the Plan as to any further grants of Awards; provided, however, that no such amendment shall without the approval of the shareholders of the Company (a) to the extent such shareholder approval is required by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted, materially amend the Plan, (b) increase the Authorized Shares available under the Plan, (c) change the group of persons eligible to receive Awards under the Plan, (d) other than in connection with a change in the Company’s capitalization, reduce the exercise price of a previously awarded Option or Stock Appreciation Right, or at any time when the exercise price of a previously awarded Option or Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, cancel and re-grant or exchange such Option or Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price, (e) extend the time within which Awards may be granted, (f) alter the Plan in such a way that Incentive Stock Options granted or to be granted hereunder would not be considered “incentive stock options” under Section 422 of the Code, or (g) amend the provisions of this Section 9, and no such amendment shall adversely affect the rights of any Participant (without his consent) under any Award previously granted, provided that no such consent shall be required if the Committee or Board of Directors determines in its sole discretion that such amendment or alteration is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

10.	Effective Date and Term.

The Plan initially became effective upon its approval by the shareholders of the Company at the Annual Meeting on May 7, 2003. This amended and restated Plan shall take effect upon its approval by the shareholders of the Company at the Annual Meeting on April 30, 2015 (the “Amended and Restated Plan Effective Date”), and, unless the Plan is sooner terminated by the Board of Directors or the Committee, will remain in effect until the tenth anniversary of the Amended and Restated Plan Effective Date (the “Termination Date”). After the Termination Date, no Awards will be granted under the Plan, provided that Awards granted prior to the Termination Date may extend beyond that date. Any amendment and/or restatement of the Plan made subsequent to the Amended and Restated Plan Effective Date shall become effective on the date of its adoption by the Committee or the Board of Directors, unless the Committee or the Board of Directors provide for such amendment or restatement to be effective as of a different date.

11.	Liability of the Company.

By accepting any benefits under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated acceptance and ratification to, and consented to, any action taken or made under the Plan by the Company, including, without limitation, the Board of Directors and the Committee. No Participant or any person claiming under or through a Participant shall have any right or interest, whether vested or otherwise, in the Plan or any Award hereunder, contingent or otherwise, unless and until such Participant shall have complied with all of the terms, conditions and provisions of the Plan and any Award agreement related thereto. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or agents shall be liable to any Participant or any other person (a) if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Incentive Stock Option granted hereunder does not qualify for tax treatment as an “incentive stock option” under Section 422 of the Code or (b) by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code.

Exhibit A - Amended and Restated 2003 Stock Plan (continued)

12.	Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards, any such accounts will be used merely as an administrative convenience. Except for the holding of Restricted Stock in escrow, the Company shall not be required to segregate any assets that may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board of Directors or the Committee be deemed to be a trustee of Common Stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations that may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

13.	Jurisdiction and Governing Law.

The parties submit to the exclusive jurisdiction and venue of the federal or state courts of The Commonwealth of Massachusetts to resolve issues that may arise out of or relate to the Plan or the same subject matter. The Plan shall be governed by the laws of The Commonwealth of Massachusetts, excluding its conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

14.	Foreign Jurisdictions.

To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders. The Committee shall also have the authority and discretion to delegate the foregoing powers to appropriate officers of the Company.

EXHIBIT B - RECONCILIATIONS

Earnings per share (“EPS”) for the twelve month periods was calculated on a non-GAAP basis.  The impact of stock-based compensation expense, intangible asset amortization, restructuring charges, acquisition and other related charges, the R&D tax credit for 2012, a gain on previously held interests in strategic investments and joint venture, an impairment of strategic investment, VMware litigation and other contingencies, the amortization of VMware’s capitalized software from prior periods, special tax items and a net gain on the disposition of certain lines of business and other, where applicable, were excluded for purposes of calculating non-GAAP EPS.

Reconciliation of Earnings Per Share to Non-GAAP Earnings Per Share (Per Weighted Average Share, Diluted)
	Twelve Months Ended
	December 31, 2014	December 31, 2013
EPS	$1.315	$1.333
Stock-based compensation expense	0.347	0.295
Intangible asset amortization	0.128	0.118
Restructuring charges	0.082	0.068
Acquisition and other related charges	0.052	0.004
R&D tax credit	0	(0.028)
Gain on previously held interests in strategic investments and joint venture	(0.038)	0
Impairment of strategic investment	0.011	0
VMware litigation and other contingencies	0.003	0
Amortization of VMware’s capitalized software from prior periods	0	0.009
Special tax items	0	0.009
Net gain on disposition of certain lines of business and other	0	(0.010)
Non-GAAP EPS	$1.900	$1.798
Earnings per share (“EPS”) for the six month periods of 2014 was calculated on a non-GAAP basis.  The impact of stock-based compensation expense, intangible asset amortization, restructuring charges, acquisition and other related charges, the R&D tax credit for 2014 and the reversal of the R&D tax credit for 2014, the R&D tax credit for 2012, a gain on previously held interests in strategic investments and joint venture, an impairment of strategic investment and VMware litigation and other contingencies, where applicable, were excluded for purposes of calculating non-GAAP EPS.

Reconciliation of Earnings Per Share to Non-GAAP Earnings Per Share (Per Weighted Average Share, Diluted)
	Six Months Ended
	December 31, 2014	June 30, 2014
EPS	$0.847	$0.473
Stock-based compensation expense	0.178	0.168
Intangible asset amortization	0.066	0.062
Restructuring charges	0.030	0.052
Acquisition and other related charges	0.031	0.020
R&D tax credit	(0.010)	0.010
Gain on previously held interests in strategic investments and joint venture	(0.016)	(0.022)
Impairment of strategic investment	0	0.011
VMware litigation and other contingencies	0.001	0.003
Non-GAAP EPS	$1.127	$0.777

B-1

Exhibit B - Reconciliations (continued)

Free cash flow was calculated on a non-GAAP basis. Free cash flow is defined as net cash provided by operating activities less additions to property, plant and equipment and capitalized software development costs.

Reconciliation of Cash Flow From Operations to Free Cash Flow (in millions)
	Twelve Months Ended
	December 31, 2014	December 31, 2013
Cash flow from operations	$6,523	$6,923
Capitalized expenditures	(979)	(943)
Capitalized software development costs	(509)	(465)
Free cash flow	$5,035	$5,515
EMC Information Infrastructure operating income for the six month periods of 2014 excludes corporate reconciling items, VMware operating income and Pivotal operating expense.

Reconciliation of EMC Consolidated Operating Income to EMC Information Infrastructure Operating Income (in millions)
	Six Months Ended
	December 31, 2014	June 30, 2014
EMC Consolidated operating income	$2,517	$1,519
Less: corporate reconciling items	914	931
Less: VMware operating income	(1,019)	(842)
Less: Pivotal operating expense	98	106
EMC Information Infrastructure operating income	$2,510	$1,714
Note: Schedules above may not add due to rounding

For information on EMC’s use of non-GAAP financial measures, please see pages 42 to 45 of EMC’s Annual Report on Form 10-K filed with the SEC on February 27, 2015.

B-2

EMC²

EMC CORPORATION
176 SOUTH STREET
HOPKINTON, MA 01748-0368

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M82693-Z64855

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EMC CORPORATION

The Board of Directors of EMC Corporation unanimously recommends a vote "FOR" all the nominees listed below and "FOR" items 2, 3 and 4.

	For	Against	Abstain
1. Election of the twelve nominees listed below to the Board of Directors.			
1a. José E. Almeida	☐	☐	☐
1b. Michael W. Brown	☐	☐	☐
1c. Donald J. Carty	☐	☐	☐
1d. Randolph L. Cowen	☐	☐	☐
1e. James S. DiStasio	☐	☐	☐
1f. John R. Egan	☐	☐	☐
1g. William D. Green	☐	☐	☐
1h. Edmund F. Kelly	☐	☐	☐
1i. Jami Miscik	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	For	Against	Abstain
1j. Paul Sagan	☐	☐	☐
1k. David N. Strohm	☐	☐	☐
1l. Joseph M. Tucci	☐	☐	☐
2. Ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as EMC's independent auditors for the fiscal year ending December 31, 2015, as described in EMC's Proxy Statement.	☐	☐	☐
3. Advisory approval of our executive compensation, as described in EMC's Proxy Statement.	☐	☐	☐
4. Approval of the EMC Corporation Amended and Restated 2003 Stock Plan, as described in EMC's Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote "AGAINST" the following proposal:

	For	Against	Abstain
5. To act upon a shareholder proposal relating to an independent board chairman, as described in EMC's Proxy Statement.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:
The Notice and Proxy Statement, Annual Report on Form 10-K and a Letter to Shareholders
are available at www.proxyvote.com.

IMPORTANT NOTICE TO SHAREHOLDERS

VOTING PREVENTS ESCHEATMENT

Therefore, it is very important that you vote. If you have moved, please provide your new address to EMC's transfer agent: Computershare, P.O. Box 30170, College Station, TX 77842-3170; telephone (877) 243-3780; and Internet address at www.computershare.com/investor. Please inform Computershare if you have multiple accounts or hold stock under more than one name.

M82694-Z64855

EMC²®

EMC CORPORATION
Annual Meeting of Shareholders
April 30, 2015, 10:00 a.m., E.D.T.
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Zane C. Rowe and Paul T. Dacier, and each of them, proxies with full power of substitution to each, to represent and to vote at the Annual Meeting of Shareholders of EMC Corporation, a Massachusetts corporation, to be held on April 30, 2015, at 10:00 a.m., E.D.T., at EMC's facility at 176 South Street, Hopkinton, Massachusetts, and at any adjournments or postponements thereof, all the shares of Common Stock, par value $.01 per share, of EMC that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the matters listed on the reverse side as specified by the undersigned, and to vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the meeting.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4, AND "AGAINST" PROPOSAL 5, EACH AS DESCRIBED IN EMC'S PROXY STATEMENT. A VOTE FOR THE ELECTION OF DIRECTORS INCLUDES DISCRETIONARY AUTHORITY TO VOTE FOR A SUBSTITUTE IF ANY NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side